 Filed pursuant to Rule 424(b)(5)
 Registration No. 333-275880
Prospectus Supplement
(to Prospectus dated December 4, 2023)
10,000,000 American Depositary Shares
Representing 30,000,000 Class A Ordinary Shares
Atour Lifestyle Holdings Limited
This prospectus supplement relates to a public offering by Shanghai Yi Nan Enterprise Management Partnership and Shanghai Yin Nai Enterprise Management Partnership (both of which are ultimately controlled by Legend Capital Management Co., Ltd. and are collectively referred to as the “Selling Shareholder”) of an aggregate of 10,000,000 American depositary shares, or ADSs, each representing three Class A ordinary shares, par value US$0.0001 per share, of Atour Lifestyle Holdings Limited. In connection with this secondary offering, Mr. Hongbin Zhou, a director of our company previously appointed by the Selling Shareholder, has tendered his resignation as our director, effective upon completion of this secondary offering. Our ADSs are listed on The Nasdaq Global Select Market under the symbol “ATAT.” The last reported sale price of our ADSs on The Nasdaq Global Select Market on June 11, 2024 was US$17.13 per ADS.
Investing in the ADSs involves risk. See “Risk Factors” beginning on page S-16 of this prospectus supplement for a discussion of certain risks that you should consider in connection with an investment in the ADSs.
Investors in the ADSs are not purchasing equity securities of our subsidiaries that have substantive business operations in China but instead are purchasing equity securities of a Cayman Islands holding company. Atour Lifestyle Holdings Limited is a Cayman Islands holding company that conducts all of its operations and operates its business in China through its PRC subsidiaries, in particular, Shanghai Atour Business Management Group Co., Ltd. (“Atour Shanghai”), Shanghai Rongduo Business Management Co., Ltd. (“Shanghai Rongduo”), and their respective subsidiaries.
We face various legal and operational risks and uncertainties related to being based in and having all of our operations in China. The PRC government has significant authority to exert influence on the ability of a China-based company, such as us, to conduct its business, accept foreign investments or list on an U.S. or other foreign exchanges. For example, we face risks associated with regulatory approvals of offshore offerings, anti-monopoly regulatory actions, oversight on cybersecurity and data privacy. Such risks could result in a material change in our operations and/or the value of the ADSs representing our Class A ordinary shares or could significantly limit or completely hinder our ability to offer or continue to offer our Class A ordinary shares represented by ADSs and/or other securities to investors and cause the value of such securities to significantly decline or be worthless. For a detailed description of risks related to doing business in China, see “Risk Factors — Risks Related to Doing Business in China” from page S-19 to S-20 of this prospectus supplement and “Item 3. Key Information — 3.D. Risk Factors — Risks Related to Doing Business in China” of our annual report on Form 20-F for the fiscal year ended December 31, 2023 originally filed with the SEC on April 26, 2024 (File No. 001-40540), or the 2023 Annual report.
In addition, our auditor is headquartered in mainland China, a jurisdiction where the Public Company Accounting Oversight Board (the “PCAOB”) was unable to conduct inspections. Trading in our securities on U.S. markets, including Nasdaq, may be prohibited under the Holding Foreign Companies Accountable Act, as amended by the Consolidated Appropriations Act, 2023 (the “HFCAA”) if the PCAOB determines that it is unable to inspect or investigate completely our auditor for two consecutive years. On December 16, 2021, the PCAOB issued the HFCAA Determination Report to notify the SEC of its determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong (the “2021 Determinations”). Our auditor is located in mainland China. On December 15, 2022, the PCAOB announced that it was able to conduct inspections and investigations of PCAOB- registered public accounting firms headquartered in mainland China and Hong Kong in 2022. The PCAOB vacated its previous 2021 Determinations accordingly. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections and investigations of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s control, including positions taken by authorities of the PRC. The PCAOB is expected to continue to demand complete access to inspections and investigations against accounting firms headquartered in mainland China and Hong Kong in the future and states that it has already made plans to resume regular inspections in early 2023 and beyond. The PCAOB is required under the HFCAA to make its determination on an annual basis with regards to its ability to inspect and investigate completely accounting firms based in the mainland China and Hong Kong. The possibility of being a “Commission- Identified Issuer” and risk of delisting could continue to adversely affect the trading price of our securities. If the PCAOB determines in the future that it no longer has full access to inspect and investigate accounting firms headquartered in mainland China and Hong Kong and we continue to use such accounting firm to conduct audit work, we would be identified as a “Commission-Identified Issuer” under the HFCAA following the filing of the annual report for the relevant fiscal year, and if we were so identified for two consecutive years, trading in our securities on U.S. markets would be prohibited under the HFCAA, and Nasdaq may determine to delist our securities. For more details, see “Risk Factors — Risks Related to Doing Business in China — Trading in our securities may be prohibited under the HFCAA if the PCAOB determines that it is unable to inspect or investigate completely our auditor, and as a result, U.S. national securities exchanges, such as Nasdaq, may determine to delist the ADSs” on the page S-19 of this prospectus supplement.
The PRC government has oversight over the conduct of our business and its laws, regulations and policies may affect our operations. The PRC government has recently published new policies that affected certain industries with respect to matters such as cybersecurity, data privacy, antitrust and competition, foreign investments, and overseas listings, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations. Furthermore, the PRC regulatory authorities have recently issued new laws and regulations to exert more oversight and control over overseas securities offerings and other capital markets activities and foreign investment in China-based companies like us. Any such action, once taken by the PRC regulatory authorities, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless. For additional information, see “Item 3. Key Information — 3.D. Risk Factors — Risks Related to Doing Business in China — Uncertainties regarding the enforcement of laws, and changes in laws and regulations in China could adversely affect us and limit the legal protections available to you and us” in the 2023 Annual Report.
Cash is transferred among the Company, our Hong Kong subsidiary, Atour Hotel (HK) Holdings Limited, or Atour Hong Kong, Atour Shanghai and its PRC subsidiaries, in the following manner: (i) funds are transferred to Atour Shanghai from the Company as needed through Atour Hong Kong in the form of capital contributions or shareholder loans, as the case may be; and (ii) dividends or other distributions may be paid by Atour Shanghai to the Company through Atour Hong Kong. In May 2024, Atour Shanghai declared a cash dividend of RMB450 million (US$62 million) to Atour Hong Kong. Apart from that and other cash transfers in connection with the corporate restructuring for our initial public offering, none of our PRC subsidiaries have issued any dividends or distributions to their respective holding companies, including the Company, or any investors as of the date of this prospectus supplement. Our subsidiaries in the PRC generate and retain cash generated from operating activities and re-invest it in our business. In the future, the Company’s ability to pay dividends, if any, to its shareholders and ADS holders and to service any debt it may incur will depend upon dividends paid by our PRC subsidiaries. Atour Shanghai has also received equity financing from its shareholders to fund the business operations of our PRC subsidiaries. In 2021, 2022 and 2023 and the three months ended March 31, 2024, we did not transfer any cash proceeds to any of our PRC subsidiaries except for the cash transfers within our Group in connection with the restructuring for our initial public offering. In the future, cash proceeds raised from overseas financing activities, may be transferred by us through our Atour Hong Kong to Atour Shanghai via capital contribution and shareholder loans, as the case may be. Atour Shanghai then will transfer funds to its subsidiaries to meet the capital needs of our business operations. For details about the applicable PRC regulations and rules relating to such cash transfers through our Group and the associated risks, see “Item 3. Key Information — 3.D. Risk Factors — Risks Related to Doing Business in China — We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business” and “Item 3. Key Information — 3.D. Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may restrict or delay us from using the proceeds of our initial public offering to make loans or additional capital contributions to our PRC subsidiaries, which could adversely affect our liquidity and our ability to fund and expand our business” in the 2023 Annual Report.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the issuance of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
PRICE US$16.90 PER ADS
	Per ADS	Total
Offering price	US$16.900	US$169,000,000
Underwriting discounts and commissions(1)	US$0.507	US$5,070,000
Proceeds, (before expenses) to the Selling Shareholder	US$16.393	US$163,930,000

(1)
See “Underwriting” beginning on page S-68 of this prospectus supplement for a description of the compensation payable to the underwriters.

The Selling Shareholder has granted the underwriters the right to purchase up to 1,500,000 additional ADSs at the offering price, less the underwriting discounts and commissions, within 30 days after the date of this prospectus supplement.
The underwriters expect to deliver the ADSs against payment in U.S. dollars in New York, New York, to purchasers on or about June 13, 2024.
BofA Securities CMBI Citigroup
Prospectus Supplement dated June 11, 2024

PROSPECTUS SUPPLEMENT
PROSPECTUS
You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We and the Selling Shareholder have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Shareholder is not, and the underwriters are not, making an offer to sell the ADSs in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein is accurate only as of each of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf registration process, from time to time, we may sell any combination of the securities described in the accompanying prospectus in one or more offerings, subject in certain cases to the receipt of regulatory approval. This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of our ADSs and supplements information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part consists of the accompanying prospectus, which gives more general information about us and the securities we may offer from time to time under our shelf registration statement, some of which may not be applicable to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.
Unless otherwise indicated and except where the context otherwise requires, all discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed herein are due to rounding, and in this prospectus supplement, unless otherwise indicated or unless the context otherwise requires:
Unless we indicate otherwise, all information in this prospectus supplement reflects the following:
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no exercise by the underwriters of their option to purchase up to 1,500,000 additional ADSs representing 4,500,000 Class A ordinary shares from the Selling Shareholder; and

Except where the context otherwise requires and for purposes of this prospectus supplement only:
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“ADR” refers to average daily room rate, which means room revenue divided by the number of rooms in use, excluding hotel rooms that were previously requisitioned by the government for quarantine needs in response to the COVID-19 outbreak or otherwise became unavailable due to temporary hotel closures;

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“ADSs” refers to the American depositary shares, each representing three Class A ordinary shares;

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“ADRs” refers to the American depositary receipts that may evidence the ADSs;

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“Atour,” “we,” “us,” “our,” “ours,” “our company,” and the “Company,” refer to Atour Lifestyle Holdings Limited, a Cayman Islands exempted company and its subsidiaries;

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“China” or “PRC” refers to the People’s Republic of China; and only in the context of referring to specific laws and regulations adopted by the PRC in this prospectus supplement, excludes Hong Kong, Macau and Taiwan;

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“Class A ordinary shares” refers to our Class A ordinary shares with a par value of US$0.0001 per share;

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“Class B ordinary shares” refers to our Class B ordinary shares with a par value of US$0.0001 per share;

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“GMV” refers to gross merchandise value, which is the total value of confirmed orders placed and paid for by our end customers with us or our franchisees, as the case may be, and sold as part of our retail business, where the ordered products have been dispatched, regardless of whether they are delivered or returned, calculated based on the prices of the ordered products net of any discounts offered to our end customers;

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“leased hotels” refers to leased-and-operated hotels, which, for the avoidance of doubt, include hotels that are exclusively operated by us on properties leased by certain designated third parties;

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“manachised hotels” refers to franchised-and-managed hotels;

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“occupancy rate” refers to the number of rooms in use divided by the number of available rooms for a given period, excluding hotel rooms that were previously requisitioned by the government for quarantine needs in response to the COVID-19 outbreak or otherwise became unavailable due to temporary hotel closures;

S-ii

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“RevPAR” refers to revenue per available room, which is calculated by total revenues during a period divided by the number of available rooms of our hotels during the same period, excluding hotel rooms that were previously requisitioned by the government for quarantine needs in response to the COVID-19 outbreak or otherwise became unavailable due to temporary hotel closures;

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“ordinary shares” refers to our Class A ordinary shares and Class B ordinary shares;

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“RMB” or “Renminbi” refers to the legal currency of the People’s Republic of China;

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“Tier 1 cities” refers to, based on China Business Network’s rankings of 2020, the four Chinese cities of Beijing, Shanghai, Guangzhou and Shenzhen;

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“New Tier 1 cities” refers to, based on China Business Network’s rankings of 2020, the 15 Chinese cities of Chongqing, Suzhou, Chengdu, Hangzhou, Wuhan, Nanjing, Tianjin, Qingdao, Changsha, Zhengzhou, Foshan, Hefei, Xi’an, Dongguan and Shenyang;

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“Tier 2 cities” refers to, based on China Business Network’s rankings of 2020, the 30 Chinese cities of Nanning, Ningbo, Wuxi, Quanzhou, Jinan, Nantong, Fuzhou, Yantai, Changzhou, Xuzhou, Dalian, Wenzhou, Kunming, Changchun, Xiamen, Shaoxing, Shijiazhuang, Langfang, Nanchang, Jiaxing, Taizhou, Harbin, Jinhua, Guiyang, Huizhou, Taiyuan, Zhuhai, Baoding, Zhongshan and Lanzhou;

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“US$,” “dollars” or “U.S. dollars” refers to the legal currency of the United States; and

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“U.S. GAAP” refers to the accounting principles generally accepted in the United States of America.

Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus supplement were made at RMB7.2203 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on March 29, 2024. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, or at all.
This prospectus supplement contains information and statistics relating to China’s economy and the industries in which we operate derived from various publications issued by market research companies and PRC governmental entities, which have not been independently verified by us, the underwriters or any of their respective affiliates or advisers. The information in such sources may not be consistent with our internal operating data and other information compiled in or outside of China.

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INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with or submit to the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement and the accompanying prospectus. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. Information that we file with or submit to the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information.
Our annual report on Form 20-F for the fiscal year ended December 31, 2023 originally filed with the SEC on April 26, 2024 (File No. 001-40540), or our 2023 Annual Report, and our current report on Form 6-K furnished with the SEC on June 10, 2024 that attaches as exhibit our Unaudited Interim Condensed Consolidated Financial Statements as of and for the three months ended March 31, 2024, are incorporated by reference in the accompanying prospectus.
As you read the documents incorporated by reference, you may find inconsistencies in information from one document to another. If you find inconsistencies, you should rely on the statements made in the most recent document. See “Incorporation of Certain Documents by Reference” in the accompanying prospectus for more information. All of the documents incorporated by reference are available at www.sec.gov under Atour Lifestyle Holdings Limited, CIK number 0001853717.
Unless expressly incorporated by reference, nothing in this prospectus supplement shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. We will provide a copy of any or all of the information that has been incorporated by reference into the accompanying prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus supplement, upon written or oral request, to any person, including any beneficial owner of the securities, to whom a copy of this prospectus supplement is delivered, at no cost to such person. You may make such a request by writing or telephoning us at the following mailing address or telephone number:
Atour Lifestyle Holdings Limited
1st floor, Wuzhong Building,
618 Wuzhong Road, Minhang District,
Shanghai, People’s Republic of China
Tel: (+86) 021-64059928
Attention: Investor Relations Department

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FORWARD-LOOKING STATEMENTS
This prospectus supplement and the information incorporated by reference herein contain “forward-looking statements” within the meaning of, and are intended to qualify for the safe harbor from liability established by, the Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “future,” “is/are likely to,” “project” or “continue” or the negative of these terms or other comparable terminology. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include:
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general economic, political, demographic and business conditions in China and globally;

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fluctuations in inflation and exchange rates in China and globally;

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our ability to implement our growth strategy;

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our ability to compete and conduct our business in the future;

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the availability of qualified personnel and the ability to retain such personnel;

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the expected growth and competition in the hospitality industry in China;

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changes in government policies and regulation;

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other factors that may affect our financial condition, liquidity and results of operations; and

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other risk factors discussed under “Risk Factors.”

The forward-looking statements included in this prospectus supplement, in the accompanying prospectus, and in the documents incorporated by reference therein are subject to risks, uncertainties, and assumptions about our company. Although we believe that our expectations expressed in these forward- looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in this prospectus supplement, in the accompanying prospectus, and in the documents incorporated by reference therein.
You should read thoroughly this prospectus supplement and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.
This prospectus supplement contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions.
We would like to caution you not to place undue reliance on these forward-looking statements. You should read these statements in conjunction with the risk factors disclosed herein, in the accompanying prospectus, and in the documents incorporated by reference therein for a more complete discussion of the risks of an investment in our securities. We operate in a rapidly evolving environment. New risks emerge from time to time and it is impossible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in any forward-looking statement. We do not undertake any obligation to update or revise the forward-looking statements except as required under applicable law.

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MARKET AND INDUSTRY DATA
Market data and certain industry forecasts used in or incorporated into this prospectus supplement and in the documents incorporated by reference herein were obtained from internal surveys, market research, industry reports, publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Similarly, internal surveys, industry forecasts, market research and publicly available information, while believed to be reliable, cannot be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties, and neither we nor the underwriters can guarantee the accuracy of such information.

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SUMMARY
This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before investing in the ADSs. You should read the entire prospectus supplement carefully, including the section titled “Risk Factors” of this prospectus supplement and under “Item 3. Key Information — 3.D. Risk Factors” in our 2023 Annual Report and the financial statements and the notes thereto of our company, which are incorporated by reference in this prospectus supplement, and the other financial information appearing elsewhere or incorporated by reference in this prospectus supplement.
OVERVIEW
Setting out as an upper midscale hotel chain group, we are now a leading lifestyle brand in China.
We are the largest upper midscale hotel chain in China in terms of room number as of the end of 2023, according to Frost & Sullivan. Through our hotel network, loyalty program and data and technology capabilities, we have been tirelessly exploring new possible ways to set the new trends for China’s hospitality industry and expand our offerings beyond our hotels. We distinguish ourselves from our peers in the following aspects:
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Hotel network with a distinct portfolio of lifestyle brands.   We offer our guests a diversified collection of lifestyle hotel brands, each created with a unique personality under the unified ethos of inclusivity and presence of humanness. As of March 31, 2024, our hotel network covered 1,302 hotels spanning 210 cities in China, with a total of 148,149 hotel rooms, including 1,271 manachised hotels with a total of 143,633 manachised hotel rooms, in addition to a pipeline of 674 manachised hotels with a total of 72,943 rooms under development. Our guests can book a stay with us and access our rich product and service offerings through offline and online channels, including our mobile app and Weixin mini program.

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“A-Card” loyalty program with strong customer stickiness.   We built our A-Card loyalty program to enhance our engagement with guests and provide them with a unique and personalized experience. As of March 31, 2024, our A-Card loyalty program had amassed over 71 million registered individual members.

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Proprietary data and technology capabilities.   To provide our customers with personalized services and products, we have developed a comprehensive digital management system, which improves customer experience and operational efficiency in room reservation, room management, pricing and membership benefits. We use our data technology to identify market trends and inform our hotel management decisions, and make our hotel services and retail products more relatable to customers through seamless integration into our rooms and other consumption scenarios throughout our hotels.

In addition, we are the first hotel chain in China to digitally incorporate the marketing and sales of retail products and services into our guests’ experience at our hotel properties. We design our guest room amenities, work closely with manufacturers to deliver top-quality products, and carefully place the relevant products in guest rooms. Each of our guest rooms incorporates a fully immersive shopping destination, enabling us to strengthen our brand elasticity with our guests. The GMV generated from our retail business was RMB1,138.5 million in 2023, and RMB495 million for the three months ended March 31, 2024. Approximately 90% of total GMV from our retail business were generated from our online sales for the three months ended March 31, 2024.
We mainly use the manachise model to expand our hotel network in a less capital-intensive manner. We also lease the properties of the hotels we operate. As of March 31, 2024, we had 31 leased hotels and 1,271 manachised hotels.
We primarily derive our revenues from (i) franchise and management fees from our manachised hotels and sales of hotel supplies to manachised hotels, (ii) operations of our leased hotels, and (iii) sales of our retail products in connection with our retail business. We generated net revenues of RMB2,147.6 million, RMB2,263.0 million and RMB4,666.0 million for the years ended December 31, 2021, 2022 and 2023, and RMB773.9 million and RMB1,468.3 million (US$203.4 million) for the three months ended March 31,

2023 and 2024, respectively. We had net income of RMB139.7 million, RMB96.1 million and RMB739.1 million for the years ended December 31, 2021, 2022 and 2023, and RMB18.1 million and RMB257.7 million (US$35.7 million) for the three months ended March 31, 2023 and 2024, respectively. We had adjusted EBITDA (non-GAAP) of RMB299.0 million, RMB424.4 million and RMB1,206.5 million for the years ended December 31, 2021, 2022 and 2023, and RMB231.3 million and RMB354.1 million (US$49.0 million) for the three months ended March 31, 2023 and 2024, respectively. For reconciliation of net income to adjusted EBITDA (non-GAAP), see “Item 5. Operating and Financial Review and Prospects — 5.A. Operating Results — Non-GAAP Financial Measures” in the 2023 Annual Report and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures” in this prospectus supplement.
MARKET OPPORTUNITIES
Driven by China’s economic growth and strong and growing demand for domestic traveling, China’s hospitality industry, especially hotel chains, has experienced steady growth in the past few years and witnessed the following key trends, particularly since the beginning of 2023.
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Evolving consumer preferences.   China’s expanding middle class and rising disposable income have led to demand growth for midscale and upper midscale hotels. According to the publicly available data published by National Bureau of Statistics of China, the per capita disposable income in China increased at a 6.8% CAGR from RMB28,228 in 2018 to RMB39,218 in 2023. Euromonitor estimates that the per capita disposable income in China is expected to further increase at a 6.0% CAGR from 2023 to 2028. According to Euromonitor, middle-class households as a percentage of total households in China is expected to increase from 22.0% in 2023 to 22.6% in 2028. In line with continuous expansion of the middle class, hoteliers in China have seen a rising demand demographic of young, discerning travelers who demand a creative, elevated yet approachable class of hotels designed to surpass customer expectations in personalized ways. This favorable industry trend has been driving more customers to choose leading hotel brands that are capable of offering a diverse range of compelling products and services across shopping, entertainment, culture, food and other lifestyle spheres. Meanwhile, consumers facing fast-paced urban life showed increasing preference towards hotels that provide high quality services and relaxed atmosphere and comfort.

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Travel rebound.   China’s tourism sector has demonstrated a strong recovery. According to the Ministry of Culture and Tourism of China, the total number of domestic tourists in China increased by 19.0% during the 2024 Chinese New Year compared with the same period in 2019, and by 28.2% during the 2024 Labor Day compared with the same period in 2019. Driven by the vigorous recovery in domestic tourism, China’s hotel sector has rebounded strongly. According to Smith Travel Research, RevPAR of China’s hotel industry during 2024 Labor Day recovered to 108% of 2019 level. Hotel RevPAR is set for a further rebound underpinned by strong recovery in occupancy rate and ADR and decline in hotel supply. Looking forward, the hotel industry would benefit from continuing recovery and growth in traveling activities. Euromonitor estimates that the total number of domestic leisure trips in China will grow at a CAGR of 14.4% from 2023 to 2028. Apart from leisure tourists, business travelers also represent a large share of hotel sector demand and recovery in business activities could further increase demand for midscale to upper midscale hotels. Euromonitor estimates that the total number of domestic business trips in China is expected to grow at a CAGR of 13.8% from 2023 to 2028.

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Increasing hotel chain penetration rate.   The branded hotel penetration rate in China has continued to increase. According to China Hospitality Association, the total number of rooms offered by hotel chains in China increased by 22.2% from 2022 to 2023. Meanwhile, branded hotel chain penetration rate in China is still significantly lower than levels seen globally. Hotel chain penetration rates in developed countries have reached over 60%, substantially higher than the 41.0% penetration rate in China in 2023, according to China Hospitality Association. The penetration rate of chained operation in China’s hospitality industry is anticipated to further increase.

OUR STRENGTHS
The No. 1 upper midscale hotel chain in China with a diversified brand portfolio catering to evolving consumption trends
We are the largest upper midscale hotel chain in China in terms of room number as of the end of 2023, according to Frost & Sullivan. For each year between 2018 and 2023, we were consistently ranked No. 1 on China’s Upper Midscale Hotel Chain Leaderboard by China Hospitality Association. As of March 31, 2024, our hotel network covered 1,302 hotels spanning 210 cities in China, with a total of 148,149 hotel rooms. Our strong hotel development pipeline will further enhance our market leadership. As of March 31, 2024, we had a total of 674 manachised hotels with 72,943 rooms under development. We offer a diversified portfolio of hotel brands including Atour, Atour S, Atour X, Atour Light, ZHOTEL and A.T. House, covering the entire chain of midscale to luxury hotels with differentiated appeals to a wide range of guests, from discerning business travelers to the rising young population. As an industry pioneer, we constantly innovate to expand our brand portfolio to address the evolving demands of our customers. For example, we introduced our latest hotel model, Atour 4.0 “With Nature,” under our flagship brand Atour in November 2023. Inspired by Yaduo (the Chinese name of Atour) village, this new brand embraces the concept of “natural tranquility,” offering customers immersive experiences with contentment and relaxation. In addition, Atour Light 3.0, the upgraded hotel model under our midscale brand launched in February 2023, continued to garner positive reception from a growing base of franchisees, enhancing our reputation as a premium midscale brand.
Highly efficient manachise model delivering high growth and returns
We adopt a highly efficient manachised hotel operation model to support our rapid growth across China. Our manachise hotel operation model effectively minimizes our capital expenditure during the early stage of hotel development and provides us with steady and sustainable cash return. It also enables us to quickly capture market share, increase the penetration rate of our brands, and protect against cyclical economic fluctuations. As of March 31, 2024, the number of our manachised hotels reached 1,271, accounting for 97.6% of all our hotels. We are able to deliver high growth and financial returns to our franchisee partners, while maintaining consistently high service quality throughout our manachised hotel network. We are committed to building mutually beneficial relationships with our franchisees. We help them ensure standardized service quality by providing them with easy-to-follow operational know-how and management tutorials. Our franchisees’ success and our great value propositions to them bring us more franchising opportunities.
A “standardized” approach to personalized services with a customer-centric culture
We are committed to providing our customers with personalized services through a set of well-defined standards and procedures consistent from hotel to hotel under each Atour brand. Our thoughtfully crafted hotel spaces incorporating locally inspired designs create a warm and welcoming atmosphere for our attentive service. With advanced service digitalization technology and strong product and service development capability, we are capable of providing personalized services at each of the key guest service touchpoints. To enhance our control over the quality of our guest experience, we have built a standardized supply chain management system that supports our retail product development in response to evolving customer tastes and demands. Our high-quality customer services are centered around our customer-oriented culture manifested in our various hotel management and operational policies and procedures. On the one hand, we have adopted a set of streamlined yet effective procedures that give our front-line staff the appropriate levels of freedom and discretion to identify and address guests’ needs and provide customized services based on the specific circumstances. On the other hand, our hotel managers and on-site HR representatives are responsible for ensuring that the services provided on the ground meet our standards and procedures. This unique combination of standardization and personalization has won us satisfaction and loyalty from our customers.
Innovative retail business with compelling private label product offerings
We are among the first hotel chains in China to digitally incorporate the marketing and sales of retail products and services into our guests’ experience at our hotel properties. Our retail business offers customers a wide collection of relevant, high-quality lifestyle products mainly focused on our private labels. We have two major product lines — αTOUR PLANET and SAVHE, covering a wide range of products from sleep- related products, personal care to travel necessities. We believe that our private labels reinforce Atour’s image as a premium lifestyle brand in its own right, with strong consumer affinity and reputation as a go-to lifestyle hotel in China. The growing private label product offerings embody our deep understanding of customer demands. The GMV generated from our retail business was RMB1,138.5 million in 2023, and RMB495 million for the three months ended March 31, 2024. In the three months ended March 31, 2024, revenues generated by our retail business accounted for 28.4% of our total revenues. During the “Double Eleven” shopping festival in 2023, our retail business GMV generated across major e-commerce platforms exceeded RMB250 million. On March 10, 2024, we launched our latest product, the Deep Sleep Lightweight Comforter, which quickly became the best-selling comforter on Douyin and JD.com and ranked in the Top 10 on Tmall in April. We created a virtuous cycle by expanding our retail business alongside our hotel business — the retail business not only enriches our guests’ hotel experience, but also provides us with valuable customer feedback that enables us to continuously improve our overall customer experience.
Young, loyal and growing customer base served by established direct sales channels
We have a young, loyal and growing customer base. Our young customers have strong purchasing power and demand high-quality and unique services. We expect the younger generations in China continue to rise as a major driver for future consumption of hotel and other lifestyle products, with longer consumption cycle and greater purchasing power. We cultivate customer loyalty and stickiness through our A-Card membership program. As of March 31, 2024, our A-Card membership program had amassed over 71 million registered individual members. Our high-quality guest experience and personalized and innovative membership services have led to a strong brand loyalty among our members.
Comprehensive technology infrastructure supporting quality customer experience and efficient operation
We focus on digitalizing our business to further cater to customer demands and enhance customer experience. Our virtual A-plus service treasure chest enables us to provide personalized membership services. It allows our customers to purchase and redeem a variety of A-plus service products with cash or points through our mobile app. In addition, we digitalize our membership benefits to allow our members to easily share their benefits and privileges with their families and friends, which further facilitates customer referrals and enhance our brand reputation. We further apply big data technology to analyze individual customer’s requests and reservation patterns to better understand their changing tastes and demands. These technology capabilities, combined with our personalized on-site hotel services, further enhance our value propositions to both our customers and franchisee partners. We were one of the first hoteliers in China’s hospitality industry to adopt a fully cloud-based digital management system. Guided by creative mindset and leveraging advanced cloud and big data technology, we have developed a comprehensive digital management system, which improves customer experience and operational efficiency from the perspectives of room reservation, room management, pricing and membership benefits.
Visionary and seasoned management team
Our founder and senior executives have extensive experience in terms of operational management, business and strategic development, and innovations in the hospitality industry. Each of our senior executives has more than a decade of experience in hospitality industry or related fields. Our founder, Chairman of Board of Directors and Chief Executive Officer, Mr. Haijun Wang, is a respected industry veteran in China’s hospitality sector and was recognized as a leader in various industry leadership lists, including the List of the Most Innovative Business Figures in China, the List of 40 Leaders of China’s Hospitality Industry within the Past 40 Years, the List of the Most Innovative Figures in China’s Travel Industry. He created our brand and spearheads our growth into a leading lifestyle hotel brand that marries the uniqueness of boutiques with the efficiency and consistency of large chains. Before founding Atour, Mr. Wang served as the executive vice president of China Lodging Group, Limited, currently known as H World Group Limited. Our management team shares a passion for bringing innovations to China’s hospitality industry and building new lifestyle brands around hotel offerings. This shared passion has fostered a corporate culture that values innovation and professionalism, attracting a deep talent pool to join our team to drive our future growth and success.

OUR STRATEGIES
Further expand our premium hotel network in China
Building on our brand reputation and operational capabilities, we plan to further expand our hotel business across China in attractive locations. We plan to focus on expanding our presence in premium locations in Tier 1, New Tier 1 and Tier 2 cities and premium commercial districts in the downtown areas of lower-tier cities in China. To satisfy Chinese travelers’ increasing demand for midscale to upper midscale hotels with rich lifestyle offerings, we aim to open new flagship Atour hotels in various brand tiers in strategically selected locations in Tier 1, New Tier 1 and Tier 2 cities and to further expand our high-quality manachised hotel network to rapidly scale up our business. As we continuously expand our hotel network, we expect to continue to maintain our stringent selection standards for franchisees and conduct rigorous quality controls to ensure the service quality across our manachised hotels. Maintaining our brand image and service quality is expected to remain the key premise for every step of our future business expansion.
Strengthen our hotel brand portfolio and expand our offerings
We plan to continue to cultivate our lifestyle brand offerings centered around our unique hotel brand portfolio. With a deep understanding of our guests’ changing needs and preferences, we aim to further increase our brand awareness in the mid-to-upscale hotel market to further grow our high-quality customer base. We intend to diversify our hotel offerings inspired by local culture and characteristics and open new themed hotels. To support our efforts to diversify hotel brand and other lifestyle offerings, we also plan to further enhance our supply chain management capabilities to ensure the quality of our hotel development and operating supplies, which are the backbone of our ability to deliver consistent high-quality services and compelling customer experience.
Bolster our retail offerings to enhance customer engagement and monetization
We aim to further expand our retail business and drive our customer conversion and repurchases by innovatively integrating shopping into various offline scenarios in our hotels. We intend to create more shopping scenarios seamlessly embedded in our guests’ hotel experience where they can have first- hand experience with our thoughtfully designed products. At the same time, we plan to continue to implement rigorous quality control and invest in product development to accurately and quickly predict and address changing customer needs. With a growing retail product offering, we aim to further diversify our product distribution channels by improving our self-operated online retail platform, while continuing to work with leading third-party online e-commerce platforms.
Expand membership base and strengthen the lifestyle-centric ecosystem around our hotel offerings
We intend to continue to convert more guests into our A-Card members through our compelling customer experience and new membership services. We also plan to increase our members’ stickiness through continuous innovations to drive customer experience, particularly through seamless combination of the unique content and lifestyle offerings at our hotels and our growing retail offerings.
Around our unique hotel offerings and growing membership base, we intend to continue to foster a lifestyle- centric ecosystem through working with our business partners. To complement our organic growth, we may also pursue selective acquisition of businesses that fit well into our lifestyle brand strategy, including hotels and other lifestyle brands that can diversify our brand matrix and optimize our lifestyle-centric ecosystem.
Continue to invest in technology and strengthen our data insights
We plan to improve our data analytics through the application of cloud computing, big data and artificial intelligence technologies to our day-to-day hotel management and customer engagement. We believe that continuous investments in technology will allow us to further digitalize our operations and better understand customer needs, thereby further improving our operational efficiency and customer experience.

OUR CHALLENGES
Investing in the ADSs involves a high degree of risk. Investors in the ADSs are not purchasing equity securities of our subsidiaries that have substantive business operations in China but instead are purchasing equity securities of a Cayman Islands holding company. Atour Lifestyle Holdings Limited is a Cayman Islands holding company that conducts all of its operations and operates its business in China through its PRC subsidiaries, in particular, Atour Shanghai, Shanghai Rongduo and their respective subsidiaries. Such structure involves unique risks to investors in the ADSs. You should carefully consider the risks and uncertainties summarized below, the risks described under the “Risk Factors” section beginning on page S-16 of this prospectus supplement and the “Risk Factors” section beginning on page 5 of the accompanying prospectus, together with the risks described under the “Item 3. Key Information — 3.D. Risk Factors” in the 2023 Annual Report, and the other information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, before you decide whether to purchase the ADSs.
In particular, as we are a China-based company incorporated in the Cayman Islands, we face various legal and operational risks and uncertainties related to being based in and having all of our operations in China. The PRC government has significant authority to exert influence on the ability of a China-based company, such as us, to conduct its business, accept foreign investments or list on an U.S. or other foreign exchanges. For example, we face risks associated with regulatory approvals of offshore offerings, anti- monopoly regulatory actions, oversight on cybersecurity and data privacy. Such risks could result in a material change in our operations and/or the value of the ADSs representing our Class A ordinary shares or could significantly limit or completely hinder our ability to offer or continue to offer ADSs representing our Class A ordinary shares and/or other securities to investors and cause the value of such securities to significantly decline or be worthless.
The PRC government also has oversight over the conduct of our business and our operations may be affected by evolving regulatory policies as a result. The PRC government has recently published new policies that significantly affected certain industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations. Furthermore, the PRC regulatory authorities have recently issued new laws and regulations to exert more oversight and control over overseas securities offerings and other capital markets activities and foreign investment in China-based companies like us. Any such action, once taken by the PRC regulatory authorities, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless. For additional information, see “Item 3. Key Information — 3.D. Risk Factors — Risks Related to Doing Business in China — Uncertainties regarding the enforcement of laws, and changes in laws and regulations in China could adversely affect us and limit the legal protections available to you and us” in the 2023 Annual Report.
We face the following risks and uncertainties in realizing our business objectives and executing our strategies.
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Our operating results are subject to conditions typically affecting the hospitality industry in China, any of which could reduce our revenues and limit opportunities for growth.

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If we are unable to compete successfully, our financial condition and results of operations may be harmed.

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We may not be able to manage our expected growth, which could adversely affect our operating results.

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Our expansion within existing markets and into new markets may present increased risk.

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We may not be able to successfully identify, secure or operate additional hotel properties.

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Our limited operating history makes it difficult to evaluate our future prospects and results of operations.

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If our brand reputation is harmed, it could have a material adverse effect on our business and results of operations.

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We may be adversely affected by any negative publicity concerning us and our business, shareholders, affiliates, directors, officers, other employees, business partners, other third parties as well as the industry in which we operate, regardless of its accuracy, that could harm our reputation and business.

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We may not be successful in developing and achieving expected returns from our diversified hotel brand portfolio, which could adversely affect our financial performance and condition.

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We are subject to various operational risks inherent in the manachise business model.

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We may not be able to successfully attract new franchisees and compete for franchise and management agreements and, as a result, we may not be able to achieve our planned growth.

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Our franchise and management agreements could be terminated early and we may not be able to renew our existing franchise and management agreements or renegotiate new franchise and management agreements when they expire.

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We may be liable for improper collection, use or appropriation of personal information provided by our customers.

We are a China-based company and we may face the following risks and uncertainties in doing business in China.
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Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business, financial condition and results of operations.

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Uncertainties regarding the enforcement of laws, and changes in laws and regulations in China could adversely affect us and limit the legal protections available to you and us.

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Uncertainties exist with respect to the enactment timetable, interpretation and implementation of the laws and regulations with respect to our online platform business operation.

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Trading in our securities may be prohibited under the HFCAA if the PCAOB determines that it is unable to inspect or investigate completely our auditor, and as a result, U.S. national securities exchanges, such as Nasdaq, may determine to delist the ADSs.

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You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management based on foreign laws.

In addition to the risks described above, we are subject to the following risks relating to the ADS and this secondary offering.
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The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors.

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If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the ADSs, the market price for the ADSs and trading volume could decline.

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Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and the ADSs may view as beneficial.

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The dual-class structure of our ordinary shares may adversely affect the trading market for the ADSs.

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The approval or filing of the China Securities Regulatory Commission or other PRC regulatory agencies may be required to maintain our listing status or conduct future offshore securities offerings.

See “Risk Factors” section of this prospectus supplement and the accompanying prospectus, together with the risks described under the “Item 3. Key Information — 3.D. Risk Factors” in the 2023 Annual Report under the same subheadings for details of each of these bulleted risk factors, and other information included therein for a discussion of these and other risks and uncertainties that we face.

RECENT REGULATORY DEVELOPMENTS
Cybersecurity Review
On December 28, 2021, the Cyberspace Administration of China (the “CAC”), and 12 other relevant PRC government authorities published the amended Cybersecurity Review Measures, which came into effect on February 15, 2022. The final Cybersecurity Review Measures provide that a “network platform operator” that possesses personal information of more than one million users and seeks a listing in a foreign country must apply for a cybersecurity review. Further, the relevant PRC governmental authorities may initiate a cybersecurity review against any company if they determine certain network products, services, or data processing activities of such company affect or may affect national security.
As a network platform operator who possesses personal information of more than one million users for purposes of the Cybersecurity Review Measures, we had applied for and completed a cybersecurity review with respect to the listing of the ADSs representing our Class A ordinary shares on Nasdaq in November 2022 pursuant to the Cybersecurity Review Measures. We have been advised by our PRC legal advisor that this secondary offering is not subject to the cybersecurity review requirements under the Cybersecurity Review Measures.
CSRC Filing Requirements
On February 17, 2023, the China Securities Regulatory Commission, or the CSRC, as approved by the State Council, released the Trial Measures for Administration of Overseas Securities Offerings and Listings by Domestic Companies and five interpretive guidelines (collectively, the “CSRC Filing Rules”), which came into effect on March 31, 2023. Under the CSRC Filing Rules, a filing-based regulatory system shall be applied to “indirect overseas offerings and listings” of PRC domestic companies, which refers to securities offerings and listings in an overseas market made under the name of an offshore entity but based on the underlying equity, assets, earnings or other similar rights of a domestic company that operates its main business domestically. The CSRC Filing Rules state that, any post-listing follow-on offering by an issuer in the same overseas market, including issuance of shares, convertible notes and other similar securities, shall be subject to filing requirement within three business days after the completion of the offering. Therefore, any of our future offering and listing of our securities in an overseas market shall be subject to the filing requirements under the CSRC Filing Rules.
As this secondary offering is conducted by the Selling Shareholder, rather than by us, we have been advised by our PRC legal advisor, that this secondary offering is not subject to the filing requirements under the CSRC Filing Rules.
If we fail to obtain required approval or complete other review or filing procedures, under the CSRC Filing Rules or otherwise, for any future overseas securities offering or listing, or if the CSRC disagrees with our view on the applicability of the CSRC Filing Rules to this secondary offering by the Selling Shareholder, we may face sanctions by the CSRC or other PRC regulatory authorities, which may include fines and penalties on our operations in China, limitations on our operating privileges in China, restrictions on or prohibition of the payments or remittance of dividends by our subsidiaries in China, restrictions on or delays to our future financing transactions offshore, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of the ADSs. See “Risk Factors — Risks Related to The ADSs And This Secondary Offering — The approval or filing of the China Securities Regulatory Commission or other PRC regulatory agencies may be required to maintain our listing status or conduct future offshore securities offerings.”
Implication of the Holding Foreign Companies Accountable Act
Under the Holding Foreign Companies Accountable Act, as amended by the Consolidated Appropriations Act, 2023 (the “HFCAA”), trading in our securities on U.S. markets, including Nasdaq, may be prohibited if the PCAOB determines that it is unable to inspect or investigate completely our auditor for two consecutive years. On December 16, 2021, the PCAOB issued the HFCAA Determination Report to notify the SEC of its determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, including our auditor.

The inability of the PCAOB to conduct inspections in the past also deprived our investors of the benefits of such inspections. On December 15, 2022, the PCAOB announced that it was able to conduct inspections and investigations completely of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong in 2022. The PCAOB vacated its previous 2021 determinations accordingly. On December 29, 2022, the Consolidated Appropriations Act, 2023, was signed into law, amending the HFCAA in two significant ways: (i) reducing the consecutive non-inspection years required to trigger HFCAA prohibitions from three to two, and (ii) allowing any foreign jurisdiction to be the basis for the PCAOB’s incomplete access to inspect or investigate a company’s auditor. Initially, the HFCAA applied only if the PCAOB’s inability to inspect or investigate resulted from a stance taken by an authority in the foreign jurisdiction where the relevant public accounting firm operated. Following the Consolidated Appropriations Act, 2023, the HFCAA now also applies if the PCAOB’s inability to inspect or investigate the relevant accounting firm arises from a stance taken by an authority in any foreign jurisdiction, irrespective of the location of the accounting firm.
However, whether the PCAOB will continue to conduct inspections and investigations completely to its satisfaction of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control, including positions taken by authorities of the PRC. The PCAOB is expected to continue to demand complete access to inspections and investigations against accounting firms headquartered in mainland China and Hong Kong in the future and states that it has already made plans to resume regular inspections in early 2023 and beyond. The PCAOB is required under the HFCAA to make its determination on an annual basis with regards to its ability to inspect and investigate completely accounting firms based in the mainland China and Hong Kong, among other jurisdictions. The possibility of being a “Commission-Identified Issuer” and risk of delisting could continue to adversely affect the trading price of our securities. If the PCAOB determines in the future that it no longer has full access to inspect and investigate accounting firms headquartered in mainland China and Hong Kong and we continue to use such accounting firm to conduct audit work, we would be identified as a “Commission-Identified Issuer” under the HFCAA following the filing of the annual report for the relevant fiscal year, and if we were so identified for two consecutive years, trading in our securities on U.S. markets would be prohibited, and Nasdaq may determine to delist our securities. For the details of the risks associated with the enactment of the HFCAA, see “Risk Factors — Risks Related to Doing Business in China — Trading in our securities may be prohibited under the HFCAA if the PCAOB determines that it is unable to inspect or investigate completely our auditor, and as a result, U.S. national securities exchanges, such as Nasdaq, may determine to delist the ADSs.”
PERMISSIONS REQUIRED FROM THE PRC AUTHORITIES FOR OUR OPERATIONS AND THIS SECONDARY OFFERING
We are required to obtain certain licenses, permits and approvals from relevant governmental authorities in China in order to operate our business. For each hotel that we operate, our subsidiary operating the hotel is required to obtain a basic business license and a special industry license issued by local public security bureau, and is required to have hotel operation included in the business scope of its business license. As of March 31, 2024, we had obtained such basic business license and special industry license in compliance with applicable PRC laws and regulations. In addition, our operating subsidiaries in China may from time to time be required to obtain other secondary licenses, permits or approvals from local governmental authorities at the operational level, such as fire prevention safety inspection, hygiene permit and environmental impact assessment approval, to the extent relevant to their respective business. For a detailed discussion of compliance with these licenses, permits or approvals required in our ordinary course of business, and the associated consequences and risks for any non-compliance, see “Risk Factors — Risks Related to Our Business and Industry — We are subject to various hospitality industry, health and safety, construction, fire prevention and environmental laws and regulations that may subject us to liability.”
With respect to this secondary offering by the Selling Shareholder, our PRC legal advisor has advised that no regulatory filings, approvals or procedures with any PRC regulatory authority (including the CSRC and the CAC) is required.
We manage our business operations in a prudent manner where we determine whether a particular regulatory permission or approval is required based on opinions and guidance from our in-house and external legal counsel and relevant governmental authorities, as the case may be. As of the date of this prospectus supplement, we have not received any regulatory notice requesting us to obtain a permission or approval that we have concluded is not required. If we inadvertently concluded that any permission or approval was not required, we could be subject to administrative penalties as provided in relevant PRC laws and regulations, as if such permission or approval were not obtained. In addition, there remains substantial uncertainty as to what consequences would be in the event of change in laws, regulations, or interpretations, which largely depends on the specific rule-making. While we continue to keep abreast of regulatory developments in China, our business may be disrupted and our results of operations may suffer if there are new laws, regulations, policies or guidelines introduced to impose additional regulatory approvals, licenses, permits and requirements. See “Item 3. Key Information — 3.D. Risk Factors — Risks Related to Doing Business in China — Uncertainties regarding the enforcement of laws, and changes in laws and regulations in China could adversely affect us and limit the legal protections available to you and us” in the 2023 Annual Report.
CORPORATE HISTORY AND STRUCTURE
Atour Shanghai was established in 2013. We currently conduct a significant portion of our businesses in China through Atour Shanghai and its subsidiaries.
We established Atour Lifestyle Holdings Limited as our holding company in the Cayman Islands on April 10, 2012 in anticipation of future capital raising from international investors. Atour Hong Kong was incorporated on March 5, 2021 in Hong Kong.
In connection with the restructuring for our initial public offering, Atour Lifestyle Holdings Limited acquired 100% of the equity interest in Atour Hong Kong, and Atour Hong Kong owns 100% of the equity interest in Atour Shanghai, which controls a significant portion of our business operations within the PRC.
In November 2022, we completed an initial public offering in which we offered and sold an aggregate of 16,387,500 Class A ordinary shares represented by ADSs. On November 11, 2022, the ADSs commenced trading on Nasdaq under the symbol “ATAT.”
Shanghai Rongduo was established in 2022. Shanghai Rongduo currently operates three leased hotels in China through its subsidiaries.
Holding Company Structure
We are a holding company with no business operations of our own. We conduct all of our operations through our subsidiaries in China, in particular, Atour Shanghai, Shanghai Rongduo and their respective subsidiaries, and a substantial portion of our assets are located in China. The following chart illustrates our corporate structure, including our significant subsidiaries as that term is defined under Section 1-02 of Regulation S-X under the Securities Act and certain other subsidiaries, as of the date of this prospectus supplement.

Our ability to pay dividends and to service any debt we may incur overseas largely depends upon dividends paid by our subsidiaries. If our subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. Our subsidiaries in China are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with the Accounting Standards for Business Enterprise as promulgated by the Ministry of Finance of the PRC, or the PRC GAAP. Pursuant to the laws and regulations applicable to China’s foreign investment enterprises, our subsidiaries that are foreign investment enterprises in the PRC have to make appropriation from their after-tax profit, as determined under PRC GAAP, to reserve funds including (i) general reserve fund, (ii) enterprise expansion fund and (iii) staff bonus and welfare fund. The appropriation to the general reserve fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the reserve fund has reached 50% of the registered capital of our subsidiary. Appropriation to the other two reserve funds is at our subsidiaries’ discretion. Our PRC subsidiaries did not make any contribution to the enterprise expansion fund or the staff and bonus welfare fund during the years ended December 31, 2021, 2022 and 2023 and the three months ended March 31, 2024. See “Item 4. Information on The Company — 4.B. Business Overview — Regulation — Regulations on Dividend Distribution” in the 2023 Annual Report for a detailed discussion of the PRC legal restrictions on dividends and our ability to transfer cash within our group. In addition, ADS holders may potentially be subject to PRC taxes on dividends paid by us in the event Atour Lifestyle Holdings Limited is deemed as a PRC resident enterprise for PRC tax purposes. See “Taxation — PRC” for more details.
In May 2024, Atour Shanghai declared a cash dividend of RMB450 million (US$62 million) to Atour Hong Kong. Apart from that and other cash transfers in connection with the corporate restructuring for our initial public offering, none of our PRC subsidiaries have issued any dividends or distributions to respective holding companies, including Atour Lifestyle Holdings Limited, or any investors as of the date of this prospectus supplement. Our subsidiaries in the PRC generate and retain cash generated from operating activities and re-invest it in our business. In May 2021, our Hong Kong subsidiary, Atour Hotel (HK) Holdings Limited, distributed RMB20.6 million to certain shareholders. Historically, Atour Shanghai has also received equity financing from its shareholders to fund business operations of our PRC subsidiaries. In 2023, we did not transfer any cash proceeds to any of our PRC subsidiaries. In the future, cash proceeds raised from overseas financing activities may be transferred by us through our Hong Kong subsidiary, Atour Hotel (HK) Holdings Limited to our PRC subsidiary Atour Shanghai via capital contribution and shareholder loans, as the case may be. Atour Shanghai then will transfer funds to its subsidiaries to meet the capital needs of our business operations. For details about the applicable PRC rules that limit transfer of funds from overseas to our PRC subsidiaries, see “Item 3. Key Information — 3.D. Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may restrict or delay us from using the proceeds of our initial public offering to make loans or additional capital contributions to our PRC subsidiaries, which could adversely affect our liquidity and our ability to fund and expand our business” and “Item 4. Information on The Company — 4.B. Business Overview — Regulation — Regulations on Offshore Financing” in the 2023 Annual Report.
Certain Risks Associated with Our Corporate Structure
We are an exempted company incorporated under the laws of the Cayman Islands that conducts all of our operations in China through our PRC subsidiaries. In addition, all our senior executive officers reside within China for a significant portion of the time and all of them are PRC nationals. As a result, it may be difficult for our shareholders to effect service of process upon us or those persons inside China.
The recognition and enforcement of foreign judgments are basically provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States, the Cayman Islands or many other countries and regions. Therefore, recognition and enforcement in China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment if it is decided as having violated the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.
The SEC, U.S. Department of Justice and other U.S. authorities often have substantial difficulties in bringing and enforcing actions against non-U.S. companies and non-U.S. persons, including company directors and officers, in certain emerging markets, including China. Legal and other obstacles to obtaining information needed for investigations or litigation or to obtaining access to funds outside the United States, lack of support from local authorities, and other various factors make it difficult for the U.S. authorities to pursue actions against non-U.S. companies and individuals, who may have engaged in fraud or other wrongdoing. Additionally, public shareholders investing in the ADSs have limited rights and few practical remedies in emerging markets where we operate, as shareholder claims that are common in the United States, including class actions under securities law and fraud claims, generally are difficult or impossible to pursue as a matter of law or practicality in many emerging markets, including China. See also “Item 3. Key Information — 3.D. Risk Factors — Risks Related to Doing Business in China — You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws” in the 2023 Annual Report.

CORPORATE INFORMATION
Our principal executive offices are located at 1st floor, Wuzhong Building, 618 Wuzhong Road, Minhang District, Shanghai, People’s Republic of China. Our telephone number at this address is +86-021-64059928. Our registered office in the Cayman Islands is located at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.
We are subject to the periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Under the Exchange Act, we are required to file reports and other information with the SEC. Specifically, we are required to file annually a Form 20-F within four months after the end of each fiscal year. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system. Such information can also be found on our investor relations website at https://ir.yaduo.com. The information contained on our website is not a part of this prospectus supplement.

THE OFFERING
Offering price
US$16.90 per ADS.
ADSs offered by the Selling Shareholder
10,000,000 ADSs (or 11,500,000 ADSs if the underwriters exercise their option to purchase additional ADSs in full).
Director resignation
In connection with this secondary offering, Mr. Hongbin Zhou, a director of our company previously appointed by the Selling Shareholder, has tendered his resignation as our director, effective upon completion of this secondary offering.
Ordinary shares issued and outstanding immediately after this offering
412,785,709 ordinary shares, consisting of 339,104,792 Class A ordinary shares (excluding 5,353,776 Class A ordinary shares issued to our depositary bank for bulk issuance of ADSs reserved for future share issuances upon the exercise or vesting of equity awards under our Public Company Share Incentive Plan) and 73,680,917 Class B ordinary shares.
The ADSs
Each ADS represents three Class A ordinary shares, par value US$0.0001 per share. The depositary will hold the ordinary shares underlying the ADSs through its custodian. You will have rights as provided in the deposit agreement.
If we declare dividends on our Class A ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our Class A ordinary shares, after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.
You may surrender the ADSs to the depositary for cancellation to receive Class A ordinary shares. The depositary will charge you fees for any cancellation.
We may amend or terminate the deposit agreement without your consent. If you continue to hold the ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.
To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of the accompanying prospectus.
Option to purchase additional ADSs
The Selling Shareholder has granted the underwriters an option, exercisable within 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 1,500,000 additional ADSs.
Use of proceeds
The Selling Shareholder expects to receive gross proceeds of approximately US$169 million from this secondary offering, without deducting underwriting discounts and commissions and offering expenses payable by the Selling Shareholder and assuming the underwriters do not exercise the option to purchase additional ADSs.
We will not receive any of the proceeds from the sale of ADSs by the Selling Shareholder.

Lock-up
We and the Selling Shareholder have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or otherwise dispose of any ADSs, ordinary shares or similar securities or any securities convertible into or exchangeable or exercisable for our ordinary shares or ADSs, for a period ending 90 days after the date of this prospectus supplement. See “Underwriting” for more information.
Nasdaq Global Select Market Symbol for the ADSs
The ADSs are listed on the Nasdaq Global Select Market under the symbol “ATAT.”
Payment and settlement
The underwriters expect to deliver the ADSs against payment therefor through the facilities of The Depository Trust Company on or about June 13, 2024.
Depositary
The Bank of New York Mellon.
Risk factors
See “Risk Factors” and other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the ADSs.
The number of ordinary shares that will be outstanding immediately after this secondary offering:
•
is based upon (i) 339,104,792 Class A ordinary shares (excluding 5,353,776 Class A ordinary shares issued to our depositary bank for bulk issuance of ADSs reserved for future share issuances upon the exercise or vesting of equity awards under our Public Company Share Incentive Plan) and 73,680,917 Class B ordinary shares outstanding as of March 31, 2024;

•
excludes 6,617,523 Class A ordinary shares issuable upon the exercise of 6,617,523 share options outstanding as of March 31, 2024, at a weighted average exercise price of US$2.57 per share, which were granted pursuant to our Public Company Share Incentive Plan; and

•
excludes 24,984,263 Class A ordinary shares reserved for future issuances upon the exercise of share options or the vesting of other equity awards to be granted pursuant to our Public Company Share Incentive Plan as of March 31, 2024.

RISK FACTORS
Investing in the ADSs involves risk. In addition to the other information included or incorporated by reference in this prospectus supplement, you should carefully consider the risks described below before investing in the ADSs. The following factors, individually and in the aggregate, could cause our business, results of operations and financial condition to suffer or materially differ from expected and historical results. As a result, the trading price of the ADSs may decline, and you may lose part or all of your investment.
Risks Related to Our Business and Industry
We may not be able to manage our expected growth, which could adversely affect our operating results.
We have experienced substantial growth in the past. Over the past few years, we increased the number of our hotels in China to 1,302 as of March 31, 2024, and we intend to continue to convert, operate and manage additional hotels in markets where we have a presence and in additional cities in China. Our expansion has placed, and will continue to place, substantial demands on our managerial, financial, operational, IT, and other resources. In order to manage and support our growth, we must continue to improve our existing managerial, operational and IT systems, including our financial and management controls, and recruit, train and retain qualified hotel management and other personnel. Our planned expansion will also require us to maintain consistent and high-quality accommodations and services to ensure that our brand does not suffer as a result of any deviations, whether actual or perceived, in our quality standards. We cannot assure you that we will be able to effectively and efficiently manage the growth of our operations or maintain our quality standards. If we are unable to do so, our results of operations and financial condition may be materially and adversely affected.
Some of our existing development pipeline may not be developed into new hotels, which could materially and adversely affect our growth prospects.
As of March 31, 2024, we had 674 manachised hotels with a total of 72,943 hotel rooms in our development pipeline, which we define as hotels under construction or approved for development under our hotel brands. The commitments of owners and developers with whom we have contracts are subject to numerous conditions, and the eventual development and construction of our development pipeline not currently under construction is subject to numerous risks, including, in certain cases, the owner’s or developer’s ability to obtain adequate financing and obtaining governmental or regulatory approvals. As a result, not every hotel in our development pipeline may develop into a new hotel that enters our system.
Our legal right to lease certain properties to operate our leased hotels could be challenged by property owners or other third parties, which could prevent us from continuing to operate our leased hotels or increase the costs associated with operating these hotels.
We rely on leases with third parties who either own or lease the properties from the ultimate property owners to operate our leased hotels. The land use rights and other property rights with respect to properties we currently lease for our existing hotels could be challenged. As of March 31, 2024, our lessors failed to provide us with the valid property ownership certificates and/or the land use rights certificates for approximately 5.26% of all of our leased hotels in terms of gross floor area. While we have performed due diligence to verify the rights of our lessors to lease such properties, including inspecting documentation issued by competent government authorities evidencing these lessors’ land use rights and other property rights with respect to these properties, the lessees’ rights under those leases could be challenged by other parties including government authorities in China. If the properties are deemed to be illegal constructions or the landlords do not have the rights to lease the properties to the lessees for hotel operations purposes, the lessors (instead of the lessees) may be subject to monetary penalties and the lease agreements may be invalidated.
We may therefore be required to relocate our relevant hotels. In addition, some of our properties where our leased hotels are located are owned by governmental and other third-party organizations, and such leases are subject to present and future policies in China related to government-owned properties or other similar types of properties. In the event that we could no longer operate on such sites, we may suffer financial losses.
We also cannot assure you that we can always keep good title of the properties we lease currently or will lease in the future, free and clear of all liens, encumbrances and defects. If the ultimate owner of the property changes after the original owner of such property mortgages such property to any third party, lessees’ legal rights under the lease agreement may be affected adversely and we may not rank senior in the right of continuing occupying the property. In addition to the above risks, we also face potential disputes with property owners, primary lease holders or third parties. Such disputes, whether or not resolved in our favor, may divert management attention, involve significant cost, harm our reputation and otherwise disrupt our business.
Failure to comply with lease registration under PRC law may subject both parties to such leases to fines or other penalties that may negatively affect our ability to operate our leased hotels.
Under PRC law, all lease agreements of commodity housing tenancy are required to be registered with the local housing bureau, including those relating to the leased properties underlying our leased hotels. While the majority of our standard lease agreements require the lessors to make such registrations, most of our leases entered into in connection with our leased hotels as of March 31, 2024 have not been registered as required by PRC law, which may expose both lessors and lessees to potential monetary fines ranging from RMB1,000 to RMB10,000 for each non-registration. Some of our rights under the unregistered leases may also be subordinated to the rights of other interested third parties.
In addition, in some instances where the lessors or lessees are not the ultimate owners of hotel properties, no consents or permits have been obtained from the property owners, the primary lease holders or competent government authorities, as applicable, for the subleases of the hotel properties to certain of our hotels, which could potentially invalidate the leases for our hotel properties or lead to the renegotiation of such leases that result in terms less favorable to us or even relocation of our relevant hotels. Some of the properties leased from third parties were also subject to mortgages at the time the leases were signed. Moreover, the property ownership or leasehold in connection with our manachised hotels could be subject to similar third-party claims.
Failure to comply with land- and property-related requirements under PRC law may subject lessors to fines or other penalties that may negatively affect our ability to operate our leased hotels.
Lessors of our hotel properties are required to comply with various land- and property-related laws and regulations to enable them to lease effective titles of their properties for our hotel use. For example, before any properties located on state-owned land in China with allocated or leased land use rights or on land owned by collective organizations may be leased to third parties, lessors should obtain appropriate approvals from competent government authorities. In addition, properties used for hotel operations and the underlying land should be approved for hospitality use or appropriate commercial use purposes by competent government authorities. Some of the lessors of our hotel properties have not obtained the required governmental approvals, including approvals of the properties for hospitality use purposes. As of March 31, 2024, for approximately 26.37% of our leased hotels in terms of gross floor area, the lessors have not obtained the required governmental approvals for the properties to be used for hospitality use purposes. Failure to comply with the land- and property-related laws and regulations may subject the lessors to monetary fines or other penalties and may lead to the invalidation or termination of the leases and relocation of our relevant leased hotels, and therefore may adversely affect our results of operations.
While some lessors have agreed to indemnify lessees against the losses resulting from the lessors’ failure to obtain the required approvals, there is no assurance that the lessees will be able to successfully enforce such indemnification obligations against the lessors or that such indemnification can cover losses from all the property defects. As a result, we may suffer significant losses resulting from the lessors’ failure to obtain required approvals to the extent that the lessees are not fully indemnified by the lessors.
Default in payment by franchisees and/or corporate account clients that have large account receivable balances could adversely impact our cash flows, working capital, results of operations and financial condition.
Our accounts receivable include amounts due from our franchisees and corporate clients whose employees are guests in our leased hotels. Our corporate clients may choose to settle with us directly, and we typically require our franchisees to pay various fees pursuant to their franchise and management agreements with us on a monthly basis. Our net accounts receivable balance was RMB132.7 million, RMB162.1 million and RMB164.6 million (US$22.8 million) as of December 31, 2022 and 2023 and March 31, 2024, respectively.

We are subject to the risk that we may be unable to collect accounts receivable in a timely manner, or at all. An extended period of hotel room vacancy or decrease in room rates, which may be the result of a variety of factors such as unfavorable economic conditions in China and globally, may adversely affect our ability to collect accounts receivable in a timely manner, or at all. As a result, our franchisees and/or corporate account clients may not be able to pay us in a timely fashion and our accounts receivable and allowance for doubtful accounts may accordingly increase. Our liquidity and cash flows from operations may be adversely affected if our accounts receivable cycles or collections periods lengthen or if we encounter a material increase in defaults of payment of our account receivable.
In order to mitigate such risks, we conduct rigorous due diligence checks on prospective franchisees and regularly assess the creditworthiness of corporate account clients. However, these mitigating efforts cannot ensure that we will be able to collect accounts receivable. If the accounts receivable cannot be collected in time, or at all, a significant amount of bad debt expense will occur, and our business, financial condition and results of operation will likely be materially and adversely affected.
We are subject to various hospitality industry, health and safety, construction, fire prevention and environmental laws and regulations that may subject us to liability.
Each hotel in our chain must hold a basic business license and a special industry license issued by the local public security bureau and must have hotel operation included in the business scope of their respective business license. In addition, each of our hotels must complete fire prevention safety inspection/ commitment with the local fire and rescue department and obtain hygiene permits and environmental impact assessment approvals. We also need to obtain approvals and make filings for most of our hotel construction projects with fire prevention authorities and construction authorities. Our business also is subject to various health and safety and environmental laws and regulations that affect our operations and conversion activities in the jurisdictions in which we operate, including construction, building, zoning, environmental protection, food safety, public safety, health and sanitary requirements.
As of the date of this prospectus, a small number of our leased hotels have not obtained approvals from or made appropriate filings with applicable fire prevention authorities, construction authorities, environmental protection authorities, health administration or public security bureau, and a small number of our leased hotels selling or serving food have not obtained the relevant approvals from local counterparts of the SAMR for such activities. As a result of these non-compliance matters, we have been and may be subject to monetary damages, the suspension or disruption of our operations or conversion activities, or other administrative penalties or investigations, which could materially and adversely affect our financial condition and results of operations.
We cannot assure you that we or our employees comply with or will comply with all present and future laws and regulations related to our business, including without limitation to hospitality industry, health, safety, construction, fire prevention and environmental laws and regulations. Such non-compliance may subject us to monetary damages, the imposition of fines or other administrative penalties or investigations against us, or the suspension of our operations or conversion activities, which in turn could materially and adversely affect our financial condition and results of operations. Furthermore, if there are new laws, regulations, policies or guidelines introduced to impose additional regulatory approvals, licenses, permits and requirements, our business may be disrupted and our results of operations may suffer. For example, new regulations could require us to retrofit or modify our hotels or incur other significant expenses. Any failure by us to control the use of, or to adequately restrict the discharge of, hazardous substances in our conversion activities, or otherwise operate in compliance with environmental laws, could subject us to potentially significant monetary damages and fines or suspension of our business operations, which could materially and adversely affect our financial condition and results of operations.
Owners of our manachised hotels are subject to these same permit and safety requirements. Although our manachised hotel arrangements require the hotel owners to obtain and maintain all required permits or licenses, we have limited control over the manachised hotel owners. Any failure to obtain and maintain the required permits or licenses may require us to delay opening of a manachised hotel or to forgo or terminate our manachised hotel arrangement, which could harm our brand, result in lost management revenues and subject us to potential indirect liability. Each of the foregoing could materially and adversely affect our financial condition and results of operations.

Our net profit could be adversely affected by share-based compensation.
In 2017, our PRC subsidiary Atour Shanghai adopted the 2017 Share Incentive Plan, or the 2017 PRC Plan. In 2021, we adopted the Public Company Share Incentive Plan, or the Public Company Plan, at the Cayman Islands’ level in preparation for our initial public offering in November 2022, to replace the 2017 PRC Plan. The purpose of the Public Company Plan is to recognize and reward participants for their contribution to our company, to attract suitable personnel and to provide incentives to them to remain with and further contribute to us.
Under the Public Company Plan, the maximum aggregate number of Class A ordinary shares we are authorized to issue pursuant to equity awards granted thereunder, subject to certain adjustments pursuant to the terms thereof, is 51,029,546 Class A ordinary shares, which have been reserved for issuance pursuant to the Public Company Plan accordingly. As of March 31, 2024, a total of 26,045,283 share options corresponding to underlying 26,045,283 Class A ordinary shares had been granted to the participants under the Public Company Plan.
For the year ended December 31, 2021, we did not recognize any share-based compensation expenses for the share options granted as such awards contain a performance condition such that the awards vest upon the completion of a Qualified IPO defined under our share incentive plans and is not considered probable until the event happens. Upon the completion of our initial public offering in November 2022, we immediately recognized share-based compensation expenses of RMB96.6 million with respect to the share options vested cumulatively. For the years ended December 31, 2022 and 2023 and the three months ended March 31, 2024, we recognized RMB163.2 million, RMB164.0 million and RMB3.1 million (US$0.4 million) of share-based compensation expenses, respectively.
We believe the granting of share-based awards is of significant importance to our ability to attract and retain key personnel and employees, and we expect to grant additional share-based awards to our employees in the future. As a result, our expenses associated with share-based awards may increase, which may have an adverse effect on our results of operations.
Risks Related to Doing Business in China
Trading in our securities may be prohibited under the HFCAA if the PCAOB determines that it is unable to inspect or investigate completely our auditor, and as a result, U.S. national securities exchanges, such as Nasdaq, may determine to delist the ADSs.
Our independent registered public accounting firm that issues the audit report included in our annual report on Form 20-F for the year ended December 31, 2023, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Our auditor is located in China, a jurisdiction where the PCAOB has historically been unable to conduct inspections and investigations of auditors completely. The inability of the PCAOB to conduct inspections of auditors in China in the past has made it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China subject to the same requirements. As a result, certain investors have historically been deprived of the benefits of such PCAOB inspections.
Recently, as part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, the United States enacted the HFCAA in December 2020, as amended by the Consolidated Appropriations Act, 2023. One of the effects of this HFCAA is that trading in our securities on U.S. markets, including Nasdaq, may be prohibited if the PCAOB determines that it is unable to inspect or investigate our auditor to its satisfaction for two consecutive years. On December 16, 2021, the PCAOB issued the HFCAA Determination Report to notify the SEC of its determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. Our auditor is located in mainland China.
On December 15, 2022, the PCAOB announced that it had been able to conduct inspections and investigations completely of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong in 2022, vacating its previous 2021 Determinations accordingly.

However, whether the PCAOB will continue to conduct inspections and investigations completely to its satisfaction of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control, including positions taken by authorities of the PRC. The PCAOB is expected to continue to demand complete access to inspections and investigations against accounting firms headquartered in mainland China and Hong Kong in the future and states that it has already made plans to resume regular inspections in early 2023 and beyond. On May 10, 2023, the PCAOB released its inspection report with respect to its inspections of audits performed by KPMG in mainland China and PCAOB inspectors found multiple deficiencies other than audits with an incorrect opinion on the financial statements and/or internal control over financial reporting. The PCAOB inspection reports do not make public criticisms or potential defects in the accounting firms’ systems of quality control, to the extent any are identified. If the accounting firms do not address to the PCAOB’s satisfaction any criticism of, or potential defect in, the firms’ systems of quality control within 12 months after the issuance of the reports, the PCAOB will make public any such deficiency.
The PCAOB is required under the HFCAA to make its determination on an annual basis with regards to its ability to inspect and investigate completely accounting firms based in the mainland China and Hong Kong, among other jurisdictions. The possibility of being a “Commission-Identified Issuer” and consequential risk of necessitating delisting of our securities in the United States could continue to adversely affect the trading price of the ADSs.
If the PCAOB determines in the future that it no longer has full access to inspect and investigate accounting firms headquartered in mainland China and Hong Kong and we continue to use such accounting firm to conduct audit work, we would be identified as a “Commission-Identified Issuer” under the HFCAA following the filing of the annual report for the relevant fiscal year. If we were so identified for two consecutive years, trading in our securities on U.S. markets would be prohibited, and Nasdaq may determine to delist our securities. Additionally, we may be unable to switch to a suitable and acceptable auditor within two years following an adverse determination by the PCAOB of its ability to inspect KPMG. Any of these circumstances would substantially impair your ability to sell or purchase the ADSs when you wish to do so. Furthermore, such trading prohibition would significantly affect our ability to raise capital on terms acceptable to us, or at all, which would have a material adverse impact on our business, financial condition and prospects.
The PCAOB inspects the accounting firms over which it has jurisdiction from time to time. If PCAOB inspections were to lead to an investigation of an accounting firm that found violations of laws, professional standards or rules, the PCAOB could impose sanctions on such firm. These sanctions could include censures, monetary penalties, and limitations on such firm’s ability to audit public company financial statements. If an accounting firm were subject to such sanctions, any company whose financial statements are audited by such firm, including our company, could need to find an alternative auditor. Any change in auditor or inability to find a suitable replacement auditor could materially adversely affect the company’s share price, business, financial condition and prospects or subject the company to delisting risk.
Risks Related to The ADSs and This Secondary Offering
The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors.
The trading price of the ADSs is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for the ADSs may be highly volatile for factors specific to our own operations, including the following:

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variations in our net revenues, earnings and cash flows;

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announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

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announcements of new offerings, solutions and expansions by us or our competitors;

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changes in financial estimates by securities analysts;

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detrimental adverse publicity about us, our services or our industry;

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announcements of new regulations, rules or policies relevant to our business;

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additions or departures of key personnel;

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our controlling shareholder’s business performance and reputation; and

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potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which the ADSs will trade.
In the past, shareholders of public companies have often brought securities class-action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class-action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.
If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the ADSs, the market price for the ADSs and trading volume could decline.
The trading market for the ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade the ADSs, the market price for the ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for the ADSs to decline.
Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and the ADSs may view as beneficial.
Our authorized and issued ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares will be entitled to one vote per share, while the holder of Class B ordinary shares will be entitled to ten votes per share. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holders thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.
As of March 31, 2024, Mr. Haijun Wang beneficially owns 73,680,917 Class B ordinary shares and controls the voting power of 14,572,900 Class A ordinary shares. Accordingly, Mr. Haijun Wang beneficially owns approximately 21.4% of our total issued and outstanding share capital and 69.8% of the aggregate voting power of our total issued and outstanding share capital as of the same date due to the disparate voting powers associated with our dual-class share structure as well as voting proxy granted to him by other minority shareholders. As a result of the dual-class share structure and the concentration of ownership, the holder of Class B ordinary shares will have considerable influence over matters such as decisions regarding mergers and consolidations, election of directors, and other significant corporate actions. Such holders may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay, or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of the ADSs. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover, or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.
The dual-class structure of our ordinary shares may adversely affect the trading market for the ADSs.
Certain shareholder advisory firms have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our ordinary shares may prevent the inclusion of the ADSs representing Class A ordinary shares in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for the ADSs. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of the ADSs.
Forum selection provisions in our memorandum and articles of association could limit the ability of holders of our Class A ordinary shares, ADSs, or other securities to obtain a favorable judicial forum for disputes with us, our directors and officers, the depositary bank, and potentially others.
Our memorandum and articles of association provide that the federal district courts of the United States are the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than us. Any person or entity purchasing or otherwise acquiring any share or other securities in our company shall be deemed to have notice of and consented to the provisions of our articles of association. However, the enforceability of similar federal court choice of forum provisions has been challenged in legal proceedings in the United States, and it is possible that a court could find this type of provision to be inapplicable, unenforceable, or inconsistent with other documents that are relevant to the filing of such lawsuits. If a court were to find the federal choice of forum provision contained in our memorandum and articles of association to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions. If upheld, the forum selection clause in our memorandum and articles of association may limit a security-holder’s ability to bring a claim against us, our directors and officers, and potentially others in his or her preferred judicial forum, and this limitation may discourage such lawsuits. In addition, the Securities Act provides that both federal and state courts have jurisdiction over suits brought to enforce any duty or liability under the Securities Act or the rules and regulations thereunder. Accepting or consent to this forum selection provision does not constitute a waiver by you of compliance with federal securities laws and the rules and regulations thereunder. You may not waive compliance with federal securities laws and the rules and regulations thereunder. The exclusive forum provision in our memorandum and articles of association will not operate so as to deprive the courts of the Cayman Islands from having jurisdiction over matters relating to our internal affairs.
We are a “controlled company” as defined under the Nasdaq Stock Market corporate governance rules. As a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements that would otherwise provide protection to shareholders of other companies.
We are a “controlled company” as defined under the Nasdaq corporate governance rules because Mr. Haijun Wang will own more than 50% of our total voting power. For so long as we remain a controlled company, we may rely on certain exemptions from the corporate governance rules, including the rule that we have to establish a nominating and corporate governance committee composed entirely of independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. Even if we cease to be a controlled company, we may still rely on exemptions available to foreign private issuers, including being able to adopt home country practices in relation to corporate governance matters. See “— We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies” and “— As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq corporate governance listing standards.”
The sale or availability for sale of substantial amounts of ADSs could adversely affect their market price.
Sales of substantial amounts of ADSs in the public market, or the perception that these sales could occur, could adversely affect the market price of the ADSs and could materially impair our ability to raise capital through equity offerings in the future. The ADSs sold in this secondary offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our shareholders may also be sold in the public market in the future, subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. In connection with this secondary offering, we and the Selling Shareholder have agreed not to sell, transfer or dispose of any ordinary shares, ADSs or similar securities for 90 days after the date of this prospectus supplement without the prior written consent of the underwriters, subject to certain exceptions. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of the ADSs.
Techniques employed by short sellers may drive down the market price of the ADSs.
Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.
Public companies that have substantially all of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity have centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.
It is not clear what effect such negative publicity could have on us. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations, and any investment in the ADSs could be greatly reduced or even rendered worthless.
You may need to rely on a price appreciation of the ADSs for a return on your investment.
Our board of directors has discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our company may pay a dividend out of either profit or a share premium account, provided always that in no circumstances may a dividend be paid if this would result in us being unable to pay our debts as they fall due in the ordinary course of business.

Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in the ADSs will likely need to rely on future price appreciation of the ADSs. There is no guarantee that the ADSs will appreciate in value or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in the ADSs and you may even lose your entire investment in the ADSs.
The approval or filing of the China Securities Regulatory Commission or other PRC regulatory agencies may be required to maintain our listing status or conduct future offshore securities offerings.
The Regulations on Mergers of Domestic Enterprises by Foreign Investors, or the M&A Rules, purport to require offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. The interpretation and application of the regulations remain unclear. If CSRC approval is required, it is uncertain whether we can or how long it will take us to obtain the approval and, even if we obtain such CSRC approval, the approval could be rescinded. Any failure to obtain or delay in obtaining CSRC approval for any of our offshore offerings, or a rescission of such approval we have obtained, would subject us to sanctions imposed by the CSRC or other PRC regulatory authorities, which could include fines and penalties on our operations in China, restrictions or limitations on our ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect our business, financial condition, and results of operations.
Furthermore, numerous regulations, guidelines and other measures have been or are expected to be adopted under the umbrella of or in addition to the Cybersecurity Law, Data Security Law and Personal Information Protection Law, including (i) the Measures for the Security Assessment for Cross-border Transfer of Personal Information (Draft for Comments) published by the Cyberspace Administration of China, or CAC, in 2019, which may, upon enactment, require security review before transferring personal information out of China, (ii) the amended Cybersecurity Review Measures published on December 28, 2021, which came into effect on February 15, 2022, provide that a “network platform operator” that possesses personal information of more than one million users and seeks a listing in a foreign country must apply for a cybersecurity review, (iii) the Measures for the Security Assessment of Cross-border Data Transfer, which came into effect on September 1, 2022, provide that certain types of data processors transferring important data or personal information collected and generated during operations within the territory of the PRC to an overseas recipient must apply for security assessment of cross-border data transfer, and (iv) the Provisions on Promoting and Regulating Cross-border Data Flows, which came into effect on March 22, 2024, further clarifies the conditions under which data processors shall apply for security assessment for cross-border data transfer. As a network platform operator who possesses personal information of more than one million users for purposes of the Cybersecurity Review Measures, we had applied for and completed a cybersecurity review with respect to the listing of the ADSs on Nasdaq in November 2022 pursuant to the Cybersecurity Review Measures. We have been advised by our PRC legal advisor that this secondary offering is not subject to the cybersecurity review requirements under the Cybersecurity Review Measures.
On February 17, 2023, the CSRC, as approved by the State Council, released the CSRC Filing Rules, which came into effect on March 31, 2023. Under the CSRC Filing Rules, a filing-based regulatory system shall be applied to “indirect overseas offerings and listings” of PRC domestic companies. Pursuant to the CSRC Filing Rules, if the issuer meets either of the following conditions, its securities offerings and listing will be deemed as an “indirect overseas offering and listing by a PRC domestic company” and is therefore subject to the filing requirements: (i) any of the revenues, profits, total assets or net assets of the issuer’s Chinese operating entities in the most recent financial year accounts for more than 50% of the corresponding data in the issuer’s audited consolidated financial statements for the same period; and (ii) the key link of its business operations are conducted in mainland China or its principal place of business is located in the mainland China, or the majority of senior management in charge of business operations are Chinese citizens or have domicile in the PRC. The CSRC Filing Rules state that, any post-listing follow-on offering by an issuer in the same overseas market, including issuance of shares, convertible notes and other similar securities, shall be subject to filing requirement within three business days after the completion of the offering. Therefore, any of our future offerings and listings of our securities in an overseas market will be subject to the filing requirements under the CSRC Filing Rules. As this secondary offering is conducted by the Selling Shareholder, rather than by us, we have been advised by our PRC legal advisor that this secondary offering by the Selling Shareholder is not subject to any filing requirements under the CSRC Filing Rules. However, there can be no assurance that relevant PRC regulatory authorities, including the CSRC, would reach the same conclusion. If the CSRC disagrees with our view on the applicability of the CSRC Filing Rules to this secondary offering or if we fail to complete the filing procedures with the CSRC for any future overseas securities offering, we may face sanctions by the CSRC, which may include fines and penalties, limitations on our operating privileges in China, restrictions on or prohibition of the payments or remittance of dividends by our subsidiaries in China, restrictions on or delays to our future overseas securities offerings, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of the ADSs.
We believe, to the best of our knowledge, our business operations do not violate any of the above PRC laws and regulations currently in force in all material respects. Nevertheless, we cannot guarantee that new rules or regulations promulgated in the future will not impose any additional requirement on us. If there are any other approvals, filings and/or other administration procedures to be obtained from or completed with any other PRC regulatory agencies as required by any new laws and regulations for any of our future proposed offering of securities overseas or the listing of the ADSs, we cannot assure you that we can obtain the required approval or complete the required filings or other regulatory procedures in a timely manner, or at all. Any failure to obtain the relevant approvals or complete the filings and other relevant regulatory procedures may subject us to regulatory actions or other sanctions from such PRC regulatory agencies, which may have a material adverse effect on our business, financial condition or results of operations.
You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.
We are an exempted company with limited liability incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, as amended from time to time, the Companies Act (As Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England and Wales, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law may be narrower in scope or less developed than they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. In addition, while under Delaware law, controlling shareholders owe fiduciary duties to the companies they control and their minority shareholders, under Cayman Islands law, our controlling shareholders do not owe any such fiduciary duties to our company or to our minority shareholders. Accordingly, our controlling shareholders may exercise their powers as shareholders, including the exercise of voting rights in respect of their shares, in such manner as they think fit, subject only to very limited equitable constraints. One of the examples of such constraint is that the exercise of voting rights to amend the memorandum or articles of association of a Cayman Islands company must be exercised in good faith for the benefit of the Company as a whole.
Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain register of members of these companies (other than the memorandum and articles of association, special resolutions which have been passed by shareholders and register of mortgages and charges) The Registrar of Companies of the Cayman Islands shall make available the list of the names of the current directors of these companies (and where applicable the current alternate directors of these companies) for inspection by any person upon payment of a fee by such person. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders.
This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.
Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. If we choose to follow home country practice, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.
As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.
It may be difficult for overseas regulators to conduct investigations or collect evidence within China.
Shareholder claims that are common in the United States, including securities law class actions and fraud claims, generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such regulatory cooperation with the securities regulatory authorities in the Unities States have not been efficient in the absence of a mutual and practical cooperation mechanism. According to Article 177 of the PRC Securities Law which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation of rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.
Certain judgments obtained against us by our shareholders may not be enforceable.
We are an exempted company with limited liability incorporated under the laws of the Cayman Islands and substantially all of our assets are located outside of the United States. All of our current operations are conducted in China. In addition, most of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. However, the deposit agreement gives you the right to submit claims against us to binding arbitration, and arbitration awards may be enforceable against us and our assets in China even when court judgments are not.
ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.
The deposit agreement governing the ADSs representing our Class A ordinary shares provides that, to the fullest extent permitted by law, ADS holders waive the right to a jury trial for any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.
If we or the depositary were to oppose a jury trial based on this waiver, the court would have to determine whether the waiver was enforceable based on the facts and circumstances of the case in accordance with applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, or by a federal or state court in the State of New York, which has nonexclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre- dispute jury trial waiver, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this would be the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.
If you or any other owners or holders of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other owners or holders may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the depositary. If a lawsuit is brought against us or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have, including outcomes that could be less favorable to the plaintiff(s) in any such action.
Nevertheless, if this jury trial waiver is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or the ADSs serves as a waiver by any owner or holder of ADSs or by us or the depositary of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.
The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to direct the voting of the Class A ordinary shares represented by your ADSs.
As an exempted company with limited liability incorporated in the Cayman Islands, we are not obliged by the Companies Act (As Revised) to call shareholders’ annual general meetings. Our Ninth Amended and Restated Memorandum and Articles of Association provide that we may (but are not obliged to) each year hold a general meeting as our annual general meeting. As a holder of ADSs, you will not have any direct right to attend general meetings of our company or to cast any votes at such meetings. You will only be able to exercise the voting rights which attach to the Class A ordinary shares represented by your ADSs indirectly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. Under the deposit agreement, you may vote only by giving voting instructions to the depositary, as holder of the Class A ordinary shares represented by your ADSs. Upon receipt of your voting instructions, the depositary may try to vote the Class A ordinary shares represented by your ADSs in accordance with your instructions. If we ask for your instructions, then upon receipt of your voting instructions, the depositary will try to vote the underlying Class A ordinary shares in accordance with those instructions. If we do not instruct the depositary to ask for your instructions, the depositary may still vote in accordance with instructions you give, but it is not required to do so. You will not be able to directly exercise any right to vote with respect to the underlying Class A ordinary shares unless you cancel the ADSs and withdraw the Class A ordinary shares and become the registered holder of such shares prior to the record date for the general meeting. When a general meeting is convened, you may not receive sufficient advance notice of the meeting to enable you to withdraw the shares represented by your ADSs and become the registered holder of such shares prior to the record date for the general meeting to allow you to attend the general meeting and to vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. In addition, under our amended and restated articles of association, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the Class A ordinary shares represented by your ADSs and becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. Where any matter is to be put to a vote at a general meeting, the depositary will notify you of the upcoming vote and deliver our voting materials to you, if we ask it to. We cannot assure you that you will receive the voting materials in time to ensure you can direct the depositary to vote the Class A ordinary shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to direct how the shares represented by your ADSs are voted and you may have no legal remedy if the shares represented by your ADSs are not voted as you requested.
You may be subject to limitations on the transfer of the ADSs.
The ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems it expedient in connection with the performance of its duties and in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of the ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.
We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.
Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:
•
the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q, quarterly certifications by the principal executive and financial officers or current reports on Form 8-K;

•
the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•
the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•
the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. For example, U.S. domestic issuers are required to file annual reports within 60 to 90 days from the end of each fiscal year. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.
As an exempted company with limited liability incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq corporate governance listing standards.
As an exempted company with limited liability incorporated in the Cayman Islands and listed on the Nasdaq, we are subject to corporate governance listing standards of Nasdaq. However, Nasdaq rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq corporate governance listing standards. We currently intend to follow Cayman Islands corporate governance practices in lieu of the corporate governance requirements of the Nasdaq that listed companies must have: (i) a majority of independent directors; (ii) a nominating/corporate governance committee composed entirely of independent directors; and (iii) a majority of independent directors and that the audit committee consist of at least three members. To the extent that we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would enjoy under Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.
There can be no assurance that we will not be a passive foreign investment company, or PFIC, for the current or any future taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investors in the ADSs or our Class A ordinary shares.
In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average value of its assets (generally determined on an average quarterly basis) consists of assets that produce, or are held for the production of, passive income. For purposes of these calculations, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties (other than certain royalties derived in an active business), and certain investment gains. Cash is generally a passive asset for these purposes. Goodwill and certain other intangibles (the value of which may be determined by reference to the excess of the sum of the corporation’s market capitalization and liabilities over the value of its assets) are generally characterized as active assets to the extent associated with business activities that produce active income.
Based on the manner in which we currently conduct our business, the composition of our income and assets and the estimated value of our assets (including goodwill and certain other intangibles), we do not expect to be a PFIC for our 2024 taxable year. However, our PFIC status for any taxable year is an annual factual determination that can be made only after the end of that year and depends on the composition of our income and assets and the average value of our assets from time to time, including the value of our goodwill and certain other intangibles (which may be determined, in part, by reference to our market capitalization, which could be volatile). Therefore, we may be or become a PFIC for any taxable year if our market capitalization declines while we hold a substantial amount of cash and financial investments. In addition, if in the future we change the type of services we provide with respect to our franchised hotels, our PFIC status for any taxable year may depend on whether and to what extent our income from franchised hotels will be treated as derived in the active conduct of a trade or business within the meaning of applicable Treasury regulations. Because of these uncertainties, there can be no assurance that we will not be a PFIC for our current or any future taxable year.
If we are a PFIC for any taxable year during which a U.S. taxpayer owns ADSs or Class A ordinary shares, the U.S. taxpayer generally will be subject to adverse U.S. federal income tax consequences, including increased tax liability on disposition gains and “excess distributions” (subject to alternative treatment if the U.S. taxpayer is able to, and makes, a valid mark-to-market election) and additional reporting requirements. See “Taxation — Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Rules.”

USE OF PROCEEDS
The Selling Shareholder expects to receive gross proceeds from this secondary offering of approximately US$169 million, without deducting underwriting discounts and commissions and offering expenses payable by the Selling Shareholder and assuming the underwriters do not exercise the option to purchase additional ADSs. We will not receive any of the proceeds from the offering of ADSs by the Selling Shareholder.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following information in conjunction with “Item 5. Operating and Financial Review and Prospects” in our 2023 Annual Report, and our audited consolidated financial statements and the related notes to our 2023 Annual Report, as well as our unaudited interim condensed consolidated financial statements for the three months ended March 31, 2023 and 2024 and the related notes included in our current report on Form 6-K furnished with the SEC on June 10, 2024.
Results of Operations
The following table sets forth a summary of our consolidated results of operations, both in absolute amount and as a percentage of net revenues for the periods indicated. This information should be read together with our consolidated financial statements and related notes. The period-to-period comparison of operating results should not be relied upon as being indicative of our future performance.
	Year ended December 31,						Three Months ended March 31,
	2021		2022		2023		2023		2024
	RMB	%	RMB	%	RMB	%	RMB	%	RMB	USD	%
									(unaudited)
	(in thousands except percentage)
Revenues:
Manachised hotels	1,220,301	56.8	1,360,843	60.1	2,705,609	58.0	446,798	57.7	836,111	115,800	57.0
Leased hotels	630,238	29.4	552,929	24.5	840,044	18.0	187,310	24.2	168,049	23,275	11.4
Retail	191,596	8.9	253,607	11.2	971,931	20.8	112,933	14.6	416,591	57,697	28.4
Others	105,442	4.9	95,604	4.2	148,383	3.2	26,895	3.5	47,542	6,584	3.2
Net revenues	2,147,577	100.0	2,262,983	100.0	4,665,967	100.0	773,936	100.0	1,468,293	203,356	100.0
Operating costs and expenses:
Hotel operating costs	(1,419,578)	(66.1)	(1,393,312)	(61.6)	(2,240,890)	(47.9)	(381,632)	(49.3)	(662,169)	(91,709)	(45.2)
Retail costs	(121,365)	(5.6)	(151,815)	(6.7)	(513,326)	(11.0)	(61,517)	(7.9)	(206,103)	(28,545)	(14.0)
Other operating costs	(41,959)	(2.0)	(34,870)	(1.5)	(72,543)	(1.6)	(10,137)	(1.3)	(9,826)	(1,361)	(0.7)
Selling and marketing expenses	(124,210)	(5.8)	(139,929)	(6.2)	(469,595)	(10.1)	(56,009)	(7.2)	(174,711)	(24,197)	(11.9)
General and administrative expenses	(197,064)	(9.2)	(350,009)	(15.5)	(451,470)	(9.7)	(193,204)	(25.0)	(76,655)	(10,617)	(5.2)
Technology and development expenses	(52,121)	(2.4)	(66,182)	(2.9)	(77,288)	(1.7)	(16,790)	(2.2)	(24,181)	(3,349)	(1.6)
Pre-opening expenses	(17,595)	(0.8)	—	—	—	—	—		—	—	—
Total operating costs and expenses	(1,973,892)	(91.9)	(2,136,117)	(94.4)	(3,825,112)	(82.0)	(719,289)	(92.9)	(1,153,645)	(159,778)	(78.6)
Other operating income, net	22,371	1.0	38,094	1.7	83,179	1.8	7,230	0.9	10,009	1,386	0.7
Income from operations	196,056	9.1	164,960	7.3	924,034	19.8	61,877	8.0	324,657	44,964	22.1
Interest income	6,722	0.3	14,456	0.6	29,569	0.6	4,843	0.6	13,519	1,872	0.8
Gain from short-term investments	8,745	0.4	8,455	0.4	34,519	0.7	5,354	0.7	9,592	1,328	0.7
Interest expense	(7,937)	(0.4)	(6,501)	(0.3)	(5,005)	(0.1)	(1,927)	(0.2)	(673)	(93)	(0.0)
Other (expenses) income, net	301	0.0	(814)	(0.0)	(1,024)	(0.0)	551	0.0	(466)	(65)	(0.0)
Income before income tax	203,887	9.5	180,556	8.0	982,093	21.0	70,698	9.1	346,629	48,006	23.6
Income tax expense	(64,217)	(3.0)	(84,474)	(3.7)	(243,036)	(5.2)	(52,626)	(6.8)	(88,921)	(12,315)	(6.1)
Net income	139,670	6.5	96,082	4.2	739,057	15.8	18,072	2.3	257,708	35,691	17.5
Less: net income (loss) attributable to non-controlling interests	(5,384)	(0.3)	(2,017)	(0.1)	1,920	0.0	197	0.0	550	76	0.0
Net income attributable to the Company	145,054	6.8	98,099	4.3	737,137	15.8	17,875	2.3	257,158	35,615	17.5
Non-GAAP Financial Measures
To supplement our consolidated financial results presented in accordance with U.S. Generally-Accepted Accounting Principles (“GAAP”), we use the following non-GAAP financial measures: (i) adjusted net income, which is defined as net income excluding share-based compensation expenses; (ii) EBITDA, which is defined as earnings before interest expense, interest income, income tax expense and depreciation and amortization; and (iii) adjusted EBITDA, which is defined as EBITDA excluding share-based compensation expenses. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for financial information prepared and presented in accordance with U.S. GAAP.
We believe that EBITDA is widely used by other companies in the hospitality industry and may be used by investors as a measure of financial performance. Given the significant investments that we have made in leasehold improvements and other fixed assets of leased hotels, depreciation and amortization expense comprises a significant portion of our cost structure. We believe that EBITDA will provide investors with a useful tool for comparability between periods because it eliminates depreciation and amortization expense attributable to capital expenditures.
Additionally, we believe that adjusted net income and adjusted EBITDA will provide meaningful supplemental information to investors as such measures can assist investors to better understand our performance and compare business trends since share-based compensation is non-cash in nature.
We believe that both management and investors benefit from reviewing these non-GAAP financial measures in assessing our performance and when planning and forecasting future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance. We believe these non-GAAP financial measures are also useful to investors in providing greater transparency with respect to information used regularly by our management in financial and operational decision-making.
The use of these non-GAAP financial measures has certain limitations as the excluded items have been and will be incurred and are not reflected in the presentation of these non-GAAP measures. Each of these items should also be considered in the overall evaluation of our results. We compensate for these limitations by providing reconciliations of the relevant non-GAAP financial measures to the U.S. GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.
In addition, these measures may not be comparable to similarly titled measures utilized by other companies since such other companies may not calculate these measures in the same manner as we do.
A reconciliation of net income which is the most directly comparable U.S. GAAP measure to (i) adjusted net income (non-GAAP), (ii) EBITDA (non-GAAP), and (iii) adjusted EBITDA (non-GAAP), is provided below:
	Year ended December 31,			Three Months ended March 31,
	2021	2022	2023	2023	2024
	RMB	RMB	RMB	RMB	RMB	USD
					(unaudited)
	(in thousands)
Net income (GAAP)	139,670	96,082	739,057	18,072	257,708	35,691
Share-based compensation expenses, net of tax effect of nil(1)	—	163,193	163,978	141,580	3,142	436
Adjusted Net income (Non-GAAP)	139,670	259,275	903,035	159,652	260,850	36,127
Net income (GAAP)	139,670	96,082	739,057	18,072	257,708	35,691
Interest expense	7,937	6,501	5,005	1,927	673	93
Interest income	(6,722)	(14,456)	(29,569)	(4,843)	(13,519)	(1,872)
Income tax expense	64,217	84,474	243,036	52,626	88,921	12,315
Depreciation and amortization	93,911	88,561	85,021	21,897	17,149	2,375
EBITDA (Non-GAAP)	299,013	261,162	1,042,550	89,679	350,932	48,602
Share-based compensation expenses	—	163,193	163,978	141,580	3,142	436
Adjusted EBITDA (Non-GAAP)	299,013	424,355	1,206,528	231,259	354,074	49,038

(1)
The share-based compensation expenses were recorded at entities in PRC. Share-based compensation expenses were non-deductible expenses in PRC. Therefore, there is no tax impact for share-based compensation expenses adjustment for non-GAAP financial measures.

Three Months Ended March 31, 2024 Compared to Three Months Ended March 31, 2023
Net revenues.   Our net revenues for the three months ended March 31, 2024 increased by 89.7% to RMB1,468.3 million (US$203.4 million) from RMB773.9 million during the same period of 2023, mainly driven by the growth in both our manachised hotel and retail businesses.
•
Manachised hotels.   Revenues from our manachised hotels for the three months ended March 31, 2024 increased by 87.1% to RMB836.1 million (US$115.8 million) from RMB446.8 million during the same period in 2023. This increase was primarily driven by the ongoing expansion of our hotel network. The total number of our manachised hotels increased from 935 as of March 31, 2023 to 1,271 as of March 31, 2024. Additionally, the rapid growth in hotel supply purchases from us, driven by a versatile product portfolio and compelling services enabled by our enhanced supply chain capabilities, also contributed to the increase in our manachised hotel revenues. RevPar of our manachised hotels decreased slightly to RMB324 for the three months ended March 31, 2024, from RMB331 for the same period of 2023, primarily due to macroeconomic uncertainties and the changing mix of new manachised hotels in their ramp-up periods.

•
Leased hotels.   Revenues from our leased hotels for the three months ended March 31, 2024 decreased by 10.3% to RMB168.0 million (US$23.3 million) from RMB187.3 million during the same period in 2023. This decrease was primarily due to the impact from the renovation of one leased hotel and the decrease in RevPAR. For similar reasons resulting in the movement of RevPar of our manachised hotels, RevPAR of our leased hotels was RMB455 for the three months ended March 31, 2024, compared with RMB464 for the same period of 2023.

•
Retail.   Revenues from retail for the three months ended March 31, 2024 increased by 268.9% to RMB416.6 million (US$57.7 million) from RMB112.9 million during the same period in 2023. This significant increase was driven by the widespread recognition of our retail brands and compelling product offerings, as well as our improved product development and distribution capabilities.

•
Others.   Other revenues for the three months ended March 31, 2024 increased by 76.8% to RMB47.5 million (US$6.6 million) from RMB26.9 million for the same period of 2023. This increase was driven by the fast-growing membership business.

Operating Costs and Expenses.   Our operating costs and expenses for the three months ended March 31, 2024 were RMB1,153.6 million (US$159.8 million) (including share-based compensation expenses of RMB3.1 million (US$0.4 million)), compared with RMB719.3 million (including share-based compensation expenses of RMB141.6 million) during the same period in 2023.
•
Hotel operating costs.   Our hotel operating costs account for a substantial majority of our total operating costs and expenses, which consist of costs and expenses directly attributable to the operation of our manachised and leased hotels.

	Year ended December 31,			Three Months ended March 31,
	2021	2022	2023	2023	2024
	RMB	RMB	RMB	RMB	RMB	USD
				(unaudited)
	(in thousands)
Hotel operating costs
Manachised hotels	795,661	801,910	1,533,326	226,599	512,023	70,914
Leased hotels	623,917	591,402	707,564	155,033	150,146	20,795
Total hotel operating costs	1,419,578	1,393,312	2,240,890	381,632	662,169	91,709

Our hotel operating costs for the three months ended March 31, 2024 increased by 73.5% to RMB662.2 million (US$91.7 million) from RMB381.6 million during the same period in 2023. The increase was mainly due to the increase in variable costs, such as supply chain costs, associated with the continued growth of our hotel business. Hotel operating costs accounted for 65.9% of manachised and leased hotels’ revenues for the three months ended March 31, 2024, compared with 60.2% for the same period of 2023. The increase was attributable to the decreased RevPAR of our manachised and leased hotels and a higher proportion of revenue from hotel supply sales, which typically have lower margins.
•
Retail Costs.   Our retail costs for the three months ended March 31, 2024 were RMB206.1 million (US$28.5 million), compared with RMB61.5 million for the same period of 2023. The increase was associated with the rapid growth of our retail business. Retail costs accounted for 49.5% of retail revenues for the three months ended March 31, 2024, compared with 54.5% for the same period of 2023. The decrease was attributable to an increasing contribution from higher-margin online sales.

•
Other operating costs.   Our other operating costs for the three months ended March 31, 2024 was RMB9.8 million (US$1.4 million), which remained relatively stable compared with RMB10.1 million during the same period in 2023.

•
Selling and marketing expenses.   Our selling and marketing for the three months ended March 31, 2024 increased by 211.9% to RMB174.7 million (US$24.2 million) from RMB56.0 million during the same period in 2023. This increase was primarily driven by enhanced branding investments and effective online channel development, alongside the growth of our retail business. As a result, selling and marketing expenses accounted for 11.9% of net revenues for the three months ended March 31, 2024, compared with 7.2% for the same period of 2023.

•
General and administrative expenses.   Our general and administrative expenses for the three months ended March 31, 2024 were RMB76.7 million (US$10.6 million) (including RMB3.0 million share-based compensation expenses), compared with RMB193.2 million (including RMB141.4 million share-based compensation expenses) for the same period of 2023. Excluding the impact from share-based compensation expenses, this increase was primarily due to the increase in labor costs. General and administrative expenses, excluding the share-based compensation expenses, accounted for 5.0% of net revenues for the three months ended March 31, 2024, compared with 6.7% for the same period of 2023, attributed primarily to enhanced economies of scale and operational efficiency.

•
Technology and development expenses.   Our technology and development expenses for the three months ended March 31, 2024 were RMB24.2 million (US$3.3 million), compared to RMB16.8 million during the same period in 2023. The increase was mainly attributable to our increased investments in technology systems and infrastructure to support our expanding hotel network and retail business as well as improve the customer experience. Technology and development expenses accounted for 1.6% of net revenues for the three months ended March 31, 2024, compared with 2.2% for the same period of 2023.

Other operating income (net).   Our other operating income (net) primarily consists of income from government subsidies and value-added tax related benefits. Our other operating income (net) for the three months ended March 31, 2024 increased by 38.4% to RMB10.0 million (US$1.4 million) from RMB7.2 million during the same period in 2023.
Income from operations.   As a result of the foregoing, we had income from operations for the three months ended March 31, 2024 of RMB324.7 million (US$45.0 million), compared with income from operations of RMB61.9 million during the same period in 2023.
Interest income.   Our interest income consists primarily of interest from our bank deposits. Our interest income increased to RMB13.5 million (US$1.9 million) for the three months ended March 31, 2024 from RMB4.8 million during the same period in 2023, due to increased cash at bank in line with our business expansion and revenue growth.
Gain from short-term investments.   Our gain from short-term investments increased to RMB9.6 million (US$1.3 million) for the three months ended March 31, 2024 from RMB5.4 million during the same period in 2023, due to increased short-term investments made in line with our business expansion and revenue growth.

Interest expense.   Our interest expense consists primarily of interests related to our borrowings. Our interest expense decreased to RMB0.7 million (US$93 thousand) for the three months ended March 31, 2024 from RMB1.9 million during the same period in 2023, primarily due to the decreased balance of borrowings.
Income tax expense.   Our income tax expenses increased to RMB88.9 million (US$12.3 million) for the three months ended March 31, 2024 from RMB52.6 million during the same period in 2023.
Net income.   As a result of the foregoing, compared to net income of RMB18.1 million for the three months ended March 31, 2023, we had net income of RMB257.7 million (US$35.7 million) for the three months ended March 31, 2024.
Liquidity and Capital Resources
Our principal sources of liquidity come from cash generated from operating activities, equity financing and bank loans. As of March 31, 2024, we had RMB3.0 billion (US$422.2 million) in cash and cash equivalents. Our cash and cash equivalents consist of cash on hand and liquid investments which have maturities of three months or less when acquired and are unrestricted as to withdrawal or use.
We expect to incur additional capital expenditures in connection with leasehold improvements of our leased hotels. We intend to fund our expansions mainly with our operating cash flow and our cash balance, credit facilities provided by banks, as well as net proceeds received from our initial public offering in November 2022. We believe that our current cash and anticipated cash flow from operations will be sufficient to meet our anticipated cash needs, including our cash needs for working capital and capital expenditures, for at least the next 12 months.
We intend to finance our future working capital requirements and capital expenditures with anticipated cash generated from operating activities and funds raised from financing activities. However, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to execute our growth strategies and scale our business could be significantly impaired, and our business, operating results and financial condition may be adversely affected. See “Item 3. Key Information — 3.D. Risk Factors — Risk Factors — Risks Related to Our Business and Industry — We require significant capital to fund our operations, growth and technological investments. If we cannot obtain sufficient capital on acceptable terms, our business, financial condition and prospects may suffer” in the 2023 Annual Report.
The following table sets forth a summary of our cash flows for the periods indicated:
	Year ended December 31,			Three Months ended March 31,
	2021	2022	2023	2023	2024
	RMB	RMB	RMB	RMB	RMB	USD
				(unaudited)
	(in thousands)
Net cash generated from operating activities	417,879	283,677	1,988,674	361,657	143,236	19,838
Net cash generated from (used in) investing activities	(42,225)	(192,225)	(600,521)	(13,509)	36,964	5,120
Net cash generated from (used in) financing activities	(161,080)	456,310	(146,916)	39,020	20,000	2,770
Net increase in cash and cash equivalents and restricted cash	206,393	550,578	1,251,646	385,766	207,601	28,753
Cash and cash equivalents and restricted cash at the beginning of the period	833,136	1,039,529	1,590,107	1,590,107	2,841,753	393,578
Cash and cash equivalents and restricted cash at the end of the period	1,039,529	1,590,107	2,841,753	1,975,873	3,049,354	422,331
Operating Activities
Our net cash generated from operating activities decreased to RMB143.2 million (US$19.8 million) for the three months ended March 31, 2024 from RMB361.7 million during the same period in 2023. The movement of our net cash generated from operating activities over the period was primarily affected by our bill collection and payment settlement cycles.
Investing Activities
Our net cash generated from investing activities was RMB37.0 million (US$5.1 million) for the three months ended March 31, 2024, compared with net cash used in investing activities of RMB13.5 million during the same period in 2023, primarily due to increase in proceeds from maturities of short-term investments.
Financing Activities
Our net cash generated from financing activities decreased to RMB20.0 million (US$2.8 million) for the three months ended March 31, 2024 from RMB39.0 million during the same period in 2023, primarily due to decrease in proceeds from borrowings.
Working Capital
We recorded net current assets (current assets less current liabilities) of RMB777.0 million, RMB1,863.7 million and RMB2,141.1 million (US$296.5 million) as of December 31, 2022 and 2023 and March 31, 2024, respectively. As of March 31, 2024, we recorded total current assets of RMB4,435.8 million (US$614.4 million) and total current liabilities of RMB2,294.8 million (US$317.8 million). In addition, we had cash and cash equivalents of RMB3,048.4 million (US$422.2 million) as of March 31, 2024. The following table sets forth a breakdown of our current assets and current liabilities as of the dates indicated.
	As of December 31,		As of March 31,
	2022	2023	2024
	RMB	RMB	RMB	USD
			(unaudited)
	(in thousands)
Current assets
Cash and cash equivalents	1,589,161	2,840,807	3,048,408	422,200
Short-term investments	157,808	751,794	711,525	98,545
Accounts receivable, net of allowance of RMB19,468, RMB32,298 and RMB30,972 as of December 31, 2022, 2023 and March 31, 2024, respectively	132,699	162,101	164,553	22,790
Prepayment and other current assets	133,901	251,900	270,544	37,470
Amounts due from related parties	53,630	115,900	135,085	18,709
Inventories	57,460	119,078	105,711	14,641
Total current assets	2,124,659	4,241,580	4,435,826	614,355
Current liabilities
Operating lease liabilities, current	319,598	295,721	316,113	43,781
Accounts payable	184,901	594,545	443,512	61,426
Deferred revenue, current	202,996	406,066	381,768	52,874
Salary and welfare payable	103,539	189,823	132,487	18,349
Accrued expenses and other payables	330,282	684,391	759,669	105,213
Income taxes payable	31,336	136,201	169,241	23,440
Short-term borrowings	142,828	70,000	90,000	12,465
Current portion of long-term borrowings	29,130	—	—	—
Amounts due to related parties	3,004	1,104	1,979	274
Total current liabilities	1,347,614	2,377,851	2,294,769	317,822
Net current assets	777,045	1,863,729	2,141,057	296,533

Our net current assets increased to RMB2,141.1 million (US$296.5 million) as of March 31, 2024 from RMB1,863.7 million as of December 31, 2023, primarily due to the increase in cash and cash equivalents. For a more detailed discussion of our cash position as well as material changes in the various working capital items, see “— Liquidity and Capital Resources.”
Material Cash Requirements
Our material cash requirements as of March 31, 2024 and any subsequent interim period primarily include our working capital and operating expenditure needs, capital expenditures, contractual obligations and outstanding indebtedness.
Other than the capital expenditures, contractual obligations and capital commitment, as discussed below, we did not have any significant capital and other commitments, long-term obligations or guarantees as of March 31, 2024.
Capital Expenditures
Our capital expenditures were incurred primarily in connection with leasehold improvements, investments in furniture, fixtures and equipment and technology, information and operational software. Our capital expenditures decreased to RMB12.6 million (US$1.7 million) for the three months ended March 31, 2024 from RMB17.6 million during the same period in 2023. We will continue to make capital expenditures to meet the expected growth of our operations and expect cash generated from our operating activities and financing activities will continue to meet our capital expenditure needs in the foreseeable future.
Contractual Obligations
The following table sets forth our contractual obligations as of March 31, 2024.
	Payment Due by Period
	Total	Less Than 1 Year	1 – 3 Years	3 – 5 Years	More Than 5 Years
	(in RMB thousands)
Operating lease obligations	2,145,510	387,747	584,138	542,962	630,663
Our operating lease obligations are primarily related to our obligations under lease agreements with lessors of business offices and leased hotels.
Outstanding Indebtedness
As of March 31, 2024, we had several customary credit facilities with major merchant banks in China under which we could borrow up to RMB510 million during the term of the facilities with maturity dates ranging from August 2024 to March 2025.
As of March 31, 2024, we had outstanding bank loans in an aggregate amount of RMB90 million with weighted average interest rate of 3.2% per annum. As of March 31, 2024, the unutilized credit facility available was RMB420 million.
Capital Commitments
As of March 31, 2024, our commitments related to leasehold improvements and installation of equipment for hotel operations was RMB7.6 million, which is expected to be incurred within one year.
Off-Balance Sheet Commitments and Arrangements
Other than operating lease obligations set forth in the table under the caption “Contractual Obligations” above, we have not entered into any material financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholders’ equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.
Internal Control over Financial Reporting
Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15 (f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended.
Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with Generally Accepted Accounting Principles (GAAP) in the United States of America and includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of our company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with GAAP, and that receipts and expenditures of our company are being made only in accordance with authorizations of our management and directors; and (3) provide reasonable assurance regarding prevention or timely detection of the unauthorized acquisition, use or disposition of our company’s assets that could have a material effect on the consolidated financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risks that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
As required by Section 404 of the Sarbanes-Oxley Act of 2002 and related rules as promulgated by the Securities and Exchange Commission, our management including our Chief Executive Officer and Chief Financial Officer assessed the effectiveness of internal control over financial reporting as of December 31, 2023 using the criteria set forth in the report “Internal Control — Integrated Framework (2013)” published by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, management concluded that our internal control over financial reporting was effective as of December 31, 2023.

DESCRIPTION OF SHARE CAPITAL
We are a Cayman Island exempted company and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and Companies Act (As Revised) of the Cayman Islands, (the “Companies Act”), and the common law of the Cayman Islands.
Our share capital is divided into ordinary shares. In respect of all of our ordinary shares we have power insofar as is permitted by law, to redeem or purchase any of our shares and to increase or reduce the share capital subject to the provisions of the Companies Act and the articles of association and to issue any shares, whether such shares be of the original, redeemed or increased capital, with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers under our memorandum and articles of association.
As of the date of this prospectus supplement, our authorized share capital consists of US$300,000 divided into 3,000,000,000 ordinary shares of par value US$0.0001 each, consisting of 2,900,000,000 Class A ordinary shares and 100,000,000 Class B ordinary shares of par value of US$0.0001 each. As of March 31, 2024, there are 339,104,792 Class A ordinary shares (excluding 5,353,776 Class A ordinary shares issued to our depositary bank for bulk issuance of ADSs reserved for future share issuances upon the exercise or vesting of equity awards under our Public Company Plan) and 73,680,917 Class B ordinary shares issued and outstanding. All of our shares issued and outstanding are fully paid.
The following are summaries of material provisions of our ninth amended and restated memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our ordinary shares.
Ordinary Shares
General.   Immediately prior to the completion of this secondary offering, our authorized share capital is US$300,000 divided into 2,900,000,000 Class A ordinary shares and 100,000,000 Class B ordinary shares, with a par value of US$0.0001 each. Holders of ordinary shares will have the same rights except for voting and conversion rights. All of our issued and outstanding ordinary shares are non-assessable. Certificates representing the ordinary shares are issued in registered form. We may not issue share to bearer. Our shareholders who are non-resident of the Cayman Islands may freely hold and transfer their ordinary shares.
Immediately following the completion of this secondary offering, the holder of Class B ordinary shares will continue to control the outcome of a shareholder vote (i) with respect to matters requiring an ordinary resolution which requires the affirmative vote of a simple majority of shareholder votes, to the extent that the Class B ordinary shares represent at least 9.1% of our total issued and outstanding share capital; and (ii) with respect to matters requiring a special resolution which requires the affirmative vote of no less than two-thirds of shareholder votes, to the extent that the Class B ordinary shares represent at least 16.7% of our total issued and outstanding share capital. The holder of Class B ordinary shares may take actions that are not in the best interest of us or our other shareholders or holders of the ADSs. It may discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of the ADSs. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.
Future issuances of our Class B or Class A ordinary shares, which can be approved by our board of directors, could result in dilution to existing holders of our Class A ordinary shares. Such issuances, or the perception that such issuances may occur, could depress the market price of the ADSs. See “Risk Factors — Risks Related to The ADSs and This Secondary Offering — Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and the ADSs may view as beneficial.”

Conversion.   Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment, disposition, or a change of ultimate beneficial ownership of Class B ordinary shares by a holder thereof to any person who is not an Affiliate (as defined in our ninth amended and restated memorandum and articles of association) of the holders of such ordinary shares, such Class B ordinary shares shall be automatically and immediately converted into the same number of Class A ordinary shares.
Dividends.   The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to our ninth amended and restated memorandum and articles of association and the Companies Act. Our ninth amended and restated memorandum and articles of association provide that dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Act. No dividend may be declared and paid unless our directors determine that, immediately after the payment, we will be able to pay our debts as they become due in the ordinary course of business and we have funds lawfully available for such purpose.
Voting Rights; Meeting of Shareholders.   In respect of all matters subject to a shareholders’ vote, each holder of Class A ordinary shares is entitled to one vote per share and each holder of Class B ordinary shares is entitled to ten votes per share on all matters subject to vote at our general meetings. Holders of Class A ordinary shares and Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any such general meeting. Voting at any meeting of shareholders is by a poll and not a show of hands.
A quorum required for a meeting of shareholders consists of shareholders holding a majority of the votes attaching to the issued and outstanding shares entitled to vote at general meetings present in person or by proxy or, if a corporate or other non-natural person, by its duly authorized representative. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our ninth amended and restated memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by our directors. We, however, will hold an annual shareholders’ meeting during each fiscal year, as required by the Listing Rules at the Nasdaq. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Shareholders’ annual general meetings and any other general meetings of our shareholders may be called by a majority of our board of directors or our chairman or upon a requisition of shareholders holding at the date of deposit of the requisition not less than one-third of the votes attaching to the issued and outstanding shares entitled to vote at general meetings, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our ninth amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders. Advance notice of at least seven (7) business days is required for the convening of our annual general meeting and other general meetings unless such notice is waived in accordance with our articles of association.
An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution also requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting. A special resolution will be required for important matters such as a change of name or making changes to our amended and restated memorandum and articles of association.
Transfer of Ordinary Shares.   Subject to the restrictions in our ninth amended and restated memorandum and articles of association as set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:
•
the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•
the instrument of transfer is in respect of only one class of shares;

•
the instrument of transfer is properly stamped, if required;

•
in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four;

•
the shares are free from any lien in favor of the Company; and

•
a fee of such maximum sum as the Nasdaq may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within five business days of such refusal, notify the transferee and provide a detailed explanation of the reason therefor.
The registration of transfers may, after compliance with any notice required of the Nasdaq, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for 30 more than days in any year as our board may determine.
Liquidation.   On winding up, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them. Any distribution of assets or capital to a holder of ordinary share will be the same in any liquidation event.
Calls on Ordinary Shares and Forfeiture of Ordinary Shares.   Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.
Redemption, Repurchase and Surrender of Ordinary Shares.   We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors. Our company may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors, or are otherwise authorized by our ninth amended and restated memorandum and articles of association. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (i) unless it is fully paid up, (ii) if such redemption or repurchase would result in there being no shares outstanding, or (iii) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.
Variations of Rights of Shares.   If at any time our share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not our company is being wound-up, may be varied with the consent in writing of the holders of not less than a majority of the issued shares of that class or series or with the sanction of a special resolution at a separate meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.
Inspection of Books and Records.   Holders of our ordinary shares have no general right under Cayman Islands law to inspect our corporate records or obtain copies of our register of members (other than the memorandum and articles of association, special resolutions which have been passed by our shareholders and our register of mortgages and charges). Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies in the Cayman Islands. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”
Issuance of Additional Shares.   Our ninth amended and restated memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.
Our ninth amended and restated memorandum and articles of association also authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:
•
the designation of the series;

•
the number of shares of the series;

•
the dividend rights, dividend rates, conversion rights, voting rights; and

•
the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.
Anti-Takeover Provisions.   Some provisions of our ninth amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders or limit the ability of shareholders to requisition and convene general meetings of shareholders.
However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our ninth amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.
Exempted Company.   We are an exempted company with limited liability under the Companies Act.
The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:
•
does not have to file an annual return of its shareholders with the Registrar of Companies;

•
is not required to open its register of members for inspection;

•
does not have to hold an annual general meeting;

•
may issue shares or shares with no par value;

•
may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 30 years in the first instance);

•
may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•
may register as a limited duration company; and

•
may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
Exclusive Forum.   Without limiting the jurisdiction of the Cayman courts to hear, settle and/or determine disputes related to our company, the courts of the Cayman Islands shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of our company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of our company to our company or the members, (iii) any action asserting a claim arising pursuant to any provision of the Companies Act or our articles of association including but not limited to any purchase or acquisition of shares, security, or guarantee provided in consideration thereof, or (iv) any action asserting a claim against our company which if brought in the United States of America would be a claim arising under the internal affairs doctrine (as such concept is recognized under the laws of the United States from time to time).
Unless we consent in writing to the selection of an alternative forum, federal courts of the United States of America shall have exclusive jurisdiction within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, including those arising from the Securities Act and the Exchange Act, regardless of whether such legal suit, action, or proceeding also involves parties other than our company. Any person or entity purchasing or otherwise acquiring any share or other securities in our company shall be deemed to have notice of and consented to the provisions of our articles of association.
Register of Members
Under the Companies Act, we must keep a register of members and there should be entered therein:
•
the names and addresses of our members, together with a statement of the shares held by each member, and such statement shall confirm (i) the amount paid or agreed to be considered as paid, on the shares of each member, (ii) the number and category of shares held by each member, and (iii) whether each relevant category of shares held by a member carries voting rights under the articles of association of our company, and if so, whether such voting rights are conditional;

•
the date on which the name of any person was entered on the register as a member; and

•
the date on which any person ceased to be a member.

Under the Companies Act, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of the Companies Act to have legal title to the shares as set against its name in the register of members. In connection with this secondary offering, we will perform the procedure necessary to immediately update the register of members to record and give effect to the delivery of shares by the Selling Shareholder to the Depositary (or its nominee) as the depositary. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name. If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.
Differences in Corporate Law
The Companies Act is derived, to a large extent, from the older Companies Acts of England, but does not follow many recent English law statutory enactments. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.
Mergers and Similar Arrangements.   The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.
In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.
A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.
The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.
Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided that the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.
Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by (a) 75% in value of the shareholders or class of shareholders, as the case may be, or (b) a majority in number representing 75% in value of the creditors or each class of creditors, as the case may be, with whom the arrangement is to be made, that are, in each case, present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:
•
the statutory provisions as to the required majority vote have been met;

•
the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•
the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•
the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissenting minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two- month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.
If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
Shareholders’ Suits.   In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against or derivative actions in the name of the company to challenge actions where:
•
a company acts or proposes to act illegally or ultra vires;

•
the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•
those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability.   Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under our ninth amended and restated memorandum and articles of association, which became effective immediately prior to the completion of our 2022 offering, to the fullest extent permissible under Cayman Islands law every director and officer of our company shall be indemnified against all actions, proceedings, costs, charges, losses, damages and expenses incurred or sustained by him by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.
In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our ninth amended and restated memorandum and articles of association.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Directors’ Fiduciary Duties.   Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage.
This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.
As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.
Shareholder Action by Written Consent.   Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Act and our ninth amended and restated memorandum and articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.
Shareholder Proposals.   Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.
The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our ninth amended and restated memorandum and articles of association allow our shareholders holding in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our ninth amended and restated memorandum and articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As an exempted company incorporated in the Cayman Islands, we are not obliged by law to call shareholders’ annual general meetings.
Cumulative Voting.   Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it.
Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands, but our ninth amended and restated memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.
Removal of Directors.   Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our ninth amended and restated memorandum and articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders or the affirmative vote of a simple majority of the other directors present and voting at a board meeting. A director shall hold office until the expiration of his or her term or his or her successor shall have been elected and qualified, or until his or her office is otherwise vacated. In addition, a director’s office shall be vacated if the director (i) dies, becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing to the company; (iv) is prohibited by law or stock exchange rules from being a director; or (v) is removed from office pursuant to any other provisions of our ninth amended and restated memorandum and articles of association.
Transactions with Interested Shareholders.   The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two- tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.
Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of the Company are required to comply with fiduciary duties which they owe to the Company under Cayman Islands laws, including the duty to ensure that, in their opinion, any such transactions must be entered into bona fide in the best interests of the company, and are entered into for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.
Restructuring.   A company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company:
(i)
is or is likely to become unable to pay its debts; and

(ii)
intends to present a compromise or arrangement to its creditors (or classes thereof) either pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring.

The Grand Court may, among other things, make an order appointing a restructuring officer upon hearing of such petition, with such powers and to carry out such functions as the court may order. At any time (i) after the presentation of a petition for the appointment of a restructuring officer but before an order for the appointment of a restructuring officer has been made, and (ii) when an order for the appointment of a restructuring officer is made, until such order has been discharged, no suit, action or other proceedings (other than criminal proceedings) shall be proceeded with or commenced against the company, no resolution to wind up the company shall be passed, and no winding up petition may be presented against the company, except with the leave of the court. However, notwithstanding the presentation of a petition for the appointment of a restructuring officer or the appointment of a restructuring officer, a creditor who has security over the whole or part of the assets of the company is entitled to enforce the security without the leave of the court and without reference to the restructuring officer appointed.
Dissolution; Winding up.   Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our ninth amended and restated memorandum and articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.
Variation of Rights of Shares.   Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our ninth amended and restated memorandum and articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.
Amendment of Governing Documents.   Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our ninth amended and restated memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.
Rights of Nonresident or Foreign Shareholders.   There are no limitations imposed by our ninth amended and restated memorandum and articles of association on the rights of nonresident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our ninth amended and restated memorandum and articles of association that require our company to disclose shareholder ownership above any particular ownership threshold.
History of Securities Issuances
The following is a summary of our securities issuances in the past three years.
Issuance of Ordinary Shares
In November 2022, we completed an initial public offering in which we offered and sold an aggregate of 16,387,500 Class A ordinary shares represented by ADSs. On November 11, 2022, the ADSs commenced trading on Nasdaq under the symbol “ATAT.”
Since May 2023, we have issued an aggregate of 25,726,398 Class A ordinary shares to The Bank of New York Mellon, our depositary bank, for bulk issuance of ADSs reserved for future share issuances upon the exercise or vesting of equity awards under our Public Company Plan.
Share Option Grants
We have granted share options to certain of our executive officers and employees. See “Management — Share Incentive Plans.”

CAPITALIZATION
The following table sets forth our capitalization as of March 31, 2024. This secondary offering will not affect our capitalization as we will not issue any new Class A ordinary shares and will not receive any proceeds from such offering.
You should read this table in conjunction with our consolidated financial statements and related notes included and “Item 5. Operating and Financial Review and Prospects” in the 2023 Annual Report and our unaudited condensed consolidated financial statements and the related notes included in Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on June 10, 2024, both of which are incorporated by reference in this prospectus supplement and the accompanying prospectus.
	As of March 31, 2024
	(in thousands) (unaudited)
	RMB	USD
Long-term borrowings, non-current portion	2,000	277
Shareholders’ equity
Class A ordinary shares (US$0.0001 par value; 2,900,000,000 shares authorized; 339,104,792 shares issued and outstanding (excluding 5,353,776 Class A ordinary shares issued to our depositary bank for bulk issuance of ADSs reserved for future share issuances upon the exercise or vesting of equity awards under our Public Company Share Incentive Plan))	244	34
Class B ordinary shares (US$0.0001 par value; and 100,000,000 shares authorized; 73,680,917 shares issued and outstanding)	56	8
Additional paid in capital	1,558,915	215,907
Retained earnings	764,384	105,866
Accumulated other comprehensive income	12,278	1,700
Total equity attributable to shareholders of the Company	2,335,877	323,515
Non-controlling interests	(7,429)	(1,029)
Total shareholders’ equity	2,328,448	322,486
Total capitalization	2,330,448	322,763

DIVIDEND POLICY
On August 17, 2023, we declared a cash dividend of US$0.05 per ordinary share, or US$0.15 per ADS, with each ADS representing three Class A ordinary shares. The total amount of cash distributed for the dividend was approximately US$21 million.
We are a holding company incorporated in the Cayman Islands. We rely principally on dividends from our PRC subsidiaries for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See “Item 4. Information on The Company — 4.B. Business Overview — Regulation — Regulations on Dividend Distribution” and “Item 3. Key Information — 3.D. Risk Factors — Risks Related to Doing Business in China — Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment” in the 2023 Annual Report.
Our board of directors has discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. If our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the ordinary shares represented by the ADSs to the depositary, as the registered holder of such ordinary shares, and the depositary then will pay such amounts to the ADS holders in proportion to the Class A ordinary shares represented by the ADSs held by such ADS holders, subject to the terms of the deposit agreement, net of the fees and expenses payable thereunder. See “Description of American Depositary Shares.”

MANAGEMENT
Directors and Executive Officers
The following table provides information regarding our directors and executive officers as of the date of this prospectus supplement.
Directors and Executive Officers	Age	Position/Title
Haijun Wang	47	Founder, Chairman of Board of Directors and Chief Executive Officer
Xun Zhang	53	Co-Chief Operating Officer
Gang Chen	44	Co-Chief Operating Officer
Shoudong Wang	46	Co-Chief Financial Officer
Jianfeng Wu	38	Co-Chief Financial Officer
Lijun Gao	40	Director, Chief Compliance Officer
Hong Lu	48	Director, Senior Vice President
Shiwei Zhou	48	Director
Hongbin Zhou*	50	Director
Chao Zhang	47	Independent Director
Cong Lin	63	Independent Director
Can Wang	45	Independent Director

*
Note: In connection with this secondary offering, Mr. Hongbin Zhou, a director of our company previously appointed by the Selling Shareholder, has tendered his resignation as our director, effective upon completion of this secondary offering.

Mr. Haijun Wang is our founder and has served as our Chairman of Board of Directors and Chief Executive Officer since 2013. Prior to founding Atour in 2013, Mr. Wang served as the executive vice president of China Lodging Group, Limited, currently known as H World Group Limited, a company listed on Nasdaq under the ticker symbol of “HTHT” and the Hong Kong Stock Exchange under the stock code of “1179.” Prior to joining H World in 2005, Mr. Wang worked for Home Inns, Jinjiang Inn, as well as other reputable hotel companies. As the founder of Atour, the first upper midscale lifestyle hotel chain in China, Mr. Wang is a well-respected industry veteran with extensive hotel development and management experience. Mr. Wang was recognized as a leader in various industry leadership lists, including the List of the Most Innovative Business Figures in China, the List of 40 Leaders of China’s Hospitality Industry within the Past 40 Years, the List of the Most Innovative Figures in China’s Travel Industry. Mr. Wang graduated from Yanshan University and received his EMBA degree from the China Europe International Business School.
Mr. Xun Zhang has served as our Chief Operating Officer since 2021 and our Co-Chief Operating Officer since 2022. Mr. Zhang joined us in 2013 and held various positions successively from 2013 to 2021, including regional general manager, chief operating officer of our hotel business unit, chief customer officer and head of chief executive officer’s office. Mr. Zhang brought us extensive hotel development and management experience. Prior to joining Atour from 2007 to 2013, Mr. Zhang served as hotel manager and regional manager for China Lodging Group, Limited, currently known as H World Group Limited, a company listed on Nasdaq under the ticker symbol of “HTHT” and the Hong Kong Stock Exchange under the stock code of “1179.” Previously, Mr. Zhang also worked for multiple reputable local resort hotels in Chongqing, China. Mr. Zhang graduated from Chongqing University of Technology.
Mr. Gang Chen has served as our Co-Chief Operating Officer since 2022. Mr. Chen joined us as a Vice President in 2018 and was then promoted to a Senior Vice President in 2019. Previously, Mr. Chen served as a vice president of Zhuyou Hotel Management Co., Ltd. Mr. Chen graduated from Zhejiang Gongshang University.
Mr. Shoudong Wang has served as our Co-Chief Financial Officer since 2021 and oversees the financial reporting and related strategic, management and operational matters of our company. Prior to joining us, Mr. Wang served in various positions for TANSH Global Food Group Co., Ltd., a company listed on the

Hong Kong Stock Exchange under the stock code of “3666.” Mr. Wang served as the chief financial officer of TANSH Global Group Co., Ltd. from 2019 to 2020. During 2011 to 2016, Mr. Wang was in charge of the management of finance, legal affairs and internal audit at TANSH Global Group Co., Ltd. and also served as board secretary and joint company secretary. Previously, Mr. Wang served in the finance department of Best Buy Commercial (Shanghai) Co., Ltd. and Dazhong Transportation (Group) Co., Ltd., a company listed on the Shanghai Stock Exchange under the stock code of “600611.” Mr. Wang graduated from Fudan University, and received his master’s degree in business administration from Fudan University.
Mr. Jianfeng Wu has served as our Co-Chief Financial Officer since 2023. Mr. Wu oversees our capital market matters, including investor relations and financing related matters, and is responsible for providing administrative and other support to our board. Prior to joining us, Mr. Wu spent eight years with CMB International Capital Limited, where he has served as a Managing Director, a member of Investment Banking Business Management Committee and the Head of Consumer sector in the Corporate Finance Department. Prior to joining CMBI in 2015, Mr. Wu also served in the Investment Banking Division of UBS Securities Co. Limited since 2008. He received his Bachelor’s Degree in Economics from the School of Economics and Management of Tsinghua University in 2008.
Ms. Lijun Gao has served as our Chief Compliance Officer since 2023 and a director since 2021. Ms. Gao joined us in 2013 and served as our general counsel from January 2015 to October 2018 and as our Vice President in charge of legal matters from January 2018 to December 2022. Ms. Gao contributes more than a decade of experience in the practice of law and is specialized in corporate finance, risk management, and regulatory compliance. Ms. Gao graduated from Shanghai Normal University.
Mr. Hong Lu has served as our Senior Vice President and a director since 2021. Mr. Lu joined us in 2019 and served as a Vice President from 2019 to 2020. Previously, Mr. Lu served as a vice president and the board secretary of Xiamen 35.com Technology, a company listed on the Shenzhen Stock Exchange under the stock code of “300051,” a vice president and the board secretary of Shandong Zhongji Electrical Equipment Co., Ltd., a company listed on Shenzhen Stock Exchange under the stock code of “300308,” and the board secretary of Guangzhou Goaland Energy Conservation Tech. Co., Ltd., a company listed on the Shenzhen Stock Exchange under the stock code of “300499.” Mr. Lu graduated from Fuzhou University and received his MBA degree from the New York Institute of Technology.
Mr. Shiwei Zhou currently serves as our director. Mr. Zhou has also served as a vice president of Trip.com Group Ltd. since 2015. Mr. Zhou received a Master of Business Administration from the University of Southern California, a Master of Science from Columbia University, and a Bachelor of Engineering from Tongji University. He is a Certified Financial Analyst (CFA).
Mr. Hongbin Zhou currently serves as our director. Mr. Zhou has also been working at Legend Capital Management Co., Ltd. since 2005, and currently serves as its co-chief investment officer and executive committee member. Mr. Zhou is also a director of Milkway Chemical Engineering Supply Chain Service Co., Ltd., Jiangsu Rec-Biotechnology Co., Ltd., Shanghai Cell Therapy Group Co., Ltd., TriApex Laboratories Co., Ltd., Ningbo Newbay Technology Development Co., Ltd. and Joy Wing Mau Fruit Technologies Co., Ltd. Mr. Zhou graduated from Wuhan University and received his doctor’s degree in Business Administration from Fudan University.
Ms. Chao Zhang has served as our director since November 2022. Ms. Zhang has been a professor in Beijing International Studies University since 2015. Ms. Zhang graduated from Yanshan University and received her master’s degree in Tourism Administration from Nankai University and her doctor’s degree in Regional Economics from Peking University.
Mr. Cong Lin has served as our director since November 2022. Previously, Mr. Lin had served as a senior vice president at Marriott International China between 2003 and 2020. Mr. Lin graduated from Beijing Union University.
Mr. Can Wang has served as our director since November 2022. Mr. Wang was the chief financial officer of New Hope Group Co. Ltd from September 2022 to January 2024. From 2020 to 2023, he was also a director at Health and Happiness International Holdings Limited. Mr. Wang has also served in various senior management roles, including chief financial officer, chief growth officer and executive director, at Fosun International from 2012 to 2020. Mr. Wang is a non-practicing member of Chinese Institute of Certified

Public Accountants (CICPA) and a member of The Association of International Accountants (AIA) and a fellow member of the Association of Chartered Certified Accountants (ACCA), and has been appointed as Deputy President of China Association of Chief Financial Officers in 2021. Mr. Wang graduated from Anhui University in 1997 and received his MBA degree from China Europe International Business School in 2014.
Board of Directors
Our board of directors consists of eight directors, including three independent directors within the meaning of Section 303A of the Corporate Governance Rules of the Nasdaq, namely Can Wang, Chao Zhang and Cong Lin. A director is not required to hold any shares in our company to qualify to serve as a director. The Corporate Governance Rules of the Nasdaq generally require that a majority of an issuer’s board of directors must consist of independent directors. However, the Corporate Governance Rules of the Nasdaq permit foreign private issuers like us to follow “home country practice” in certain corporate governance matters. We rely on this “home country practice” exception and do not have a majority of independent directors serving on our board of directors.
A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with our company is required to declare the nature of his or her interest at a meeting of our directors. A general notice given to the directors by any director to the effect that he or she is a member, shareholder, director, partner, officer or employee of any specified company or firm and is to be regarded as interested in any contract or transaction with that company or firm shall be deemed a sufficient declaration of interest for the purposes of voting on a resolution in respect to a contract or transaction in which he/she has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction. A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he/she may be interested therein and if he/she does so, his/her vote shall be counted and he/she may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement is considered. Our board of directors may exercise all of the powers of our company to borrow money, to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock or other securities whenever money is borrowed or as security for any debt, liability or obligation of our company or of any third party. None of our directors has a service contract with us that provides for benefits upon termination of service as a director.
Committees of the Board of Directors
We have established an audit committee, a compensation committee and a nominating and corporate governance committee under our board of directors and have adopted a charter for each of the three committees. Each committee’s members and functions are described below.
Audit Committee.   Our audit committee consists of Can Wang, Cong Lin and Chao Zhang, and is chaired by Can Wang. We have determined that each of Can Wang, Cong Lin and Chao Zhang satisfies the requirements of Section 303A of the Corporate Governance Rules of the Nasdaq and meet the independence standards under Rule 10A-3 under the Securities Exchange Act of 1934, as amended. We have determined that Can Wang qualifies as an “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:
•
reviewing and recommending to our board for approval, the appointment, re-appointment or removal of the independent auditor, after considering its annual performance evaluation of the independent auditor;

•
approving the remuneration and terms of engagement of the independent auditor and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors;

•
obtaining a written report from our independent auditor describing matters relating to its independence and quality control procedures;

•
reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

•
discussing with our independent auditor, among other things, the audits of the financial statements, including whether any material information should be disclosed, issues regarding accounting and auditing principles and practices;

•
reviewing and approving all proposed related party transactions, as defined in Item 7 of Form 20-F;

•
reviewing and recommending the financial statements for inclusion within our quarterly earnings releases and to our board for inclusion in our annual reports;

•
discussing the annual audited financial statements with management and the independent registered public accounting firm;

•
reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any special steps taken to monitor and control major financial risk exposures;

•
periodically, reviewing and reassessing the adequacy of the committee charter;

•
at least annually, approving annual audit plans, and undertaking an annual performance evaluation of the internal audit function;

•
overseeing and evaluating the handling of complaints and whistleblowing;

•
meeting separately and periodically with management and the independent registered public accounting firm;

•
monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance; and

•
reporting regularly to the board.

Compensation Committee.   Our compensation committee consists of Haijun Wang, Can Wang and Chao Zhang and is chaired by Haijun Wang. We have determined that each of Can Wang and Chao Zhang satisfies the “independence” requirements of Section 303A of the Corporate Governance Rules of the Nasdaq. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee is responsible for, among other things:
•
overseeing the development and implementation of compensation programs in consultation with our management;

•
reviewing and approving, or recommending to the board for its approval, the compensation for our executive officers;

•
reviewing periodically and submitting for board’s approval of any equity incentive plans, programs or other similar arrangements;

•
overseeing our regulatory compliance with respect to compensation matters, including our policies on restrictions on compensation plans and loans to directors and executive officers;

•
periodically, reviewing and reassessing the adequacy of the committee charter;

•
selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management; and

•
reporting regularly to the board.

Nominating and Corporate Governance Committee.   Our nominating and corporate governance committee consists of Haijun Wang, Cong Lin and Chao Zhang, and is chaired by Haijun Wang. We have determined that each of Can Wang and Chao Zhang satisfies the “independence” requirements of Section 303A of the Corporate Governance Rules of the Nasdaq. The nominating and corporate governance committee assists the board in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:
•
recommending nominees to the board for election or re-election to the board, or for appointment to fill any vacancy on the board;

•
reviewing periodically the current composition of the board with regards to characteristics such as issues of judgment, diversity, age, skills, background and experience;

•
reviewing candidates’ qualifications for membership on the board or a committee of the board based on the criteria approved by the board;

•
making recommendations to the board as to determinations of director independence;

•
reviewing and reassessing the adequacy of the committee charter;

•
reviewing and approving compensation (including equity-based compensation) for our directors; and

•
evaluating the performance and effectiveness of the board as a whole.

Duties and Functions of Directors
Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to exercise the skill they actually possess and such care and diligence that a reasonable prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. Our company has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached. In accordance with our ninth amended and restated memorandum and articles of association, the functions and powers of our board of directors include, among others, (i) convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings, (ii) declaring dividends, (iii) appointing officers and determining their terms of offices and responsibilities, and (iv) approving the transfer of shares of our company, including the registering of such shares in our share register. In addition, in the event of a tie vote, the chairman of our board of directors has, in addition to his personal vote, the right to cast a tie-breaking vote.
Terms of Directors and Officers
Our officers are elected by and serve at the discretion of the board. A director shall hold office until the expiration of his or her term, if applicable, or his or her successor shall have been elected and qualified, or until his or her office is otherwise vacated. A director may be removed from office by ordinary resolution of shareholders or the affirmative vote of a simple majority of the other directors present and voting at a board meeting. A director will be removed from office automatically if, among other things, the director (i) resigns by notice in writing to our company; (ii) dies, becomes bankrupt or makes any arrangement or composition with his or her creditors generally; (iii) is prohibited by any applicable law or stock exchange rules from being a director; (iv) is found to be or becomes of unsound mind; or (v) is removed from office pursuant to any other provision of our ninth amended and restated memorandum and articles of association.
Interested Transactions
A director may, subject to any separate requirement for audit committee approval under applicable law or applicable Nasdaq rules, vote in respect of any contract or transaction in which he or she is interested, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him or her at or prior to its consideration and any vote in that matter.
Compensation of Directors and Executive Officers
In 2023, we paid an aggregate of RMB22.7 million (US$3.1 million) in cash to our executive officers and directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers. Our PRC subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund. For share incentive grants to our directors and executive officers, see “Management — Share Incentive Plans.”
Employment Agreements and Indemnification Agreements
We have entered into employment agreements with each of our executive officers. Each of our executive officers is employed for an indefinite term, unless terminated pursuant to the terms of the agreements or as mutually agreed by the parties thereto. We may terminate an executive officer’s employment for cause at any time without advance notice in certain events. We may terminate an executive officer’s employment by giving a prior written notice or by paying certain unpaid compensation. An executive officer may terminate his or her employment at any time by giving a prior written notice.
Each executive officer has agreed to hold, unless expressly consented to by us, at all times during and after the termination of his or her employment agreement, in strict confidence and not to use, any of our confidential information or the confidential information of our customers and suppliers. In addition, each executive officer has agreed to be bound by certain non-competition and non-solicitation restrictions during the term of his or her employment and for a specific period of time following the last date of employment.
We have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.
Share Incentive Plans
2017 PRC Incentive Plan
In 2017, our PRC subsidiary Atour Shanghai adopted the 2017 Share Incentive Plan, or the 2017 PRC Plan. In 2021, we adopted the Public Company Share Incentive Plan, or the Public Company Plan, at the Cayman Islands’ level in preparation for our initial public offering, to replace the 2017 PRC Plan. Under the 2017 PRC Plan, Atour Shanghai had granted a total of 14,196,882 share-based awards, representing the corresponding amount of equity interests of Atour Shanghai to certain of its officers, employees and consultants. All of the outstanding and unvested awards under the 2017 PRC Plan were replaced by the share options granted under, and governed by the terms and conditions of, the Public Company Plan in April 2021.
Public Company Plan
We adopted the Public Company Share Incentive Plan, or the Public Company Plan, in 2021 in preparation for our initial public offering, to replace the 2017 PRC Plan. The purpose of the Public Company Plan is to recognize and reward participants for their contribution to our company, to attract suitable personnel and to provide incentives to them to remain with and further contribute to us.
Under the Public Company Plan, the maximum aggregate number of ordinary shares we are authorized to issue pursuant to equity awards granted thereunder, subject to certain adjustments pursuant to the terms thereof, is 51,029,546 Class A ordinary shares, which have been reserved for issuance pursuant to the Public Company Plan accordingly. As of March 31, 2024, a total of 26,045,283 share options corresponding to 26,045,283 underlying Class A ordinary shares had been granted to the participants under the Public Company Plan.
The following paragraphs summarize the key terms of the Public Company Plan.
Types of Awards.   The Public Company Plan permits the awards of options, restricted stock, restricted stock unit and other stock-based award.
Plan Administration.   The Public Company Plan shall be solely administrated by the board or its compensation committee, or the Administrator, in accordance with the terms and conditions of the Public Company Plan.

Eligibility.   Equity awards authorized under the Public Company Plan may be granted to any key employee, and any prospective key employee, director or consultant who has accepted an offer of employment, directorship or consultancy from us or our subsidiaries, or any other individual as designated and approved by the Administrator.
Notice of Grant.   Each award under the Public Company Plan shall be evidenced by an award agreement to be entered into by the grantee and our company, in such form as the Administrator may from time to time determine.
Conditions of Award.   The Administrator shall determine the provisions, terms, and conditions of each award including, but not limited to, eligible participant, vesting schedule, the lock-up arrangements upon vesting and other terms and conditions that the award is subject to.
Transfer Restrictions.   Unless the Administrator or our chief executive officer otherwise determines, no award and no right under any such award shall be assignable, alienable, saleable or transferable by a grantee otherwise than by will or by the laws of descent and distribution. No award and no right under any such award may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company.
Voting Power and Dividend Right of Shares Issued Pursuant to the Public Company Plan.   Until the issuance of the shares, no grantee shall have any right to vote or receive dividends or any other rights with respect to such shares.
Amendment of the Public Company Plan.   The Public Company Plan may be altered or amended in any respect by the board, except to the extent prohibited by applicable laws.
Term of the Public Company Plan.   Unless otherwise determined by the Administrator, the term of the Public Company Plan shall be indefinite.
Termination of the Public Company Plan.   The Public Company Plan may be suspended, discontinued or terminated by the board, except to the extent prohibited by applicable laws.
The following table summarizes, as of March 31, 2024, the number of Class A ordinary shares under the options that we granted to our directors and executive officers:

	Class A Ordinary Shares Underlying Equity Awards Granted	Exercise Price (US$/Share)	Date of Grant(1)	Date of Expiration
Executive Officers
Haijun Wang	4,000,000	3.01	March 30, 2023	March 29, 2033
Xun Zhang	*	*	April 15, 2021	April 14, 2031
Gang Chen	*	*	April 2, 2021 and June 27, 2022	April 1, 2031 and June 26, 2032
Shoudong Wang	*	*	November 16, 2022 and December 24, 2022	November 15, 2032 and December 23, 2032
Jianfeng Wu	*	*	July 20, 2023	July 19, 2032
Hong Lu	4,300,000	0.85 – 1.70	April 2, 2021 and November 16, 2022	April 1, 2031 and November 15, 2032
Lijun Gao	*	*	April 2, 2021 and December 24, 2022	April 1, 2031 and December 23, 2032
Non-Employee Directors
Shiwei Zhou	—	—	—	—
Hongbin Zhou	—	—	—	—
Chao Zhang**	—	—	—	—
Cong Lin**	—	—	—	—
Can Wang**	—	—	—	—
All directors and executive officers as a group	12,466,116	0 – 3.01

*
The shares held by each of these directors and executive officers represent less than 1% of our total outstanding shares.

(1)
Certain awards shown in this table were issued under the Public Company Plan to replace the awards previously granted to such individuals under the 2017 PRC Plan between July 2017 and March 2021.

As of March 31, 2024, our employees and other qualified individuals other than members of our senior management as a group held a total of 13,579,167 share options granted under the Public Company Plan.
For discussions of our accounting policies and estimates for awards granted pursuant to the Public Company Plan and the 2017 PRC Plan, see “Item 5. Operating and Financial Review and Prospects — 5.E. Critical Accounting Estimates — Share-based compensation” in the 2023 Annual Report.

PRINCIPAL AND SELLING SHAREHOLDERS
The following table sets forth information concerning the beneficial ownership of our ordinary shares as of March 31, 2024:
•
each of our directors and executive officers;

•
each person known to us to beneficially own more than 5% of our ordinary shares; and

•
the Selling Shareholder.

The calculations in the table below are based on (i) 339,104,792 Class A ordinary shares (excluding 5,353,776 Class A ordinary shares issued to our depositary bank for bulk issuance of ADSs reserved for future share issuances upon the exercise or vesting of equity awards under our Public Company Plan) and (ii)73,680,917 Class B ordinary shares outstanding as of March 31, 2024. Each holder of Class A ordinary shares is entitled to one vote per share and each holder of our Class B ordinary shares is entitled to ten votes per share on all matters submitted to them for a vote.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.
	Ordinary Shares Beneficially Owned Class A Ordinary Shares	Class B Ordinary Shares	% of Beneficial Ownership	% of Aggregate Voting Power***	Ordinary Shares Being Sold in This Secondary Offering Class A Ordinary Shares	% of Beneficial Ownership	Class A Ordinary Shares	Class B Ordinary Shares	Ordinary Shares Beneficially Owned After This Secondary Offering % of Beneficial Ownership	% of Aggregate Voting Power***
Directors and Executive Officers:†
Haijun Wang(1)	18,572,900	73,680,917	22.1	69.9	—	—	18,572,900	73,680,917	22.1	69.9
Xun Zhang	*	—	*	*	—	—	*	—	*	*
Gang Chen	*	—	*	*	—	—	*	—	*	*
Shoudong Wang	*	—	*	*	—	—	*	—	*	*
Jianfeng Wu	*	—	*	*	—	—	*	—	*	*
Lijun Gao	*	—	*	*	—	—	*	—	*	*
Hong Lu	*	—	*	*	—	—	*	—	*	*
Shiwei Zhou(2)	—	—	—	—	—	—	—	—	—	—
Hongbin Zhou(3)	—	—	—	—	—	—	—	—	—	—
Chao Zhang(4)††	—	—	—	—	—	—	—	—	—	—
Cong Lin(5)††	—	—	—	—	—	—	—	—	—	—
Can Wang(6)††	—	—	—	—	—	—	—	—	—	—
All Directors and Executive Officers as a Group	30,143,810	73,680,917	24.5	70.5	—	—	30,143,810	73,680,917	24.5	70.5
Principal Shareholders:
Sea Pearl Worldwide Holding Limited(1)	14,572,900	73,680,917	21.4	69.8	—	—	14,572,900	73,680,917	21.4	69.8
Legend Capital(7)	61,477,418	—	14.9	5.7	30,000,000(10)	7.3	31,477,418	—	7.6	2.9
Trip.com Travel Singapore Pte. Ltd.(8)	55,970,815	—	13.6	5.2	—	—	55,970,815	—	13.6	5.2
Diviner Limited(9)	45,428,598	—	11.0	4.2	—	—	45,428,598	—	11.0	4.2
Express Ocean Universe Limited(1)	—	73,680,917	17.8	68.5	—	—	—	73,680,917	17.8	68.5
Selling Shareholder:
Legend Capital(7)	61,477,418	—	14.9	5.7	30,000,000(10)	7.3	31,477,418	—	7.6	2.9

Notes:
*
Less than 1% of our total outstanding shares.

**
For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of (i) 339,104,792 Class A ordinary shares (excluding the 5,353,776 Class A ordinary shares issued to our depositary bank for bulk issuance of ADSs reserved for future share issuances upon the exercise or vesting of equity awards under our Public Company Share Incentive Plan), and 73,680,917 Class B ordinary shares outstanding as of March 31, 2024, and (ii) the number of Class A ordinary shares underlying the share options held by such person that are exercisable within 60 days after March 31, 2024.

***
For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our Class A and Class B ordinary shares as a single class. Each holder of Class B ordinary shares is entitled to ten votes per share and each holder of Class A ordinary shares is entitled to one vote per share on all matters submitted to them for a vote. Our Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Our Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis.

†
Except as indicated otherwise below, the business address of our directors and executive officers is 20th floor, Wuzhong Building, 618 Wuzhong Road, Minhang District, Shanghai, People’s Republic of China.

(1)
Represents (i) 73,680,917 Class B ordinary shares held of record by Express Ocean Universe Limited, a company registered in British Virgin Islands, (ii) 9,191,412 Class A ordinary shares beneficially owned by Engine Holdings Limited, (iii) 5,381,488 Class A ordinary shares beneficially owned by certain minority shareholder based on our register of members dated as of March 31, 2024, and (iv) 4,000,000 Class A ordinary shares underlying 4,000,000 share options granted to Haijun Wang on March 30, 2023 under our Public Company Plan, which became vested and exercisable on the same date. Express Ocean Universe Limited is wholly owned by Dreamline Worldwide Ventures Limited, which is in turn wholly owned by Eternal River Trust, or the Trust, for which Trident Trust Company (HK) Limited acts as the trustee. Haijun Wang is the sole director of Express Ocean Universe Limited and the settlor of the Trust, retaining the investment and dispositive powers with respect to the assets of the Trust. The beneficiaries of the Trust are Haijun Wang and Sea Pearl Worldwide Holding Limited, a company registered in the British Virgin Islands and wholly owned by Haijun Wang. Haijun Wang and Sea Pearl Worldwide Holding Limited exercise voting power over the 9,191,412 Class A ordinary shares beneficially owned by Engine Holdings Limited and the 5,381,488 Class A ordinary shares beneficially owned by the minority shareholder based on our register of members dated as of March 31, 2024. As such, each of Haijun Wang and Sea Pearl Worldwide Holding Limited may be deemed to share beneficial ownership of the foregoing Class A ordinary shares. Both of Haijun Wang and Sea Pearl Worldwide Holding Limited disclaim economic interests with respect to the foregoing Class A ordinary shares. The registered address of Sea Pearl Worldwide Holding Limited is P.O. Box 4301 Road Town, Tortola, British Virgin Islands.

(2)
The business address of Shiwei Zhou is Room 101, No. 16, Lane 268, Wanping South Road, Xuhui District, Shanghai, People’s Republic of China.

(3)
The business address of Hongbin Zhou is Room 3703-3707, Henglong Phase II, No. 1366 Nanjing West Road, Jing’an District, Shanghai, People’s Republic of China.

(4)
The business address of Chao Zhang is 1 Dingfuzhuang Nanli, Beijing International Studies University, College of Tourism Science, Chaoyang District, Beijing, People’s Republic of China.

(5)
The business address of Cong Lin is 2 Guanghua Road, C-2711, Chaoyang District, Beijing, People’s Republic of China.

(6)
The business address of Can Wang is Floor 18, Block A, Tower 3, WangjingSOHO, 1 East Futong Avenue, Chaoyang District, Beijing, People’s Republic of China.

(7)
Represents (i) 53,155,170 Class A ordinary shares held of record by Shanghai Yi Nan Enterprise Management Partnership, a limited liability partnership incorporated under the laws of PRC and (ii) 8,322,248 Class A ordinary shares held of record by Shanghai Yin Nai Enterprise Management Partnership, a limited liability partnership incorporated under the laws of PRC. Shanghai Yi Nan Enterprise Management Partnership and Shanghai Yin Nai Enterprise Management Partnership are collectively referred to as Legend Capital. Both of Shanghai Yi Nan Enterprise Management Partnership and Shanghai Yin Nai Enterprise Management Partnership are ultimately controlled by Legend Capital Management Co., Ltd., a PRC limited company. Legend Capital Management Co., Ltd. is majority-owned by Beijing Juncheng Hezhong Investment Management Partnership (Limited Partnership), which is controlled by Beijing Junqi Jiarui Business Management Limited, its general partner. The powers to vote and sell the shares beneficially owned by Beijing Junqi Jiarui Business Management Limited are exercised by its board of directors, which consists of Mr. Zhu Linan, Mr. Wang Nengguang, Mr. Chen Hao and Mr. Li Jiaqing. The registered address of Shanghai Yi Nan Enterprise Management Partnership is Room 368, No. 302 Lane 211, North Fute Road, Pilot Free Trade Zone, Shanghai, China. The registered address of Shanghai Yin Nai Enterprise Management Partnership is No. 2800, Wanyuan Road, Minhang District, Shanghai, China.

(8)
Represents 55,970,815 Class A ordinary shares held of record by Trip.com Travel Singapore Pte. Ltd., a company registered in Singapore. Trip.com Travel Singapore Pte. Ltd. is ultimately controlled by Trip.com Group Limited, a company registered in the Cayman Islands. The registered address of Trip.com Travel Singapore Pte. Ltd. is 72 Anson Road, #12-01, Anson House, Singapore (079911).

(9)
Represents 45,428,598 Class A ordinary shares held by Diviner Limited, a company registered in British Virgin Islands. The foregoing beneficial ownership information of Diviner Limited is based on the Amendment No. 1 to Schedule 13G filed by Diviner

Limited with the SEC on February 6, 2024. Diviner Limited is ultimately controlled by Chengdu Dehui Duoyuan Enterprise Management Consulting Center (Limited Partnership), a PRC limited company. Chengdu Dehui Duoyuan Enterprise Management Consulting Center (Limited Partnership) is controlled by Jin Bian. The registered address of Diviner Limited is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town Tortola, British Virgin Islands.
(10)
Represents (i) 25,938,876 Class A ordinary shares being sold by Shanghai Yi Nan Enterprise Management Partnership, and (ii) 4,061,124 Class A ordinary shares being sold by Shanghai Yin Nai Enterprise Management Partnership.

To the best of our knowledge, as of March 31, 2024, 192,409,845 of our outstanding Class A ordinary shares were held by one record holder in the United States, which is the depositary of our ADS program, representing 46.6% of our total issued and outstanding ordinary shares on an as-converted basis (excluding the 5,353,776 Class A ordinary shares issued to our depositary bank for bulk issuance of ADSs reserved for future share issuances upon the exercise or vesting of equity awards under our Public Company Share Incentive Plan) as of such date. None of our shareholders has informed us that it is affiliated with a member of Financial Industry Regulatory Authority, or FINRA. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. The Selling Shareholder acquired its shares in offerings that were exempted from registration under the Securities Act because such offerings involved private placements.

TAXATION
The following discussion of Cayman Islands, PRC and United States federal income tax consequences of an investment in the ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus supplement, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in the ADSs or ordinary shares, such as the tax consequences under U.S. state, or local laws or the tax laws of any jurisdiction other than the Cayman Islands, the PRC and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder (Hong Kong) LLP, our Cayman Islands legal counsel, and to the extent that the discussion relates to matters of PRC tax law, it represents the opinion of JunHe LLP, our PRC legal counsel.
Cayman Islands Taxation
The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands, except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.
Payments of dividends and capital in respect of the ADSs or ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the ADSs or ordinary shares, nor will gains derived from the disposal of the ADSs or ordinary shares be subject to Cayman Islands income or corporate tax.
People’s Republic of China Taxation
Under the PRC EIT Law, which became effective on January 1, 2008 and was last amended on December 29, 2018, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation regulations to the PRC EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and operations, personnel and human resources, finances and properties of an enterprise.
In addition, the SAT Circular 82 issued by the SAT in April 2009 specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises only if all of the following conditions are met: (a) the primary location of the day-to-day operational management is in the PRC; (b) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (c) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (d) at least 50% of voting board members or senior executives habitually reside in the PRC. Further to SAT Circular 82, the SAT issued the SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters. Our company is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. As such, we do not believe that our company meets all of the conditions above or is a PRC resident enterprise for PRC tax purposes. For similar reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us. If the PRC tax authorities determine that our Cayman Islands holding company is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. For example, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders (including the ADS holders). In addition, non-resident enterprise shareholders (including the ADS holders) may be subject to PRC tax at a rate of 10% on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders (including the ADS holders) and any gain realized on the sale or other disposition of ADSs or ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders (including the ADS holders) of our company would be able to obtain the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. See “Item 3. Key Information — 3.D. Risk Factors — Risks Related to Doing Business in China — If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and ADS holders” in the 2023 Annual Report.
Material U.S. Federal Income Tax Considerations
The following are material U.S. federal income tax consequences to the U.S. Holders described below of the ownership and disposition of the ADSs or Class A ordinary shares, but this discussion does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s decision to acquire the ADSs or Class A ordinary shares.
This discussion applies only to a U.S. Holder that acquires ADSs in this offering and holds the ADSs or underlying Class A ordinary shares as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including the alternative minimum tax, the Medicare contribution tax on net investment income and tax consequences applicable to U.S. Holders subject to special rules, such as:
•
certain financial institutions;

•
insurance companies;

•
regulated investment companies;

•
dealers or traders in securities that use a mark-to-market method of tax accounting;

•
persons holding ADSs or Class A ordinary shares as part of a straddle, integrated or similar transaction;

•
persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•
entities classified as partnerships for U.S. federal income tax purposes and their partners;

•
tax-exempt entities, “individual retirement accounts” or “Roth IRAs”;

•
persons that own or are deemed to own ADSs or Class A ordinary shares representing 10% or more of our stock by vote or value; or

•
persons holding ADSs or Class A ordinary shares in connection with a trade or business outside the United States.

If a partnership (or other entity that is classified as a partnership for U.S. federal income tax purposes) owns ADSs or Class A ordinary shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships owning ADSs or Class A ordinary shares and their partners should consult their tax advisers as to their particular U.S. federal income tax consequences of owning and disposing of ADSs or Class A ordinary shares.
This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, and the income tax treaty between the United States and the PRC (the “Treaty”), all as of the date hereof, any of which is subject to change, possibly with retroactive effect. This discussion does not address any state, local or non-U.S. tax considerations, or any federal taxes (such as estate or gift taxes) other than income taxes. This discussion assumes that each obligation under the deposit agreement and any related agreement will be performed in accordance with its terms.

As used herein, a “U.S. Holder” is a person that is, for U.S. federal income tax purposes, a beneficial owner of the ADSs or Class A ordinary shares and:
•
a citizen or individual resident of the United States;

•
a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•
an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

In general, a U.S. Holder that owns ADSs will be treated as the owner of the underlying Class A ordinary shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges ADSs for the underlying Class A ordinary shares represented by those ADSs.
U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of ADSs or Class A ordinary shares in their particular circumstances.
Except as described below under “— Passive Foreign Investment Company Rules,” this discussion assumes that we are not, and will not be, a passive foreign investment company, or PFIC, for any taxable year.
Taxation of Distributions
Distributions paid on the ADSs or Class A ordinary shares, other than certain pro rata distributions of ADSs or Class A ordinary shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. Dividends will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders of ADSs may be taxable at a preferential rate. Non-corporate U.S. Holders should consult their tax advisers regarding the availability of this preferential tax rate on dividends in their particular circumstances.
Dividends will be included in a U.S. Holder’s income on the date of receipt by the depositary (in the case of ADSs) or the U.S. Holder (in the case of ordinary shares). The amount of any dividend income paid in foreign currency will be the U.S. dollar amount calculated by reference to the spot rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars on such date. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the amount received. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.
Dividends will be treated as foreign-source income for foreign tax credit purposes. As described in “— People’s Republic of China Taxation,” dividends paid by us may be subject to PRC withholding tax. For U.S. federal income tax purposes, the amount of the dividend income will include any amounts withheld in respect of PRC taxes. Subject to applicable limitations, which vary depending upon the U.S. Holder’s circumstances, PRC taxes withheld from dividend payments generally will be creditable against a U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex. For example, Treasury regulations provide that, in the absence of an election to apply the benefits of an applicable income tax treaty, in order for foreign income taxes to be creditable the relevant foreign income tax rules must be consistent with certain U.S. federal income tax principles, and we have not determined whether the PRC income tax system meets these requirements. The U.S. Internal Revenue Service (the “IRS”) released notices that provide relief from certain of the provisions of the Treasury regulations described above for taxable years ending before the date that a notice or other guidance withdrawing or modifying the temporary relief is issued (or any later date specified in such notice or other guidance). In lieu of claiming a credit, a U.S. Holder may elect to deduct such PRC taxes in computing its taxable income, subject to applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all otherwise creditable foreign taxes paid or accrued in the relevant taxable year. U.S. Holders should consult their tax advisers regarding the creditability or deductibility of foreign taxes in their particular circumstances.

Sale or Other Taxable Disposition of ADSs or Class A Ordinary Shares
A U.S. Holder will generally recognize capital gain or loss on a sale or other taxable disposition of ADSs or Class A ordinary shares in an amount equal to the difference between the amount realized and the U.S. Holder’s tax basis in the ADSs or Class A ordinary shares disposed of, in each case as determined in U.S. dollars. The gain or loss will be long-term capital gain or loss if, at the time of the sale or disposition, the U.S. Holder has owned the ADSs or Class A ordinary shares for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders may be subject to tax rates that are lower than those applicable to ordinary income. The deductibility of capital losses is subject to limitations.
As described in “— People’s Republic of China Taxation,” gains on the sale of ADSs or Class A ordinary shares may be subject to PRC taxes. Under the Code, capital gains of U.S. persons are generally treated as U.S.-source income. However, a U.S. Holder that is eligible for Treaty benefits may be able to elect to treat gains on the disposition of ADSs or Class A ordinary shares as foreign-source income under the Treaty and claim a foreign tax credit in respect of any PRC taxes on such disposition gains. Under certain Treasury regulations, a U.S. Holder will generally be precluded from claiming a foreign tax credit with respect to PRC income taxes on gains from dispositions of ADSs or Class A ordinary shares, unless the U.S. Holder is eligible for Treaty benefits and elects to apply them. The IRS released notices that provide relief from certain of these regulations’ provisions (including the limitation described in the preceding sentence) for taxable years ending before the date that a notice or other guidance withdrawing or modifying the temporary relief is issued (or any later date specified in such notice or other guidance). However, even if these Treasury regulations do not prohibit U.S. Holders from claiming a foreign tax credit with respect to PRC taxes on disposition gains, other limitations under the foreign tax credit rules may preclude them from claiming a foreign tax credit with respect to such taxes. If a U.S. Holder is precluded from claiming a foreign tax credit, it is possible that any PRC taxes on disposition gains may either be deductible or reduce the amount realized on the disposition. The rules governing foreign tax credits and the deductibility of non-U.S. taxes are complex. U.S. Holders should consult their tax advisers regarding their eligibility for benefits under the Treaty and the consequences of the imposition of any PRC tax on disposition gains, including the Treaty’s resourcing rule, any reporting requirements with respect to a Treaty-based return position and the creditability or deductibility of any PRC tax on disposition gains in their particular circumstances (including any applicable limitations).
Passive Foreign Investment Company Rules
In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average value of its assets (generally determined on an average quarterly basis) consists of assets that produce, or are held for the production of, passive income. For purposes of these calculations, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties (other than certain royalties derived in an active business), and certain investment gains. Cash is generally a passive asset for these purposes. Goodwill and certain other intangibles (the value of which may be determined by reference to the excess of the sum of the corporation’s market capitalization and liabilities over the value of its assets) are generally characterized as active assets to the extent associated with business activities that produce active income.
Based on the manner in which we currently conduct our business, the expected composition of our income and assets and the estimated value of our assets (including goodwill and certain other intangibles), we do not expect to be a PFIC for our 2024 taxable year. However, our PFIC status for any taxable year is an annual factual determination that can be made only after the end of that year and depends on the composition of our income and assets and the average value of our assets from time to time, including the value of our goodwill and certain other intangibles (which may be determined, in part, by reference to our market capitalization, which could be volatile). Therefore, we may be or become a PFIC for any taxable year if our market capitalization declines while we hold a substantial amount of cash and financial investments. In addition, if in the future we change the type of services we provide with respect to our franchised hotels, our PFIC status for any taxable year may depend on whether and to what extent our income from franchised hotels will be treated as derived in the active conduct of a trade or business within the meaning of applicable Treasury regulations. Because of these uncertainties, there can be no assurance that we will not be a PFIC for our current or any future taxable year.
If we are a PFIC for any taxable year and any entity in which we own equity interests is also a PFIC (any such entity, a “Lower-tier PFIC”), U.S. Holders will be deemed to own a proportionate amount (by value) of the shares of each Lower-tier PFIC and will be subject to U.S. federal income tax according to the rules described in the next paragraph on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFICs, in each case as if the U.S. Holders held such shares directly, even though the U.S. Holder will not receive any proceeds of those distributions or dispositions.
In general, if we are a PFIC for any taxable year during which a U.S. Holder owns the ADSs or Class A ordinary shares, gain recognized by such U.S. Holder on a sale or other disposition (including certain pledges) of the ADSs or Class A ordinary shares will be allocated ratably over the U.S. Holder’s holding period. The amounts allocated to the taxable year of the sale or disposition and to any year before we became a PFIC will be taxed as ordinary income. The amount allocated to each other taxable year will be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge will be imposed on the resulting tax liability for each such year. Furthermore, to the extent that distributions received by a U.S. Holder in any taxable year on its ADSs or Class A ordinary shares exceed 125% of the average of the annual distributions on the ADSs or Class A ordinary shares received during the preceding three taxable years or the U.S. Holder’s holding period, whichever is shorter, the excess distributions will be subject to taxation in the same manner. If we are a PFIC for any taxable year during which a U.S. Holder owns ADSs or Class A ordinary shares, we will generally continue to be treated as a PFIC with respect to the U.S. Holder for all succeeding taxable years during which the U.S. Holder owns the ADSs or Class A ordinary shares, even if we cease to meet the threshold requirements for PFIC status, unless the U.S. Holder makes a timely “deemed sale” election, in which case any gain on the deemed sale will be taxed under the PFIC rules described above.
Alternatively, if we are a PFIC for any taxable year and if the ADSs are “regularly traded” on the Nasdaq, a U.S. Holder that owns ADSs could make a mark-to-market election that will result in tax treatment different from the general tax treatment for PFICs described in the preceding paragraph. The ADSs will be treated as regularly traded for any calendar year in which more than a de minimis quantity of the ADSs is traded on the Nasdaq on at least 15 days during each calendar quarter. If a U.S. Holder of ADSs makes the mark-to-market election, for each taxable year that we are a PFIC, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the ADSs at the end of such U.S. Holder’s taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ADSs over their fair market value at the end of such U.S. Holder’s taxable year, but only to the extent of the net amount of income previously included as a result of the mark-to-market election. If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the ADSs will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of ADSs in a taxable year in which we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election, with any excess loss treated as a capital loss). If a U.S. Holder makes the mark-to-market election, distributions paid on ADSs will be treated as discussed under “—  Taxation of Distributions” above (but subject to the discussion in the immediately subsequent paragraph). Once made, the election will remain in effect for all taxable years in which we are a PFIC, unless it is revoked with the IRS’s consent, or the ADSs cease to be regularly traded on a qualified exchange. U.S. Holders should consult their tax advisers regarding the availability and advisability of making a mark-to- market election in their particular circumstances in the case that we are a PFIC for any taxable year. In particular, U.S. Holders should consider carefully the impact of a mark-to-market election with respect to their ADSs given that we may have Lower-tier PFICs, and there is no provision in the Code or Treasury regulations that would enable a U.S. Holder to file a mark-to-market election with respect to any Lower- tier PFICs the shares of which are not regularly traded. In addition, because our ordinary shares are not publicly traded, a U.S. Holder that holds ordinary shares that are not represented by ADSs will generally not be eligible to make a mark-to-market election with respect to such shares.
If we are a PFIC (or are treated as a PFIC with respect to a U.S. Holder) for a taxable year in which we pay a dividend or for the prior taxable year, the preferential tax rate described above with respect to dividends paid to certain non-corporate U.S. Holders will not apply.

If we are a PFIC for any taxable year during which a U.S. Holders owns any ADSs or Class A ordinary shares, the U.S. Holder will generally be required to file annual reports with the IRS. U.S. Holders should consult their tax advisers regarding the determination of whether we are a PFIC for any taxable year and the potential application of the PFIC rules to their ownership of ADSs or Class A ordinary shares.
Information Reporting and Backup Withholding
Payments of dividends and sales proceeds that are made within the United States or through certain U.S.- related financial intermediaries may be subject to information reporting and backup withholding, unless (i) the U.S. Holder is a corporation or other “exempt recipient” or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against its U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.
Certain U.S. Holders who are individuals (and certain specified entities) may be required to report information relating to their ownership of ADSs or Class A ordinary shares, or non-U.S. accounts through which the ADSs or ordinary shares are held. U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to ADSs and Class A ordinary shares.

UNDERWRITING
BofA Securities, Inc., CMB International Capital Limited and Citigroup Global Markets Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the Selling Shareholder and the underwriters, the Selling Shareholder has agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the Selling Shareholder, the number of ADSs set forth opposite its name below.
Underwriters	Number of ADSs
BofA Securities, Inc.	6,500,000
CMB International Capital Limited	2,000,000
Citigroup Global Markets Inc.	1,500,000
Total	10,000,000
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the ADSs sold under the underwriting agreement if any of these ADSs are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
We and the Selling Shareholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the ADSs, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the ADSs, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The representatives have advised us and the Selling Shareholder that the underwriters propose initially to offer the ADSs to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering, the public offering price, concession or any other term of the offering may be changed.
The following table shows the public offering price, underwriting discount and proceeds before expenses to the Selling Shareholder. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional ADSs.
	Per ADS	Without Option	With Option
Public offering price	US$16.900	US$169,000,000	US$194,350,000
Underwriting discount	US$0.507	US$5,070,000	US$5,830,500
Proceeds, before expenses, to the Selling Shareholder	US$16.393	US$163,930,000	US$188,519,500
The expenses of the offering, not including the underwriting discount, are estimated at US$551,346.4 and are payable by the Selling Shareholder. The Selling Shareholder has agreed to reimburse the underwriters for all costs and expenses in connection with the offering in an amount up to US$50,000.
Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. CMB International Capital Limited is not a broker-dealer registered with the SEC and may not make sales in the United States or to U.S. persons. CMB International Capital Limited has agreed that it does not intend to and will not offer or sell any of the ADSs in the United States or to U.S. persons in connection with this offering.

The address of BofA Securities, Inc. is One Bryant Park, New York, NY 10036, United States of America. The address of CMB International Capital Limited is 45F, Champion Tower, 3 Garden Road, Central, Hong Kong. The address of Citigroup Global Markets Inc. is 388 Greenwich Street, New York, NY 10013, United States of America.
Option to Purchase Additional ADSs
Each selling shareholder, severally and not jointly, has granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 1,500,000 additional ADSs at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional ADSs proportionate to that underwriter’s initial amount reflected in the above table.
No Sales of Similar Securities
We and the Selling Shareholder have agreed not to sell or transfer any of the ADSs or ordinary shares for 90 days after the date of this prospectus supplement without first obtaining the written consent of the representatives. Specifically, we and these other persons have agreed, with certain exceptions, not to directly or indirectly:
•
offer, pledge, sell or contract to sell any ordinary shares or ADSs,

•
sell any option or contract to purchase any ordinary shares or ADSs,

•
purchase any option or contract to sell any ordinary shares or ADSs,

•
grant any option, right or warrant to purchase any ordinary shares or ADSs,

•
lend or otherwise dispose of or transfer any ordinary shares or ADSs, or

•
enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any ordinary shares or ADSs whether any such swap or transaction is to be settled by delivery of ADSs or other securities, in cash or otherwise.

In addition, the Selling Shareholder has agreed not to make any demand for or exercise any right with respect to the registration of any ADSs or ordinary shares for 90 days after the date of this prospectus supplement.
These lock-up provisions also apply to securities convertible into or exchangeable or exercisable for ordinary shares or ADSs. They also apply to ordinary shares or ADSs owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.
Nasdaq Global Select Market Listing
Our ADSs are listed on the Nasdaq Global Select Market under the symbol “ATAT”.
Price Stabilization, Short Positions and Penalty Bids
Until the distribution of the ADSs is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing the ADSs. However, the representatives may engage in transactions that stabilize the price of the ADSs, such as bids or purchases to peg, fix or maintain that price.
In connection with the offering, the underwriters may purchase and sell the ADSs in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ADSs described above. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ADSs made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by or for the account of such underwriter in stabilizing or short covering transactions.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the ADSs or preventing or retarding a decline in the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on Nasdaq, in the over-the-counter market or otherwise.
Neither we, the Selling Shareholder nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ADSs. In addition, neither we, the Selling Shareholder nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Distribution
In connection with the offering, certain of the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail.
Other Relationships
Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Notice to Prospective Investors in European Economic Area
In relation to each Member State of the European Economic Area (each an “EEA State”), no ADSs have been offered or will be offered pursuant to the offer to the public in that EEA State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that EEA State or, where appropriate, approved in another EEA State and notified to the competent authority in that EEA State, all in accordance with the EU Prospectus Regulation, except that it may make an offer to the public in that EEA State of any ADSs at any time under the following exemptions under the EU Prospectus Regulation:
(a)   to any legal entity which is a qualified investor as defined under the EU Prospectus Regulation;
(b)   to fewer than 150 natural or legal persons (other than qualified investors as defined under the EU Prospectus Regulation), subject to obtaining the prior consent of representatives for any such offer; or

(c)   in any other circumstances falling within Article 1(4) of the EU Prospectus Regulation, provided that no such offer of the ADSs shall require the Issuer or any underwriter to publish a prospectus pursuant to Article 3 of the EU Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the EU Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to the ADSs in any EEA State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs, and the expression “EU Prospectus Regulation” means Regulation (EU) 2017/1129.
Notice to Prospective Investors in the United Kingdom
In relation to the United Kingdom, no ADSs have been offered or will be offered pursuant to the offer to the public in the United Kingdom prior to the publication of a prospectus in relation to the ADSs which has been approved by the Financial Conduct Authority in accordance with the UK Prospectus Regulation, except that it may make an offer to the public in the United Kingdom of any ADSs at any time under the following exemptions under the UK Prospectus Regulation:
(a)   to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;
(b)   to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of representatives for any such offer; or
(c)   in any other circumstances falling within Article 1(4) of the UK Prospectus Regulation, provided that no such offer of the ADSs shall require the Issuer or any underwriter to publish a prospectus pursuant to Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
In the United Kingdom, the offer is only addressed to, and is directed only at, “qualified investors” within the meaning of Article 2I of the UK Prospectus Regulation, who are also (i) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); (ii) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Order; or (iii) persons to whom it may otherwise lawfully be communicated (all such persons being referred to as “relevant persons”). This document must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.
For the purposes of this provision, the expression an “offer to the public” in relation to the ADSs in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs, and the expression “UK Prospectus Regulation” means the UK version of Regulation (EU) No 2017/1129 as amended by The Prospectus (Amendment etc.) (EU Exit) Regulations 2019, which is part of UK law by virtue of the European Union (Withdrawal) Act 2018.
Notice to Prospective Investors in Switzerland
The ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ADSs or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ADSs.
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus supplement relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with exempt offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The ADSs to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale.
Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.
Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the ADSs may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ADSs without disclosure to investors under Chapter 6D of the Corporations Act.
The ADSs applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring ADSs must observe such Australian on-sale restrictions.
This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Notice to Prospective Investors in Hong Kong
The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Notice to Prospective Investors in Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Notice to Prospective Investors in Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
•
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities- based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

(1)
to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(c)(ii) of the SFA;

(2)
where no consideration is or will be given for the transfer;

(3)
where the transfer is by operation of law;

(4)
as specified in Section 276(7) of the SFA; or

(5)
as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Any reference to the SFA is a reference to the Securities and Futures Act 2001 of Singapore and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

Notification under Section 309B(1)(c) of the SFA — The ADSs are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in Monetary Authority of Singapore, or the MAS, Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
NOTICE TO PROSPECTIVE INVESTORS IN CANADA
The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45 – 106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 – 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33 – 105 Underwriting Conflicts (NI33 – 105), the underwriters are not required to comply with the disclosure requirements of NI 33 – 105 regarding underwriter conflicts of interest in connection with this offering.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are subject to periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the U.S. Securities and Exchange Commission, or the SEC. SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC on www.sec.gov.
As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with generally accepted accounting principles in the United States, and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports, and communications available to holders of ADSs and, upon our request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.
We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are part of the registration statement and do not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus supplement concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

LEGAL MATTERS
We are being represented by Davis Polk & Wardwell LLP with respect to certain legal matters as to United States federal securities and New York State law, by Maples and Calder (Hong Kong) LLP with respect to legal matters of Cayman Islands law and by JunHe LLP with respect to legal matters of PRC law.
The underwriters are being represented by Latham & Watkins, LLP with respect to certain legal matters as to United States federal securities and New York State law, and by Zhong Lun Law Firm with respect to legal matters of PRC law. The validity of the ordinary shares represented by the ADSs offered in this secondary offering will be passed upon for us by Maples and Calder (Hong Kong) LLP. Davis Polk & Wardwell LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and JunHe LLP with respect to matters governed by PRC law. Latham & Watkins, LLP may rely upon Zhong Lun Law Firm with respect to matters governed by PRC law.

EXPERTS
The consolidated financial statements of Atour Lifestyle Holdings Limited as of December 31, 2022 and 2023, and for each of the years in the three-year period ended December 31, 2023, and the management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Huazhen LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The office of KPMG Huazhen LLP is located at 25th Floor, Tower II, Plaza 66, 1266 Nanjing West Road, Shanghai, People’s Republic of China.

PROSPECTUS
Atour Lifestyle Holdings Limited
Class A Ordinary Shares
We may from time to time in one or more offerings offer and sell our Class A ordinary shares, including Class A ordinary shares represented by American depositary shares, or ADSs.
In addition, from time to time, selling shareholders named in a prospectus supplement may offer and sell our Class A ordinary shares held by them. We will not receive any proceeds from the sale of our Class A ordinary shares by selling shareholders.
We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.
These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities, their compensation and any options to purchase additional securities held by them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section entitled “Plan of Distribution” beginning on page 37 of this prospectus.
The ADSs are listed on the Nasdaq Global Select Market under the symbol “ATAT.” On December 1, 2023, the last reported sale price of the ADSs on the Nasdaq Global Select Market was US$18.00 per ADS.
Investing in our securities involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” starting on page 5 of this prospectus, included in any prospectus supplement or in the documents incorporated by reference into this prospectus before you invest in our securities.
This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is December 4, 2023

i

ABOUT THIS PROSPECTUS
We are a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC. By using an automatic shelf registration statement, we or any selling shareholder may, at any time and from time to time, sell the securities described in this prospectus in one or more offerings. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or any prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.
You should carefully read this document and any applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read on the SEC’s website as described under “Where You Can Find More Information About Us.”
In this prospectus, unless otherwise indicated or unless the context otherwise requires:
•
“ADSs” refers to our American depositary shares, each of which represents three Class A ordinary shares;

•
“China” or “PRC” refers to the People’s Republic of China;

•
“shares” or “ordinary shares” refers to our Class A and Class B ordinary shares, par value US$0.0001 per share;

•
“RMB” and “Renminbi” are the legal currency of China and “U.S. dollars,” “US$,” “dollars” and “$” are the legal currency of the United States; and

•
“we,” “us,” “our company” and “our” refer to Atour Lifestyle Holdings Limited, a Cayman Islands exempted company, and its subsidiaries.

FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference in this prospectus may contain forward-looking statements that reflect our current or then-current expectations and views of future events. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.
You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:
•
general economic, political, demographic and business conditions in China and globally;

•
fluctuations in inflation and exchange rates in China and globally;

•
our ability to implement our growth strategy;

•
our ability to compete and conduct our business in the future;

•
the availability of qualified personnel and the ability to retain such personnel;

•
the expected growth and competition in the hospitality industry in China;

•
changes in government policies and regulation;

•
other factors that may affect our financial condition, liquidity and results of operations; and

•
other risk factors discussed under “Risk Factors.”

The forward-looking statements included in this prospectus and the documents incorporated by reference are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in the documents incorporated by reference in this prospectus or in any accompanying prospectus supplement.
We would like to caution you not to place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed in the documents incorporated by reference in this prospectus or in any accompanying prospectus supplement for a more complete discussion of the risks of an investment in our securities. The forward-looking statements included in this prospectus or incorporated by reference into this prospectus are made only as of the date of this prospectus or the date of the incorporated document, and we do not undertake any obligation to update the forward-looking statements except as required under applicable law.

CORPORATE INFORMATION
Our principal executive offices are located at 1st floor, Wuzhong Building, 618 Wuzhong Road, Minhang District, Shanghai, People’s Republic of China. Our telephone number at this address is +86-021-64059928. Our registered office in the Cayman Islands is located at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.
We are subject to the periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Under the Exchange Act, we are required to file reports and other information with the SEC. Specifically, we are required to file annually a Form 20-F within four months after the end of each fiscal year. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system. Such information can also be found on our investor relations website at https://ir.yaduo.com. The information contained on our website is not a part of this prospectus.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY
As a company with less than US$1.235 billion in revenue for the last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012 (as amended by the Fixing America’s Surface Transportation Act of 2015), or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. Pursuant to the JOBS Act, we have elected to take advantage of the benefits of this extended transition period for complying with new or revised accounting standards. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.
We will remain an emerging growth company until the earliest of (i) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering; (iii) the date on which we have, during the previous three-year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above. See “Item 3. Key Information — 3.D. Risk Factors —  Risks Related to The ADSs — We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements” in our annual report on Form 20-F for the year ended December 31, 2022, or the 2022 Annual Report, which is incorporated by reference in this prospectus.

RISK FACTORS
Please see the risk factors set forth under “Item 3. Key Information — 3.D. Risk Factors” in the 2022 Annual Report, which is incorporated by reference in this prospectus and is further supplemented and updated by the risk factors below, and any accompanying prospectus supplement before investing in any securities that may be offered pursuant to this prospectus.
Risks Related to Our Business and Industry
We may not be able to manage our expected growth, which could adversely affect our operating results.
We have experienced substantial growth in the past. Over the past few years, we increased the number of our hotels in China to 1,112 as of September 30, 2023, and we intend to continue to convert, operate and manage additional hotels in markets where we have a presence and in additional cities in China. Our expansion has placed, and will continue to place, substantial demands on our managerial, financial, operational, IT, and other resources. In order to manage and support our growth, we must continue to improve our existing managerial, operational and IT systems, including our financial and management controls, and recruit, train and retain qualified hotel management and other personnel. Our planned expansion will also require us to maintain consistent and high-quality accommodations and services to ensure that our brand does not suffer as a result of any deviations, whether actual or perceived, in our quality standards. We cannot assure you that we will be able to effectively and efficiently manage the growth of our operations or maintain our quality standards. If we are unable to do so, our results of operations and financial condition may be materially and adversely affected.
Some of our existing development pipeline may not be developed into new hotels, which could materially and adversely affect our growth prospects.
As of September 30, 2023, we had 577 manachised hotels with a total of 62,689 hotel rooms in our development pipeline, which we define as hotels under construction or approved for development under our hotel brands. The commitments of owners and developers with whom we have contracts are subject to numerous conditions, and the eventual development and construction of our development pipeline not currently under construction is subject to numerous risks, including, in certain cases, the owner’s or developer’s ability to obtain adequate financing and obtaining governmental or regulatory approvals. As a result, not every hotel in our development pipeline may develop into a new hotel that enters our system.
Our legal right to lease certain properties to operate our leased hotels could be challenged by property owners or other third parties, which could prevent us from continuing to operate our leased hotels or increase the costs associated with operating these hotels.
We rely on leases with third parties who either own or lease the properties from the ultimate property owners to operate our leased hotels. The land use rights and other property rights with respect to properties we currently lease for our existing hotels could be challenged. As of September 30 2023, our lessors failed to provide us with the valid property ownership certificates and/or the land use rights certificates for approximately 5.05% of all of our leased hotels in terms of gross floor area. While we have performed due diligence to verify the rights of our lessors to lease such properties, including inspecting documentation issued by competent government authorities evidencing these lessors’ land use rights and other property rights with respect to these properties, the lessees’ rights under those leases could be challenged by other parties including government authorities in China. If the properties are deemed to be illegal constructions or the landlords do not have the rights to lease the properties to the lessees for hotel operations purposes, the lessors (instead of the lessees) may be subject to monetary penalties and the lease agreements may be invalidated. We may therefore be required to relocate our relevant hotels. In addition, some of our properties where our leased hotels are located are owned by governmental and other third-party organizations, and such leases are subject to present and future policies in China related to government-owned properties or other similar types of properties. In the event that we could no longer operate on such sites, we may suffer financial losses.
We also cannot assure you that we can always keep good title of the properties we lease currently or will lease in the future, free and clear of all liens, encumbrances and defects. If the ultimate owner of the property changes after the original owner of such property mortgages such property to any third party, lessees’ legal rights under the lease agreement may be affected adversely and we may not rank senior in the right of continuing occupying the property. In addition to the above risks, we also face potential disputes with property owners, primary lease holders or third parties. Such disputes, whether or not resolved in our favor, may divert management attention, involve significant cost, harm our reputation and otherwise disrupt our business.
Failure to comply with lease registration under PRC law may subject both parties to such leases to fines or other penalties that may negatively affect our ability to operate our leased hotels.
Under PRC law, all lease agreements of commodity housing tenancy are required to be registered with the local housing bureau, including those relating to the leased properties underlying our leased hotels. While the majority of our standard lease agreements require the lessors to make such registrations, most of our leases entered into in connection with our leased hotels as of September 30, 2023 have not been registered as required by PRC law, which may expose both lessors and lessees to potential monetary fines ranging from RMB1,000 to RMB10,000 for each non-registration. Some of our rights under the unregistered leases may also be subordinated to the rights of other interested third parties.
In addition, in some instances where the lessors or lessees are not the ultimate owners of hotel properties, no consents or permits have been obtained from the property owners, the primary lease holders or competent government authorities, as applicable, for the subleases of the hotel properties to certain of our hotels, which could potentially invalidate the leases for our hotel properties or lead to the renegotiation of such leases that result in terms less favorable to us or even relocation of our relevant hotels. Some of the properties leased from third parties were also subject to mortgages at the time the leases were signed. Moreover, the property ownership or leasehold in connection with our manachised hotels could be subject to similar third-party claims.
Failure to comply with land- and property-related requirements under PRC law may subject lessors to fines or other penalties that may negatively affect our ability to operate our leased hotels.
Lessors of our hotel properties are required to comply with various land- and property-related laws and regulations to enable them to lease effective titles of their properties for our hotel use. For example, before any properties located on state-owned land in China with allocated or leased land use rights or on land owned by collective organizations may be leased to third parties, lessors should obtain appropriate approvals from competent government authorities. In addition, properties used for hotel operations and the underlying land should be approved for hospitality use or appropriate commercial use purposes by competent government authorities. Some of the lessors of our hotel properties have not obtained the required governmental approvals, including approvals of the properties for hospitality use purposes. As of September 30, 2023, for approximately 25.10% of our leased hotels in terms of gross floor area, the lessors have not obtained the required governmental approvals for the properties to be used for hospitality use purposes. Failure to comply with the land- and property-related laws and regulations may subject the lessors to monetary fines or other penalties and may lead to the invalidation or termination of the leases and relocation of our relevant leased hotels, and therefore may adversely affect our results of operations. While some lessors have agreed to indemnify lessees against the losses resulting from the lessors’ failure to obtain the required approvals, there is no assurance that the lessees will be able to successfully enforce such indemnification obligations against the lessors or that such indemnification can cover losses from all the property defects. As a result, we may suffer significant losses resulting from the lessors’ failure to obtain required approvals to the extent that the lessees are not fully indemnified by the lessors.
Default in payment by franchisees and/or corporate account clients that have large account receivable balances could adversely impact our cash flows, working capital, results of operations and financial condition.
Our accounts receivable include amounts due from our franchisees and corporate clients whose employees are guests in our leased hotels. Our corporate clients may choose to settle with us directly, and we typically require our franchisees to pay various fees pursuant to their franchise and management agreements with us on a monthly basis. Our net accounts receivable balance was RMB100.0 million, RMB132.7 million and RMB143.4 million (US$19.7 million) as of December 31, 2021 and 2022 and September 30, 2023, respectively.

We are subject to the risk that we may be unable to collect accounts receivable in a timely manner, or at all. An extended period of hotel room vacancy or decrease in room rates, which may be the result of a variety of factors such as unfavorable economic conditions in China and globally, may adversely affect our ability to collect accounts receivable in a timely manner, or at all. Such risk was higher as a result of the outbreak of COVID-19 resulting in financial difficulties of certain of our franchisees. We extended credit terms to certain franchisees during the pandemic as part of our support for franchisees. As a result, our franchisees and/or corporate account clients may not be able to pay us in a timely fashion and our accounts receivable and allowance for doubtful accounts may accordingly increase. Our liquidity and cash flows from operations may be adversely affected if our accounts receivable cycles or collections periods lengthen or if we encounter a material increase in defaults of payment of our account receivable.
We may be liable for improper collection, use or appropriation of personal information provided by our customers.
Our business involves collecting and retaining large volumes of internal and customer data, including personal information as our various information technology systems enter, process, summarize and report such data. We also maintain information about various aspects of our operations as well as regarding our employees. The integrity and protection of our customer, employee and company data are critical to our business. Our customers and employees expect that we will adequately protect their personal information.
We are required by applicable laws to keep strictly confidential the personal information that we collect, and to take adequate security measures to safeguard such information.
The PRC Criminal Law, as amended by its Amendment 7 (effective on February 28, 2009) and Amendment 9 (effective on November 1, 2015), prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained during the course of performing duties or providing services or obtaining such information through theft or other illegal ways. On November 7, 2016, the Standing Committee of the PRC National People’s Congress issued the Cybersecurity Law of the PRC, or Cybersecurity Law, which became effective on June 1, 2017. Pursuant to the Cybersecurity Law, network operators must not, without users’ consent, collect their personal information, and may only collect users’ personal information necessary to provide their services. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations. The Civil Code of the PRC (issued by the PRC National People’s Congress on May 28, 2020 and effective from January 1, 2021) provides main legal basis for privacy and personal information infringement claims under the Chinese civil laws. PRC regulators, including the Cyberspace Administration of China, MIIT, and the Ministry of Public Security have been increasingly focused on regulation in the areas of data security and data protection. The PRC regulatory requirements regarding cybersecurity are constantly evolving. For instance, various regulatory bodies in China, including the Cyberspace Administration of China, the Ministry of Public Security and the State Administration for Market Regulation, or the SAMR, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. On December 28, 2021, the Cyberspace Administration of China and 12 other relevant PRC government authorities published the amended Cybersecurity Review Measures, which came into effect on February 15, 2022. The final Cybersecurity Review Measures provide that a “network platform operator” that possesses personal information of more than one million users and seeks a listing in a foreign country must apply for a cybersecurity review. Further, the relevant PRC governmental authorities may initiate a cybersecurity review against any company if they determine certain network products, services, or data processing activities of such company affect or may affect national security. As a network platform operator who possesses personal information of more than one million users for purposes of the Cybersecurity Review Measures, we previously had applied for and completed a cybersecurity review with respect to the listing of the ADSs on Nasdaq in November 2022 pursuant to the Cybersecurity Review Measures. We have been advised by our PRC legal advisor that the offering from time to time of our Class A ordinary shares, including Class A ordinary shares represented by ADSs, for which we may from time to time file a prospectus supplement hereto, is not subject to the cybersecurity review requirements under the Cybersecurity Review Measures, so long as such offering does not constitute a listing in a foreign country.

On June 10, 2021, the Standing Committee of the National People’s Congress of China, or the SCNPC, promulgated the PRC Data Security Law, which came into effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, as well as the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, or illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data and information.
We are subject to various hospitality industry, health and safety, construction, fire prevention and environmental laws and regulations that may subject us to liability.
Each hotel in our chain must hold a basic business license and a special industry license issued by the local public security bureau and must have hotel operation included in the business scope of their respective business license. In addition, each of our hotels must complete fire prevention safety inspection/commitment with the local public security bureau and obtain hygiene permits and environmental impact assessment approvals. We also need to obtain approvals and make filings for most of our hotel construction projects with fire prevention authorities and construction authorities. Our business also is subject to various health and safety and environmental laws and regulations that affect our operations and conversion activities in the jurisdictions in which we operate, including construction, building, zoning, environmental protection, food safety, public safety, health and sanitary requirements.
As of the date of this prospectus, a small number of our leased hotels have not obtained approvals from or made appropriate filings with applicable fire prevention authorities, construction authorities, environmental protection authorities, health administration or public security bureau, and a small number of our leased hotels selling or serving food have not obtained the relevant approvals from local counterparts of the SAMR for such activities. As a result of these non-compliance matters, we have been and may be subject to monetary damages, the suspension or disruption of our operations or conversion activities, or other administrative penalties or investigations, which could materially and adversely affect our financial condition and results of operations.
We cannot assure you that we or our employees comply with or will comply with all present and future laws and regulations related to our business, including without limitation to hospitality industry, health, safety, construction, fire prevention and environmental laws and regulations. Such non-compliance may subject us to monetary damages, the imposition of fines or other administrative penalties or investigations against us, or the suspension of our operations or conversion activities, which in turn could materially and adversely affect our financial condition and results of operations. Furthermore, if there are new laws, regulations, policies or guidelines introduced to impose additional regulatory approvals, licenses, permits and requirements, our business may be disrupted and our results of operations may suffer. For example, new regulations could require us to retrofit or modify our hotels or incur other significant expenses. Any failure by us to control the use of, or to adequately restrict the discharge of, hazardous substances in our conversion activities, or otherwise operate in compliance with environmental laws, could subject us to potentially significant monetary damages and fines or suspension of our business operations, which could materially and adversely affect our financial condition and results of operations.
Owners of our manachised hotels are subject to these same permit and safety requirements. Although our manachised hotel arrangements require the hotel owners to obtain and maintain all required permits or licenses, we have limited control over the manachised hotel owners. Any failure to obtain and maintain the required permits or licenses may require us to delay opening of a manachised hotel or to forgo or terminate our manachised hotel arrangement, which could harm our brand, result in lost management revenues and subject us to potential indirect liability. Each of the foregoing could materially and adversely affect our financial condition and results of operations.
Our financial and operating performance may be adversely affected by epidemics, adverse weather conditions, natural disasters and other catastrophes.
Losses caused by epidemics, adverse weather conditions, natural disasters and other catastrophes, earthquakes or typhoons, are either uninsurable or too expensive to justify insuring against. In the event an uninsured loss or a loss in excess of insured limits occurs, we could lose all or a portion of the capital we have invested in a hotel, as well as the anticipated future revenue from the hotel. In that event, we might nevertheless remain obligated for any financial obligations related to the hotel. Similarly, war (including the potential for war), terrorist activity (including threats of terrorist activity) and travel-related accidents (such as bed bug infestations), as well as geopolitical uncertainty and international conflict, may affect travel and may in turn have a material adverse effect on our business and results of operations. In addition, we may not be adequately prepared in contingency planning or recovery capability in relation to a major incident or crisis, and as a result, our operational continuity may be adversely affected and our reputation may be harmed.
If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud.
In connection with the audits of our consolidated financial statements incorporated by reference in this prospectus, we and our independent registered public accounting firm had previously identified certain material weaknesses in our internal control over financial reporting as of December 31, 2022. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, or PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.
The material weaknesses identified include:
1)
our company’s lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting requirements to properly address complex U.S. GAAP accounting issues and related disclosures in accordance with U.S. GAAP and financial reporting requirements set forth by the SEC; and

2)
our company’s lack of sufficient trained and knowledgeable resources to execute its responsibilities with respect to internal control over financial reporting. As a consequence, we did not design and implement effective process-level controls activities for certain financial statement accounts and disclosures, including impairment of long-lived assets for leased hotels, share-based compensation and income tax.

Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control for purposes of identifying and reporting material weaknesses and other control deficiencies in our internal control over financial reporting. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional deficiencies may have been identified.
As of the date of this prospectus, we have taken measures to continue to remediate these weaknesses. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Internal Control Over Financial Reporting” in our current report on Form 6-K furnished with the SEC on December 4, 2023. However, the implementation of these measures may not fully address such weaknesses and deficiencies in our internal control over financial reporting. Our failure to correct these deficiencies or our failure to discover and address any other deficiencies could result in inaccuracies in our financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective internal control over financial reporting could significantly hinder our ability to prevent fraud.
We are a public company in the United States that is subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, requires that we include a report from management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2023. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal control over financial reporting or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, our reporting obligations as a public company may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.
During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other or more material weaknesses or deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations and lead to a decline in the trading price of the ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our consolidated financial statements for prior periods.
Our net profit could be adversely affected by share-based compensation.
In 2017, our PRC subsidiary, Shanghai Atour Business Management Group Co., Ltd. (“Atour Shanghai”) adopted the 2017 Share Incentive Plan, or the 2017 PRC Plan. In 2021, we adopted the Public Company Share Incentive Plan, or the Public Company Plan, at the Cayman Islands’ level in preparation for our initial public offering in November 2022, to replace the 2017 PRC Plan. The purpose of the Public Company Plan is to recognize and reward participants for their contribution to our company, to attract suitable personnel and to provide incentives to them to remain with and further contribute to us.
Under the Public Company Plan, the maximum aggregate number of Class A ordinary shares we are authorized to issue pursuant to equity awards granted thereunder, subject to certain adjustments pursuant to the terms thereof, is 51,029,546 Class A ordinary shares, which have been reserved for issuance pursuant to the Public Company Plan accordingly. As of November 20, 2023, a total of 26,101,014 share options corresponding to underlying 26,101,014 Class A ordinary shares had been granted to the participants under the Public Company Plan.
For the years ended December 31, 2020 and 2021, we did not recognize any share-based compensation expenses for the share options granted as such awards contain a performance condition such that the awards vest upon the completion of a Qualified IPO defined under our share incentive plans and is not considered probable until the event happens. Upon the completion of our initial public offering in November 2022, we immediately recognized share-based compensation expenses of RMB96.6 million with respect to the share options vested cumulatively. For the year ended December 31, 2022 and the nine months ended September 30, 2023, we recognized RMB163.2 million and RMB161.5 million (US$22.1 million) of share-based compensation expenses, respectively.
We believe the granting of share-based awards is of significant importance to our ability to attract and retain key personnel and employees, and we expect to grant additional share-based awards to our employees in the future. As a result, our expenses associated with share-based awards may increase, which may have an adverse effect on our results of operations.
Risks Related to Doing Business in China
Trading in our securities may be prohibited under the HFCAA if the PCAOB determines that it is unable to inspect or investigate completely our auditor, and as a result, U.S. national securities exchanges, such as Nasdaq, may determine to delist the ADSs.
Our independent registered public accounting firm that issues the audit report included in our annual report on Form 20-F for the year ended December 31, 2022, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Our auditor is located in China, a jurisdiction where the PCAOB has historically been unable to conduct inspections and investigations of auditors completely. The inability of the PCAOB to conduct inspections of auditors in China in the past has made it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China subject to the same requirements. As a result, certain investors have historically been deprived of the benefits of such PCAOB inspections.
Recently, as part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, the United States enacted the Holding Foreign Companies Accountable Act, or the HFCAA, in December 2020. One of the effects of this HFCAA is that trading in our securities on U.S. markets, including Nasdaq, may be prohibited if the PCAOB determines that it is unable to inspect or investigate our auditor to its satisfaction for two consecutive years. On December 16, 2021, the PCAOB issued the HFCAA Determination Report to notify the SEC of its determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, one of which is our auditor. On December 15, 2022, the PCAOB announced that it had been able to conduct inspections and investigations completely of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong in 2022, vacating its previous 2021 Determinations accordingly. As a result, we do not expect to be identified as a “Commission-Identified Issuer” under the HFCAA for the fiscal year ended December 31, 2022 after we file this registration statement of which this prospectus is a part, because of the fact our auditor is no longer in the category of audit firms the PCAOB is unable to inspect and investigate to its satisfaction.
However, whether the PCAOB will continue to conduct inspections and investigations completely to its satisfaction of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control, including positions taken by authorities of the PRC. The PCAOB is expected to continue to demand complete access to inspections and investigations against accounting firms headquartered in mainland China and Hong Kong in the future and states that it has already made plans to resume regular inspections in early 2023 and beyond. On May 10, 2023, the PCAOB released its inspection report with respect to its inspections of audits performed by KPMG in mainland China and PCAOB inspectors found multiple deficiencies other than audits with an incorrect opinion on the financial statements and/or internal control over financial reporting. The PCAOB inspection reports do not make public criticisms or potential defects in the accounting firms’ systems of quality control, to the extent any are identified. If the accounting firms do not address to the PCAOB’s satisfaction any criticism of, or potential defect in, the firms’ systems of quality control within 12 months after the issuance of the reports, the PCAOB will make public any such deficiency.
The PCAOB is required under the HFCAA to make its determination on an annual basis with regards to its ability to inspect and investigate completely accounting firms based in the mainland China and Hong Kong. The possibility of being a “Commission-Identified Issuer” and the consequential risk of necessitating delisting of our securities in the United States could continue to adversely affect the trading price of the ADSs.
If the PCAOB determines in the future that it no longer has full access to inspect and investigate accounting firms headquartered in mainland China and Hong Kong and we continue to use such accounting firm to conduct audit work, we would be identified as a “Commission-Identified Issuer” under the HFCAA following the filing of the annual report for the relevant fiscal year. If we were so identified for two consecutive years, trading in our securities on U.S. markets would be prohibited. Additionally, we may be unable to switch to a suitable and acceptable auditor within two years following an adverse determination by the PCAOB of its ability to inspect KPMG. Any of these circumstances would substantially impair your ability to sell or purchase the ADSs when you wish to do so. Furthermore, such trading prohibition would significantly affect our ability to raise capital on terms acceptable to us, or at all, which would have a material adverse impact on our business, financial condition and prospects.
The PCAOB inspects the accounting firms over which it has jurisdiction from time to time. If PCAOB inspections were to lead to an investigation of an accounting firm that found violations of laws, professional standards or rules, the PCAOB could impose sanctions on such firm. These sanctions could include censures, monetary penalties, and limitations on such firm’s ability to audit public company financial statements. If an accounting firm were subject to such sanctions, any company whose financial statements are audited by such firm, including our company, could need to find an alternative auditor. Any change in auditor or inability to find a suitable replacement auditor could materially adversely affect the company’s share price, business, financial condition and prospects or subject the company to delisting risk.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement(s). The specific allocations of the proceeds we receive from the sale of our securities will be described in the applicable prospectus supplement(s).
We will not receive any proceeds from the sale of our Class A ordinary shares or ADSs by the selling shareholders (if any).

DESCRIPTION OF SHARE CAPITAL
We are an exempted company incorporated in the Cayman Islands and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and Companies Act (As Revised) of the Cayman Islands, which we refer to as the “Companies Act” below, and the common law of the Cayman Islands.
Our share capital is divided into ordinary shares. In respect of all of our ordinary shares we have power insofar as is permitted by law, to redeem or purchase any of our shares and to increase or reduce the share capital subject to the provisions of the Companies Act and the articles of association and to issue any shares, whether such shares be of the original, redeemed or increased capital, with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers under our memorandum and articles of association.
As of the date of this prospectus, our authorized share capital consists of US$300,000 divided into 3,000,000,000 ordinary shares of par value US$0.0001 each, consisting of 2,900,000,000 Class A ordinary shares and 100,000,000 Class B ordinary shares of par value of US$0.0001 each. All of our shares issued and outstanding are fully paid.
The following are summaries of material provisions of our currently effective ninth amended and restated memorandum and articles of association (the “Memorandum and Articles of Association”) and the Companies Act (as amended) of the Cayman Islands insofar as they relate to the material terms of our ordinary shares.
Ordinary Shares
General.   Holders of ordinary shares will have the same rights except for voting and conversion rights. All of our issued and outstanding ordinary shares are non-assessable. Certificates representing the ordinary shares are issued in registered form. We may not issue share to bearer. Our shareholders who are non-resident of the Cayman Islands may freely hold and transfer their ordinary shares.
The holder of Class B ordinary shares will continue to control the outcome of a shareholder vote (i) with respect to matters requiring an ordinary resolution which requires the affirmative vote of a simple majority of shareholder votes, to the extent that the Class B ordinary shares represent at least 9.1% of our total issued and outstanding share capital; and (ii) with respect to matters requiring a special resolution which requires the affirmative vote of no less than two-thirds of shareholder votes, to the extent that the Class B ordinary shares represent at least 16.7% of our total issued and outstanding share capital. The holder of Class B ordinary shares may take actions that are not in the best interest of us or our other shareholders or holders of the ADSs. It may discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of the ADSs. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.
Future issuances of our Class B or Class A ordinary shares, which can be approved by our board of directors, could result in dilution to existing holders of our Class A ordinary shares. Such issuances, or the perception that such issuances may occur, could depress the market price of the ADSs. See “Item 3. Key Information — 3.D. Risk Factors — Risks Related to The ADSs — Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and the ADSs may view as beneficial” in the 2022 Annual Report.
Conversion.   Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment, disposition, or a change of ultimate beneficial ownership of Class B ordinary shares by a holder thereof to any person who is not an Affiliate (as defined in our amended and restated memorandum and articles of association) of the holders of such ordinary shares, such Class B ordinary shares shall be automatically and immediately converted into the same number of Class A ordinary shares.
Dividends.   The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to our amended and restated memorandum and articles of association and the Companies Act. Our amended and restated articles of association provide that dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Act. No dividend may be declared and paid unless our directors determine that, immediately after the payment, we will be able to pay our debts as they become due in the ordinary course of business and we have funds lawfully available for such purpose.
Voting Rights; Meeting of Shareholders.   In respect of all matters subject to a shareholders’ vote, each holder of Class A ordinary shares is entitled to one vote per share and each holder of Class B ordinary shares is entitled to ten votes per share on all matters subject to vote at our general meetings. Holders of Class A ordinary shares and Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any such general meeting. Voting at any meeting of shareholders is by a poll and not a show of hands.
A quorum required for a meeting of shareholders consists of shareholders holding a majority of the votes attaching to the issued and outstanding shares entitled to vote at general meetings present in person or by proxy or, if a corporate or other non-natural person, by its duly authorized representative. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by our directors. We, however, will hold an annual shareholders’ meeting during each fiscal year, as required by the Listing Rules at the Nasdaq. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Shareholders’ annual general meetings and any other general meetings of our shareholders may be called by a majority of our board of directors or our chairman or upon a requisition of shareholders holding at the date of deposit of the requisition not less than one-third of the votes attaching to the issued and outstanding shares entitled to vote at general meetings, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders. Advance notice of at least seven (7) business days is required for the convening of our annual general meeting and other general meetings unless such notice is waived in accordance with our articles of association.
An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution also requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting. A special resolution will be required for important matters such as a change of name or making changes to our amended and restated memorandum and articles of association.
Transfer of Ordinary Shares.   Subject to the restrictions in our amended and restated memorandum and articles of association as set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.
Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

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the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

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the instrument of transfer is in respect of only one class of shares;

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the instrument of transfer is properly stamped, if required;

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in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four;

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the shares are free from any lien in favor of the Company; and

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a fee of such maximum sum as the Nasdaq may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within five business days of such refusal, notify the transferee and provide a detailed explanation of the reason therefor.
The registration of transfers may, after compliance with any notice required of the Nasdaq, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for 30 more than days in any year as our board may determine.
Liquidation.   On winding up, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them. Any distribution of assets or capital to a holder of ordinary share will be the same in any liquidation event.
Calls on Ordinary Shares and Forfeiture of Ordinary Shares.   Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.
Redemption, Repurchase and Surrender of Ordinary Shares.   We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors. Our company may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors, or are otherwise authorized by our memorandum and articles of association. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.
Variations of Rights of Shares.   If at any time our share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not our company is being wound-up, may be varied with the consent in writing of the holders of not less than a majority of the issued shares of that class or series or with the sanction of a special resolution at a separate meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Inspection of Books and Records.   Holders of our ordinary shares have no general right under Cayman Islands law to inspect our corporate records (other than the memorandum and articles of association, special resolutions which have been passed by our shareholders, our register of mortgages and charges, and a list of our current directors) or obtain copies of our list of shareholders. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”
Issuance of Additional Shares.   Our amended and restated memorandum of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.
Our amended and restated memorandum of association also authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:
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the designation of the series;

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the number of shares of the series;

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the dividend rights, dividend rates, conversion rights, voting rights; and

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the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.
Anti-Takeover Provisions.   Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders or limit the ability of shareholders to requisition and convene general meetings of shareholders.
However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.
Exempted Company.   We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:
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does not have to file an annual return of its shareholders with the Registrar of Companies;

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is not required to open its register of members for inspection;

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does not have to hold an annual general meeting;

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may issue shares or shares with no par value;

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may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

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may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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may register as a limited duration company; and

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may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
Exclusive Forum.   Without limiting the jurisdiction of the Cayman courts to hear, settle and/or determine disputes related to our company, the courts of the Cayman Islands shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of our company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of our company to our company or the members, (iii) any action asserting a claim arising pursuant to any provision of the Companies Act or our articles of association including but not limited to any purchase or acquisition of shares, security, or guarantee provided in consideration thereof, or (iv) any action asserting a claim against our company which if brought in the United States of America would be a claim arising under the internal affairs doctrine (as such concept is recognized under the laws of the United States from time to time).
Unless we consent in writing to the selection of an alternative forum, federal courts of the United States of America shall have exclusive jurisdiction within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, including those arising from the Securities Act and the Exchange Act, regardless of whether such legal suit, action, or proceeding also involves parties other than our company. Any person or entity purchasing or otherwise acquiring any share or other securities in our company shall be deemed to have notice of and consented to the provisions of our articles of association.
Register of Members
Under the Companies Act, we must keep a register of members and there should be entered therein:
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the names and addresses of our members, together with a statement of the shares held by each member, and such statement shall confirm (i) the amount paid or agreed to be considered as paid, on the shares of each member, (ii) the number and category of shares held by each member, and (iii) whether each relevant category of shares held by a member carries voting rights under the articles of association of our company, and if so, whether such voting rights are conditional;

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the date on which the name of any person was entered on the register as a member; and

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the date on which any person ceased to be a member.

Under the Companies Act, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of the Companies Act to have legal title to the shares as set against its name in the register of members.
If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.
Differences in Corporate Law
The Companies Act is derived, to a large extent, from the older Companies Acts of England, but does not follow many recent English law statutory enactments. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.
Mergers and Similar Arrangements.   The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.
A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.
The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.
Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide that the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.
Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by (a) 75% in value of the shareholders or class of shareholders, as the case may be, or (b) a majority in number representing 75% in value of the creditors or each class of creditors, as the case may be, with whom the arrangement is to be made, that are, in each case, present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:
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the statutory provisions as to the required majority vote have been met;

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the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

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the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

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the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissenting minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
Shareholders’ Suits.   In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against or derivative actions in the name of the company to challenge actions where:
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a company acts or proposes to act illegally or ultra vires;

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the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

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those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability.   Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under our memorandum and articles of association, to the fullest extent permissible under Cayman Islands law every director and officer of our company shall be indemnified against all actions, proceedings, costs, charges, losses, damages and expenses incurred or sustained by him by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.
In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Directors’ Fiduciary Duties.   Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.
As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.
Shareholder Action by Written Consent.   Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Act and our amended and restated articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.
Shareholder Proposals.   Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.
The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated articles of association allow our shareholders holding in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our amended and restated articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.
Cumulative Voting.   Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it.
Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.
Removal of Directors.   Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders or the affirmative vote of a simple majority of the other directors present and voting at a board meeting. A director shall hold office until the expiration of his or her term or his or her successor shall have been elected and qualified, or until his or her office is otherwise vacated. In addition, a director’s office shall be vacated if the director (i) dies, becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing to the company; (iv) is prohibited by law or stock exchange rules from being a director; or (v) is removed from office pursuant to any other provisions of our amended and restated memorandum and articles of association.
Transactions with Interested Shareholders.   The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.
Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of the Company are required to comply with fiduciary duties which they owe to the Company under Cayman Islands laws, including the duty to ensure that, in their opinion, any such transactions must be entered into bona fide in the best interests of the company, and are entered into for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.
Restructuring.   A company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company:
(a)   is or is likely to become unable to pay its debts; and
(b)   intends to present a compromise or arrangement to its creditors (or classes thereof) either pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring.
The Grand Court may, among other things, make an order appointing a restructuring officer upon hearing of such petition, with such powers and to carry out such functions as the court may order. At any time (i) after the presentation of a petition for the appointment of a restructuring officer but before an order for the appointment of a restructuring officer has been made, and (ii) when an order for the appointment of a restructuring officer is made, until such order has been discharged, no suit, action or other proceedings (other than criminal proceedings) shall be proceeded with or commenced against the company, no resolution to wind up the company shall be passed, and no winding up petition may be presented against the company, except with the leave of the court. However, notwithstanding the presentation of a petition for the appointment of a restructuring officer or the appointment of a restructuring officer, a creditor who has security over the whole or part of the assets of the company is entitled to enforce the security without the leave of the court and without reference to the restructuring officer appointed.
Dissolution; Winding up.   Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.
Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our amended and restated articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.
Variation of Rights of Shares.   Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.
Amendment of Governing Documents.   Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our amended and restated memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.
Rights of Nonresident or Foreign Shareholders.   There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of nonresident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association that require our company to disclose shareholder ownership above any particular ownership threshold.
History of Securities Issuances
The following is a summary of our securities issuances in the past three years.
Issuance of Ordinary Shares
On February 3, 2021, we issued 35,389,948 Class A ordinary shares to Engine Holdings Limited as part of our restructuring in 2021 for our initial public offering (the “Restructuring”) in exchange of cancellation and forfeiture of the existing equity interests in Atour Shanghai held by affiliates of Engine Holdings Limited before the Restructuring. For more details regarding Engine Holdings Limited, see “Principal and Selling Shareholders.”
On February 3, 2021, we issued 14,876,172 Class A ordinary shares to Li Real Limited as part of the Restructuring in exchange of cancellation and forfeiture of the existing equity interests in Atour Shanghai held by affiliates of Li Real Limited before the Restructuring.
On February 3, 2021, we issued 20,673,814 Class A ordinary shares to GLV Holding Limited as part of the Restructuring in exchange of cancellation and forfeiture of the existing equity interests in Atour Shanghai held by affiliates of GLV Holding Limited before the Restructuring. For more details regarding GLV Holding Limited, see “Principal and Selling Shareholders.”
On February 3, 2021, we issued 69,177,590 Class B ordinary shares to Sea Pearl Worldwide Holding Limited as part of the Restructuring in exchange of cancellation and forfeiture of the existing equity interests in Atour Shanghai held by affiliates of Sea Pearl Worldwide Holding Limited before the Restructuring. For more details regarding Sea Pearl Worldwide Holding Limited, see “Principal and Selling Shareholders.”
On March 3, 2021, we issued 4,503,327 Class B ordinary shares to Sea Pearl Worldwide Holding Limited for nominal consideration in connection with the Restructuring.
On March 3, 2021, we issued 301,464 Class A ordinary shares to Engine Holdings Limited for nominal consideration in connection with the Restructuring.
On March 3, 2021, we issued 50,244 Class A ordinary shares to Li Real Limited for nominal consideration in connection with the Restructuring.
On March 3, 2021, we issued 5,923,200 Class A ordinary shares to Ikaria Hotel Investment Holding Limited as part of the Restructuring in exchange of cancellation and forfeiture of the existing equity interests in Atour Shanghai held by affiliates of Ikaria Hotel Investment Holding Limited before the Restructuring.
On March 3, 2021, we issued 48,394,000 Class A ordinary shares to Trip.com Travel Singapore Pte. Ltd. as part of the Restructuring in exchange of cancellation and forfeiture of the existing equity interests in Atour Shanghai held by affiliates of Trip.com Travel Singapore Pte. Ltd. before the Restructuring.
On March 29, 2021, we issued 1,935,663 Class A ordinary shares to Sea Pearl Worldwide Holding Limited as part of the Restructuring in exchange of cancellation and forfeiture of the existing equity interests in Atour Shanghai beneficially owned by a minority shareholder before the Restructuring. The 1,935,663 Class A ordinary shares are held by Sea Pearl Worldwide Holding Limited on behalf and for the benefit of the minority shareholder. Haijun Wang disclaims economic interests with respect to the foregoing Class A ordinary shares.
On April 23, 2021, we issued 98,973,600 Class A ordinary shares to Shanghai Yi Nan Enterprise Management Partnership as part of the Restructuring in exchange of cancellation and forfeiture of the existing equity interest in Atour Shanghai held by affiliates of Shanghai Yi Nan Enterprise Management Partnership before the Restructuring.
On April 23, 2021, we issued 60,912,400 Class A ordinary shares to Diviner Limited as part of the Restructuring in exchange of cancellation and forfeiture of the existing equity interest in Atour Shanghai held by affiliates of Diviner Limited before the Restructuring.
On May 17, 2021, we issued 5,360,625 Class A ordinary shares to Xing Duo Technology Investment Limited in exchange of cancellation and forfeiture of the existing equity interest in Atour Shanghai beneficially owned by affiliates of Xing Duo Technology Investment Limited before the Restructuring.
On May 17, 2021, we issued 1,753,720 Class A ordinary shares to Vsixty Limited in exchange of cancellation and forfeiture of the existing equity interest in Atour Shanghai beneficially owned by affiliates of Vsixty Limited before the Restructuring.
On May 17, 2021, we issued 3,731,140 Class A ordinary shares to Every Fair Limited in exchange of cancellation and forfeiture of the existing equity interest in Atour Shanghai beneficially owned by affiliates of Every Fair Limited before the Restructuring.
On May 17, 2021, we issued 545,149 Class A ordinary shares to Rui Duo Investment Limited in exchange of cancellation and forfeiture of the existing equity interest in Atour Shanghai beneficially owned by affiliates of Rui Duo Investment Limited before the Restructuring.
On May 17, 2021, we issued 272,574 Class A ordinary shares to Fortune River Limited in exchange of cancellation and forfeiture of the existing equity interest in Atour Shanghai beneficially owned by affiliates of Fortune River Limited before the Restructuring.
On May 17, 2021, we issued 4,195,824 Class A ordinary shares to East Way Holding Limited in exchange of cancellation and forfeiture of the existing equity interest in Atour Shanghai beneficially owned by affiliates of East Way Holding Limited before the Restructuring.
In November 2022, we completed an initial public offering in which we offered and sold an aggregate of 16,387,500 Class A ordinary shares represented by ADSs. On November 11, 2022, the ADSs commenced trading on Nasdaq under the symbol “ATAT.”
On May 10, 2023, we issued 20,224,869 Class A ordinary shares to The Bank of New York Mellon, our depositary bank, for bulk issuance of ADSs reserved for future issuances upon the exercising or vesting of equity awards under our Public Company Plan.
Issuance of Warrants
As part of the Restructuring, we have granted the following warrants to certain existing equityholders of Atour Shanghai to allow them to acquire certain number of Class A ordinary shares in our company based on their respective equity ownership in Atour Shanghai, such that the shareholding structure of our company at the Cayman Islands level would be substantially similar to the equity ownership structure of Atour Shanghai prior to the Restructuring upon the consummation of the Restructuring.
On February 8, 2021, we granted warrants to Holgus Junlian Chengyu Venture Capital Co., Ltd. and Zhuhai Junlian Lingheng Equity Investment Enterprise LLP to purchase a total of 98,973,600 Class A ordinary shares in our company at the total exercise price of RMB522,330,000. On April 23, 2021, Holgus Junlian Chengyu Venture Capital Co., Ltd. and Zhuhai Junlian Lingheng Equity Investment Enterprise LLP exercised such warrants in full.

On February 8, 2021, we granted a warrant to Trip.com Travel Singapore Pte. Ltd. to purchase a total of 48,394,000 Class A ordinary shares in our company at the total exercise price of RMB32,798,000. On March 3, 2021, Trip.com Travel Singapore Pte. Ltd. exercised such warrant in full.
On February 8, 2021, we granted a warrant to Ikaria Hotel Investment Holding Limited to purchase a total of 5,923,200 Class A ordinary shares in our company at the total exercise price of RMB30,000,000. On March 3, 2021, Ikaria Hotel Investment Holding Limited exercised such warrant in full.
On March 29, 2021, we granted a warrant to Xing Duo Technology Investment Limited to purchase a total of 5,360,625 Class A ordinary shares in our company at the total exercise price of US$536.0625. On May 17, 2021, Xing Duo Technology Investment Limited exercised such warrant in full.
On March 29, 2021, we granted a warrant to Diviner Limited to purchase a total of 60,912,400 Class A ordinary shares in our company at the total exercise price of RMB41,282,000. On April 23, 2021, Diviner Limited exercised such warrant in full.
On March 29, 2021, we granted a warrant to Every Fair Limited to purchase a total of 3,731,140 Class A ordinary shares in our company at the total exercise price of US$373.1140. On May 17, 2021, Every Fair Limited exercised such warrant in full.
On March 29, 2021, we granted a warrant to Rui Duo Investment Limited to purchase a total of 545,149 Class A ordinary shares in our company at the total exercise price of US$54.5149. On May 17, 2021, Rui Duo Investment Limited exercised such warrant in full.
On March 29, 2021, we granted a warrant to Fortune River Limited to purchase a total of 272,574 Class A ordinary shares in our company at the total exercise price of US$27.2574. On May 17, 2021, Fortune River Limited exercised such warrant in full.
On March 29, 2021, we granted a warrant to East Way Holding Limited to purchase a total of 4,195,824 Class A ordinary shares in our company at the total exercise price of US$419.5824. On May 17, 2021, East Way Limited exercised such warrant in full.
Share Option Grants
We have granted share options to certain of our executive officers and employees. See “Management — Share Incentive Plans.”

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Shares
The Bank of New York Mellon, as depositary, will issue the ADSs which you will be entitled to receive in any offering of ADSs pursuant to this prospectus. Each ADS will represent three Class A Ordinary Shares (or a right to receive three Class A Ordinary Shares) deposited with The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary in Hong Kong. Each ADS will also represent any other securities, cash or other property that may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.
You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.
Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.
As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights.
Cayman Islands law governs shareholder rights. The depositary will be the holder of the shares underlying the ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.
The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. For directions on how to obtain copies of those documents, see “Where You Can Find Additional Information.”
Dividends and Other Distributions
How will you receive dividends and other distributions on the shares?
The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares the ADSs represent.
Cash.   The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.
Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Taxation.” The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares.   The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.
Rights to purchase additional shares.   If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.
Other Distributions.   The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.
The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.
Deposit, Withdrawal and Cancellation
How are ADSs issued?
The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.
How can ADS holders withdraw the deposited securities?
You may surrender the ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.
How do ADS holders interchange between certificated ADSs and uncertificated ADSs?
You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.
Voting Rights
How do you vote?
ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.
Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender the ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.
We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.
In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 40 days in advance of the meeting date.

Fees and Expenses
Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$.05 (or less) per ADS A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Any cash distribution to ADS holders Distribution of securities distributed to holders of deposited securities (including rights) that are Depositary services
$.05 (or less) per ADS per calendar year Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement) Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary
The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.
the ADSs or allow you to withdraw the deposited securities represented by the ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by the ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.
Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities
The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.
If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.
If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.
If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.
If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.
Amendment and Termination
How may the deposit agreement be amended?
We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold the ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.
How may the deposit agreement be terminated?
The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if
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60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

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we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

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we appear to be insolvent or enter insolvency proceedings;

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all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

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there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

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there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.
After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.
Limitations on Obligations and Liability
Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs
The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:
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are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

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are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

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are not liable if we or it exercises discretion permitted under the deposit agreement;

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are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

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have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

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may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

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are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

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the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.
Requirements for Depositary Actions
Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:
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payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

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satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

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compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying the ADSs
ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:
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when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

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when you owe money to pay fees, taxes and similar charges; or

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when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.
Direct Registration System
In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.
In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.
Shareholder communications; inspection of register of holders of ADSs
The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities.
The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.
Jury Trial Waiver
The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

ENFORCEABILITY OF CIVIL LIABILITIES
Cayman Islands
We were incorporated in the Cayman Islands in order to enjoy the following benefits:
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political and economic stability;

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an effective judicial system;

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a favorable tax system;

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the absence of exchange control or currency restrictions; and

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the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:
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the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

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Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.
All of our operations are conducted in China, and substantially all of our assets are located in China. All of our directors and executive officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.
We have appointed as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.
Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, and JunHe LLP, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:
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recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

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entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP has informed us that there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Maples and Calder (Hong Kong) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands is not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty, and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.
PRC
We have been advised by JunHe LLP, our PRC legal advisor, that there is uncertainty as to whether the courts of the PRC would enforce judgments of United States courts or Cayman Islands courts obtained against us or these persons predicated upon the civil liability provisions of the United States federal and state securities laws. JunHe LLP has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company for disputes relating to contracts or other property interests in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit.
However, it would be difficult for foreign shareholders to establish sufficient nexus to the PRC for a PRC court to have jurisdiction pursuant to the PRC Civil Procedures Law by virtue only of holding the ADSs or Class A ordinary shares.

TAXATION
Certain income tax considerations relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

SELLING SHAREHOLDERS
Selling shareholders to be named in a prospectus supplement may, from time to time, offer and sell Class A ordinary shares or ADSs of our company held by them pursuant to this prospectus and the applicable prospectus supplement. Such selling shareholders may sell Class A ordinary shares or ADSs to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See “Plan of Distribution.” Such selling shareholders may also sell, transfer or otherwise dispose of Class A ordinary shares or ADSs in transactions exempt from the registration requirements of the Securities Act.
If any selling shareholder is to offer and sell Class A ordinary shares or ADSs pursuant to this prospectus, we will provide you with a prospectus supplement that sets forth the name of each such selling shareholder and the number of Class A ordinary shares or ADSs beneficially owned by each such selling shareholder. The prospectus supplement also will disclose whether any of the selling shareholders have held any position or office with, have been employed by, or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION
We or the selling shareholders named in the applicable prospectus supplement may sell the securities described in this prospectus from time to time in one or more transactions, including without limitation:
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to or through underwriters, brokers or dealers;

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through agents;

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on any national exchange on which the securities offered by this prospectus are listed or any automatic quotation system through which the securities may be quoted;

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through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

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directly to one or more purchasers in negotiated sales or competitively bid transactions;

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or through a combination of any of these methods.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.
We may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.
We or the selling shareholders named in the applicable prospectus supplement may sell the securities offered by this prospectus at:
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a fixed price or prices, which may be changed;

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market prices prevailing at the time of sale;

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prices related to such prevailing market prices;

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or negotiated prices.

We or the selling shareholders named in the applicable prospectus supplement may solicit offers to purchase the securities directly from the public from time to time. We or the selling shareholders named in the applicable prospectus supplement may also designate agents from time to time to solicit offers to purchase securities from the public on our or their behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions to be paid to the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act. From time to time, we or the selling shareholders named in the applicable prospectus supplement may sell securities to one or more dealers as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public. We or the selling shareholders named in the applicable prospectus supplement may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we or the selling shareholders named in the applicable prospectus supplement sell securities to underwriters, we or the selling shareholders named in the applicable prospectus supplement will execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us or the selling shareholders named in the applicable prospectus supplement in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us or the selling shareholders named in the applicable prospectus supplement, to indemnification by us or the selling shareholders named in the applicable prospectus supplement against civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make.
The applicable prospectus supplement will describe the terms of the offering of the securities, including the following:
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the name of the agent or any underwriters;

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the public offering or purchase price;

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any discounts and commissions to be allowed or paid to the agent or underwriters;

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all other items constituting underwriting compensation;

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any discounts and commissions to be allowed or paid to dealers; and

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any exchanges on which the securities will be listed.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.
We may pay expenses incurred with respect to the registration of shares owned by any selling shareholders.
The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for us. In addition, we may offer securities to or through our affiliates, as underwriters, dealers or agents. Our affiliates may also offer the securities in other markets through one or more selling agents, including one another. If so indicated in an applicable prospectus supplement, we will authorize dealers or other persons acting as our agent to solicit offers by some institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.
In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.
Unless otherwise indicated in an applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.
The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

LEGAL MATTERS
We are being represented by Davis Polk & Wardwell LLP with respect to certain legal matters as to United States federal securities and New York State law. Certain legal matters in connection with any offering made pursuant to this prospectus will be passed upon for the underwriters by a law firm named in the applicable prospectus supplement. The validity of the Class A ordinary shares represented by the ADSs will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by JunHe LLP and for the underwriters by a law firm named in the applicable prospectus supplement. Davis Polk & Wardwell LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and JunHe LLP with respect to matters governed by PRC law.

EXPERTS
The consolidated financial statements of Atour Lifestyle Holdings Limited as of December 31, 2021 and 2022, and for each of the years in the three-year period ended December 31, 2022, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Huazhen LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The office of KPMG Huazhen LLP is located at 25th Floor, Tower II, Plaza 66, 1266 Nanjing West Road, Shanghai, People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US
We are subject to the reporting requirements of the Exchange Act, and in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet on the SEC’s website at www.sec.gov. You can also find information on our website https://ir.yaduo.com/. The information contained on our website is not a part of this prospectus.
This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities being offered. Statements in this prospectus concerning any document that we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.
We incorporate by reference the following documents:
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our annual report on Form 20-F for the fiscal year ended December 31, 2022 filed on April 28, 2023;

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our current report on Form 6-K with the Unaudited Interim Condensed Consolidated Financial Statements attached as Exhibit 99.1 furnished with the SEC on December 4, 2023;

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any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;

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the description of the securities contained in our registration statement on Form 8-A filed on June 24, 2021 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

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any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:
Atour Lifestyle Holdings Limited
18th floor, Wuzhong Building,
618 Wuzhong Road, Minhang District,
Shanghai, People’s Republic of China
Tel: (+86) 021-64059928
Attention: Investor Relations Department
You should rely only on the information that we incorporate by reference or provide in this prospectus or in any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.